SPINNAKER ADVISOR                                FILE  NOS. 333-41622 /811-8052




                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                 FORM N-4

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933              [X]
               Pre-Effective Amendment No.     1                             [X]
                                              ---
               Post-Effective Amendment No.                                  [ ]
                                              ---

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940      [X]
                              Amendment No. 18                               [X]
                                            --
                        (Check appropriate box or boxes.)

                            SAFECO SEPARATE ACCOUNT C
                           (Exact Name of Registrant)

                          SAFECO LIFE INSURANCE COMPANY
                               (Name of Depositor)

                5069 154TH PLACE N.E., REDMOND, WASHINGTON 98052
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code (425) 376-8000

                      NAME AND ADDRESS OF AGENT FOR SERVICE
                            WILLIAM E. CRAWFORD, ESQ.
                              5069 154th Place N.E.
                            Redmond, Washington 98052
                                 (425) 376-5328



Approximate date of Proposed                      As Soon as Practicable after
Public Offering ..................................Effective Date


Registrant has declared that it has registered an indefinite number or amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. Registrant filed a Rule 24f-2 Notice for the fiscal year ending December 31, 1999 on or about March 8, 2000.

                         SAFECO SEPARATE ACCOUNT C

                    REGISTRATION STATEMENT ON FORM N-4

                          CROSS REFERENCE SHEET

ITEM NO.                                                                                LOCATION
-------                                                                                 --------
                                                       PART A
                                                       ------

Item 1.       Cover Page............................................................    Cover Page

Item 2.       Definitions...........................................................    Index of Special Terms

Item 3.       Synopsis or Highlights................................................    Fee Table; Summary

Item 4.       Condensed Financial Information.......................................    Appendix - Accumulation
                                                                                        Unit Value History

Item 5.       General Description of Registrant, Depositor, and Portfolio Companies.    Other Information

Item 6.       Deductions and Expenses...............................................    Expenses; Fee Table

Item 7.       General Description of Variable Annuity Contracts.....................    The Annuity Contract

Item 8.       Annuity Period........................................................    Annuity Payments (Income
                                                                                        Phase)

Item 9.       Distribution Requirements.............................................    Annuity Payments (Income
                                                                                        Phase) and Death  Benefit

Item 10.      Purchases and Contract Value..........................................    Purchase

Item 11.      Redemptions...........................................................    Access to Your Money

Item 12.      Taxes.................................................................    Taxes

Item 13.      Legal Proceedings.....................................................    Other Information

Item 14.      Table of  Contents of the Statement of Additional Information.........    Other Information


ITEM NO.                                                                                LOCATION
-------                                                                                 --------

                                                       PART B
                                                       ------

Item 15.      Cover Page............................................................    Cover Page

Item 16.      Table of Contents.....................................................    Cover Page

Item 17.      General Information and History.......................................    Separate Account;
                                                                                        Experts

Item 18.      Services..............................................................    Not Applicable

Item 19.      Purchase of Securities Being Offered..................................    Not Applicable

Item 20.      Underwriters..........................................................    Distribution

Item 21.      Calculation of Performance Data.......................................    Performance Information

Item 22.      Annuity Payments......................................................    Annuity Provisions

Item 23.      Financial Statements..................................................    Financial Statements


                                                       PART C
                                                       ------

Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C to this Registration Statement.

                                                 SPINNAKER-REGISTERED TRADEMARK-
                                                                         ADVISOR
                                                                Variable Annuity
                                                                       ISSUED BY
                                                                 SAFECO SEPARATE
                                                                       ACCOUNT C
                                                                             AND
                                                                     SAFECO LIFE
                                                               INSURANCE COMPANY

This prospectus describes the Spinnaker Advisor Variable Annuity Contract and contains important information. Please read it before investing and keep it on file for future reference. This prospectus is not valid unless given with current prospectuses for the PORTFOLIOS available under the contract. This prospectus does not constitute an offering in any jurisdiction in which the contract may not lawfully be sold.

To learn more about the Spinnaker Advisor Variable Annuity Contract, you can obtain a copy of the Statement of Additional Information (SAI) dated October 9, 2000. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally part of the prospectus. The SEC maintains a website at http://www.sec.gov. You may request a free copy of the SAI, or a paper copy of this prospectus if you have received it in an electronic format, by calling us at 1-877-472-3326 or writing us at: PO Box 34690, Seattle, WA 98124-1690.

                                                          Dated: October 9, 2000

SAFECO RESOURCE SERIES TRUST
    MANAGED BY SAFECO ASSET MANAGEMENT COMPANY
         - RST Equity Portfolio
         - RST Growth Opportunities Portfolio
         - RST Northwest Portfolio
         - RST Bond Portfolio
         - RST Money Market Portfolio
         - RST Small Company Value Portfolio

AIM VARIABLE INSURANCE FUNDS, INC.
    MANAGED BY AIM MANAGEMENT GROUP
         - AIM V.I. Aggressive Growth Fund
         - AIM V.I. Growth Fund

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.
    MANAGED BY AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
         - VP Balanced
         - VP International

DREYFUS INVESTMENT PORTFOLIOS ("DREYFUS IP")
    MANAGED BY THE DREYFUS CORPORATION
         - Dreyfus IP MidCap Stock Portfolio
         - Dreyfus IP Technology Growth Portfolio

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
    MANAGED BY THE DREYFUS CORPORATION
         - The Dreyfus Socially Responsible Growth Fund, Inc.

DREYFUS VARIABLE INVESTMENT FUND ("DREYFUS VIF")
    MANAGED BY THE DREYFUS CORPORATION
         - Dreyfus VIF Appreciation Portfolio
         - Dreyfus VIF Quality Bond Portfolio

FEDERATED INSURANCE SERIES
    MANAGED BY FEDERATED INVESTMENT MANAGEMENT COMPANY
         - Federated High Income Bond Fund II
         - Federated Utility Fund II

VARIABLE INSURANCE PRODUCTS FUND ("VIP")
    MANAGED BY FIDELITY MANAGEMENT & RESEARCH COMPANY
         - VIP Growth Portfolio

VARIABLE INSURANCE PRODUCTS FUND III ("VIP III")
    MANAGED BY FIDELITY MANAGEMENT & RESEARCH COMPANY
         - VIP III Growth Opportunities Portfolio
         - VIP III Growth & Income Portfolio

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
    MANAGED BY FRANKLIN ADVISERS, INC.
         - Franklin Small Cap Fund - Class 2
         - Franklin U.S. Government Fund - Class 2
    MANAGED BY TEMPLETON ASSET MANAGEMENT, LTD.
         - Templeton Developing Markets Securities Fund - Class 2

INVESTMENT IN A VARIABLE ANNUITY CONTRACT IS SUBJECT TO RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY FINANCIAL INSTITUTION AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

NEITHER THE SEC OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INVESCO VARIABLE INVESTMENT FUNDS, INC.
    MANAGED BY INVESCO FUNDS GROUP, INC.
         - VIF-Real Estate Opportunity Fund

J.P. MORGAN SERIES TRUST II
    MANAGED BY J.P. MORGAN INVESTMENT MANAGEMENT INC.
         - J.P. Morgan U.S. Disciplined Equity Portfolio

SCUDDER VARIABLE LIFE INVESTMENT FUND ("VLIF")
    MANAGED BY SCUDDER KEMPER INVESTMENTS, INC.
         - Scudder VLIF Balanced Portfolio
         - Scudder VLIF International Portfolio

-------------------------------------------------------
TABLE OF CONTENTS                                PAGE
-------------------------------------------------------

SUMMARY......................................         1

FEE TABLE....................................         3

EXAMPLES.....................................         5

1.   THE ANNUITY CONTRACT....................         6
     Owner...................................         6
     Annuitant...............................         6
     Assignment..............................         6

2.   ANNUITY PAYMENTS (INCOME PHASE).........         6
     Changing Portfolios During the Income
       Phase.................................         7

3.   PURCHASE................................         8
     Purchase Payments.......................         8
     Allocation of Purchase Payments.........         8
     Accumulation Units......................         8
     Right to Examine........................         8

4.   INVESTMENT OPTIONS......................         8
     Variable Investment Options.............         8
     Fixed Account Options...................         9
     Transfers...............................        10
     Scheduled Transfers.....................        10
       Dollar Cost Averaging.................        10
       Appreciation Sweep....................        10
       Portfolio Rebalancing.................        10
     Limits on Excessive Transfers...........        10

5.   EXPENSES................................        11
     Insurance Charges.......................        11
     Withdrawal Charge.......................        11
     Transfer Charge.........................        11
     Premium Taxes...........................        11
     Income or Other Taxes...................        11
     Portfolio Expenses......................        11

6.   TAXES...................................        11
     Annuity Contracts in General............        11
     Qualified Contracts.....................        12
     Non-qualified Contracts.................        12
     Diversification.........................        12
     Tax Withholding.........................        12

7.   ACCESS TO YOUR MONEY....................        12
     Free Withdrawal Amount..................        12
     Repetitive Withdrawals..................        13
     Withdrawal Restrictions on TSA or
       403(b) ...............................        13
     Withdrawal Restrictions on Texas
       Optional Retirement Program ("Texas
       ORP").................................        13
     Minimum Value...........................        13

8.   PERFORMANCE.............................        13

9.   DEATH BENEFIT...........................        14
     Death During the Accumulation Phase.....        14
     Death During the Income Phase...........        14
     Beneficiary.............................        14

10.  OTHER INFORMATION.......................        15
     SAFECO Life.............................        15
     Separate Account........................        15
     General Account.........................        15
     Distribution (Principal Underwriter)....        15
     Legal Proceedings.......................        15
     Right to Suspend Annuity Payments,
       Transfers, or Withdrawals.............        15
     Voting Rights...........................        15
     Reduction of Charges or Additional
       Amounts Credited......................        16
     Internet Information....................        16
     Financial Statements....................        16

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
INFORMATION..................................        16

APPENDIX
Accumulation Unit Value History..............       A-1

INDEX OF SPECIAL TERMS
We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the contract certain technical words or terms are unavoidable. We have identified the following as some of these words or terms. They are identified in the text in italic and the page that is indicated here is where we believe you will find the best explanation for the word or term.

                                                   PAGE
Accumulation Phase...........................         6
Accumulation Unit............................         8
Annuitant....................................         6
Annuity Date.................................         6
Annuity Payments.............................         6
Annuity Unit.................................         8
Beneficiary..................................        14
Fixed Account................................         9
Income Phase.................................         6
Joint Owner..................................         6
Non-qualified................................        12
Owner........................................         6
Portfolios...................................         9
Purchase Payment.............................         8
Qualified....................................        12
Tax Deferral.................................         6

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    SUMMARY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 TOPICS IN THIS SUMMARY CORRESPOND TO SECTIONS IN THE PROSPECTUS WHICH DISCUSS
                              THEM IN MORE DETAIL.

---------------------------------------------------

THE ANNUITY CONTRACT
----------------------------------------------

The annuity contract is an agreement between you, the OWNER, and SAFECO Life Insurance Company ("SAFECO Life", "we", and "us"). It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. The contract provides for a guaranteed income or a death benefit. You should not buy the contract if you are looking for a short-term investment or if you cannot accept the risk of getting back less money than you put in.

You may divide your money among the available variable investment PORTFOLIOS and FIXED ACCOUNT options. The value of the PORTFOLIOS can fluctuate up or down, based on the performance of the underlying investments. Your investment in the PORTFOLIOS is not guaranteed and you may lose money. The FIXED ACCOUNT options offer interest rates set and guaranteed by SAFECO Life. Your choices for the various investment options are found in Section 4.

Like most annuities, this contract has an ACCUMULATION PHASE and an INCOME PHASE. During the ACCUMULATION PHASE, you invest money in your contract. Earnings accumulate on a tax-deferred basis and are treated as income when you make a withdrawal. Your earnings are based on the investment performance of the PORTFOLIOS you selected and/or the interest rate earned on the FIXED ACCOUNT options. During the INCOME PHASE, the payee (you or someone you choose) will receive payments from your annuity.

The amount of money you are able to accumulate in your contract during the ACCUMULATION PHASE will determine the amount of payments during the INCOME PHASE.

---------------------------------------------------

ANNUITY PAYMENTS (INCOME PHASE)
----------------------------------------------

You can select from one of four payment options. This selection cannot be changed once you switch to the INCOME PHASE. You can choose to have fixed or variable payments, or both. If you choose to have any part of your payments come from the PORTFOLIOS, the dollar amount of your payments will usually go up or down.

---------------------------------------------------

PURCHASE
----------------------------------------------

You can buy this contract with $10,000 or more under most circumstances. You can add $30 or more as often as you like during the ACCUMULATION PHASE. Additional PURCHASE PAYMENTS of $100 or more may be made automatically from your checking or savings account. Higher minimum allocation requirements apply to PURCHASE PAYMENTS made to the FIXED ACCOUNT options.

---------------------------------------------------

INVESTMENT OPTIONS
----------------------------------------------

Not all PORTFOLIOS listed below may be available for all contracts. Each PORTFOLIO is fully described in its accompanying prospectus. Depending upon market conditions, you can make or lose money in any of these PORTFOLIOS.

MANAGED BY SAFECO ASSET MANAGEMENT COMPANY

  - RST Equity Portfolio

  - RST Growth Opportunities Portfolio

  - RST Northwest Portfolio

  - RST Bond Portfolio

  - RST Money Market Portfolio

  - RST Small Company Value Portfolio

MANAGED BY AIM MANAGEMENT GROUP

  - AIM V.I. Aggressive Growth Fund

  - AIM V.I. Growth Fund

MANAGED BY AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

  - VP Balanced

  - VP International

MANAGED BY THE DREYFUS CORPORATION

  - Dreyfus IP MidCap Stock Portfolio

  - Dreyfus IP Technology Growth Portfolio

  - The Dreyfus Socially Responsible Growth Fund, Inc.

  - Dreyfus VIF Appreciation Portfolio

  - Dreyfus VIF Quality Bond Portfolio

MANAGED BY FEDERATED INVESTMENT MANAGEMENT COMPANY

  - Federated High Income Bond Fund II

  - Federated Utility Fund II

MANAGED BY FIDELITY MANAGEMENT & RESEARCH COMPANY

  - VIP Growth Portfolio

  - VIP III Growth Opportunities Portfolio

  - VIP III Growth & Income Portfolio

MANAGED BY FRANKLIN ADVISERS, INC.

  - Franklin Small Cap Fund - Class 2

  - Franklin U.S. Government Fund - Class 2

MANAGED BY INVESCO FUNDS GROUP, INC.

  - VIF-Real Estate Opportunity Fund

MANAGED BY J.P. MORGAN INVESTMENT MANAGEMENT INC.

  - J.P. Morgan U.S. Disciplined Equity Portfolio

MANAGED BY SCUDDER KEMPER INVESTMENTS, INC.

  - Scudder VLIF Balanced Portfolio

  - Scudder VLIF International Portfolio

MANAGED BY TEMPLETON ASSET MANAGEMENT, LTD.

  - Templeton Developing Markets Securities Fund - Class 2

You may also allocate money to the FIXED ACCOUNT options which credit guaranteed interest rates. If you move money out before the end of a guaranteed period under the Guaranteed Interest Period Fixed Account Option, a market value adjustment will apply.

---------------------------------------------------

EXPENSES
----------------------------------------------

The contract has insurance features and investment features, and there are costs related to each.

We deduct insurance charges which equal 1.45% annually of the average daily value of your contract allocated to the PORTFOLIOS. The insurance charges include: mortality and expense risk charge, 1.25%, and asset related administration charge, 0.20%. These are not charged on money allocated to the FIXED ACCOUNT options.

If more than one withdrawal is made during a contract year, a withdrawal charge equal to the lesser of $25 or 2% of the amount withdrawn may apply.

You can transfer between investment options up to 12 times per contract year free of a transfer charge. However, certain restrictions apply to transfers made to and/or from the FIXED ACCOUNT options. A transfer charge equal to the lesser of $10 or 2% of the amount being transferred may apply to each additional transfer.

In a limited number of states there is a premium tax of up to 3.5%, depending upon the state. In this case, a premium tax charge for the payment of these taxes may be deducted.

There are also annual PORTFOLIO expenses which vary depending upon the PORTFOLIOS you select. In 1999, these expenses ranged from 0.55% to 1.92%.

The Fee Table and Examples following this Summary show the various expenses you will incur directly and indirectly by investing in the contract. There are situations where all or some of the OWNER transaction expenses do not apply. See
Section 5 - Expenses for a complete discussion.

---------------------------------------------------

TAXES
----------------------------------------------

Generally, earnings (including any positive market value adjustments) and amounts equal to PURCHASE PAYMENTS made with pre-tax dollars are not taxed until you take them out. During the ACCUMULATION PHASE, taxable amounts generally come out first and are taxed as ordinary income. Exceptions may apply to contracts issued in connection with certain retirement plans. If you are younger than 59 1/2 when you take money out, you may be charged a 10% penalty on the taxable amount. During the INCOME PHASE, ANNUITY PAYMENTS are considered partly a return of your original investment and partly earnings, and are taxed in the year received.

---------------------------------------------------

ACCESS TO YOUR MONEY
----------------------------------------------

You may take money out at any time during the ACCUMULATION PHASE unless you are restricted by requirements of a retirement plan. You may have to pay income taxes and tax penalties on any money you take out.

---------------------------------------------------

PERFORMANCE
----------------------------------------------

The value of your contract will vary up or down depending upon the investment performance of the PORTFOLIOS you choose. Past performance is not a guarantee of future results.

---------------------------------------------------

DEATH BENEFIT
----------------------------------------------

If you die before moving to the INCOME PHASE, your BENEFICIARY will receive a death benefit.

---------------------------------------------------

OTHER INFORMATION
----------------------------------------------

RIGHT TO EXAMINE. If you cancel the contract within 10 days after receiving it (or whatever period is required in your state), we will send your money back. You will receive whatever your contract is worth on the day we receive your request. This may be more or less than your original PURCHASE PAYMENT if permitted by law.

TRANSACTIONS. You can initiate transfers or withdrawals as needed or schedule them in advance under the following strategies:

  - Dollar Cost Averaging: In addition to the Dollar Cost Averaging Fixed Account Option, you may elect to automatically transfer a set amount from any PORTFOLIO to any of the other PORTFOLIOS monthly or quarterly. This feature attempts to achieve a lower average cost per unit over time.

  - Appreciation Sweep: If your contract value exceeds $10,000, you may elect to have earnings from the RST Money Market Portfolio automatically swept monthly, quarterly, or annually into any PORTFOLIO of your choice.

  - Portfolio Rebalancing: If your contract value exceeds $10,000, you may elect to have each PORTFOLIO rebalanced quarterly, semiannually, or annually to maintain your specified allocation percentages.

  - Repetitive Withdrawals:You may elect to receive monthly, quarterly, or annual checks during the ACCUMULATION PHASE.

---------------------------------------------------

INQUIRIES
----------------------------------------------

If you need more information, please contact us at:

    SAFECO LIFE INSURANCE COMPANY
    5069 154TH PLACE N.E.
    REDMOND, WA 98052
    1-877-472-3326
    HTTP://WWW.SAFECO.COM

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SAFECO SEPARATE ACCOUNT C FEE TABLE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OWNER TRANSACTION EXPENSES (See Note 2)

Withdrawal Charge

    No charge for first withdrawal in a contract year; thereafter, the charge is $25 per withdrawal or, if less, 2% of the amount of the withdrawal.

Transfer Charge

    No charge for first 12 transfers in a contract year; thereafter, the charge is $10 per transfer or, if less, 2% of the amount transferred.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEPARATE ACCOUNT ANNUAL EXPENSES               Mortality and Expense Risk Charge............  1.25%
(as a percentage of average contract values    Asset Related Administration Charge..........  0.20%
in the Separate Account)
                                                                                              -----

                                               Total Separate Account Annual Expenses.......  1.45%
                                                                                              =====

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


PORTFOLIO EXPENSES                        Management         Distribution and         Other        Total Annual
(as a percentage of average net assets)      Fees          Service (12b-1) Fees      Expenses        Expenses
                                                (after reimbursement and waiver for certain Portfolios)
---------------------------------------------------------------------------------------------------------------

MANAGED BY SAFECO ASSET MANAGEMENT
 COMPANY (a)
  RST Equity Portfolio.......                0.74%                 None               0.02%           0.76%
  RST Growth Opportunities Portfolio...      0.74%                 None               0.04%           0.78%
  RST Northwest Portfolio....                0.74%                 None               0.10%           0.84%
  RST Bond Portfolio.........                0.74%                 None               0.17%           0.91%
  RST Money Market Portfolio...              0.65%                 None               0.13%           0.78%
  RST Small Company Value Portfolio...       0.85%                 None               0.10%           0.95%

MANAGED BY AIM MANAGEMENT GROUP (a)
  AIM V.I. Aggressive Growth Fund...         0.80%                 None               0.39%           1.19%
  AIM V.I. Growth Fund.......                0.63%                 None               0.10%           0.73%

MANAGED BY AMERICAN CENTURY INVESTMENT
 MANAGEMENT, INC. (a)
  VP Balanced................                0.90%                 None               0.00%           0.90%
  VP International...........                1.34%                 None               0.00%           1.34%

MANAGED BY THE DREYFUS CORPORATION (a)
  Dreyfus IP MidCap Stock Portfolio...       0.75%                 None               0.22%           0.97%
  Dreyfus IP Technology Growth
    Portfolio................                0.75%                 None               0.25%           1.00%
  The Dreyfus Socially Responsible
    Growth Fund, Inc........                 0.75%                 None               0.04%           0.79%
  Dreyfus VIF Appreciation Portfolio...      0.75%                 None               0.03%           0.78%
  Dreyfus VIF Quality Bond Portfolio...      0.65%                 None               0.09%           0.74%

MANAGED BY FEDERATED INVESTMENT
 MANAGEMENT COMPANY (a)
  Federated High Income Bond Fund II...      0.60%                 None               0.19%           0.79%
  Federated Utility Fund II...               0.75%                 None               0.19%           0.94%

MANAGED BY FIDELITY MANAGEMENT &
RESEARCH COMPANY (a)  (Initial
Class shares only)
  VIP Growth Portfolio (b)...                0.58%                 None               0.08%           0.66%
  VIP III Growth Opportunities
    Portfolio (b)............                0.58%                 None               0.11%           0.69%
  VIP III Growth & Income Portfolio
    (b)......................                0.48%                 None               0.12%           0.60%

MANAGED BY FRANKLIN ADVISERS, INC. (a)
  Franklin Small Cap Fund - Class 2....      0.55%                0.25%               0.27%           1.07%
  Franklin U.S. Government Fund -
    Class 2.................                 0.49%                0.25%               0.02%           0.76%

MANAGED BY INVESCO FUNDS GROUP, INC.
(a)
  VIF-Real Estate Opportunity Fund...        0.90%                 None               1.02%           1.92%

MANAGED BY J.P. MORGAN INVESTMENT
MANAGEMENT INC. (a)
  J.P. Morgan U.S. Disciplined Equity
    Portfolio................                0.35%                 None               0.50%           0.85%

MANAGED BY SCUDDER KEMPER
INVESTMENTS, INC. (a)
  Scudder VLIF Balanced Portfolio...        0.475%                 None               0.08%           0.55%
  Scudder VLIF International
    Portfolio................               0.853%                 None               0.18%           1.03%

MANAGED BY TEMPLETON ASSET MANAGEMENT,
LTD. (a)
  Templeton Developing Markets
    Securities Fund - Class 2...             1.25%                0.25%               0.31%           1.81%
---------------------------------------------------------------------------------------------------------------

(a) In some cases the fund advisers or other parties agree to waive or reimburse all or a portion of the PORTFOLIO expenses. For those PORTFOLIOS where such an agreement exists, the expenses absent waiver or reimbursement would have been 1.22% for the RST Small Company Value Portfolio, 2.42% for the AIM V.I. Aggressive Growth Fund, 1.46% for the Dreyfus IP MidCap Stock Portfolio, 9.77% for the VIF-Real Estate Opportunity Fund, and 0.87% for the J.P. Morgan U.S. Disciplined Equity Portfolio. See the PORTFOLIO prospectuses for more detailed information. In addition, we have Fund Participation Agreements with each of the non-SAFECO fund managers that describe the administrative practices and responsibilities of the parties. To the extent it performs services for the fund, SAFECO Life may receive an asset based administrative fee from the fund's adviser or distributor.


(b) A portion of the brokerage commissions that certain funds pay was used to reduce funds expenses. In addition, through arrangements with certain funds', or FMR on behalf of certain funds', custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of each applicable fund's expenses. Including these reductions, the total operating expenses presented in the table would have been 0.65% for the VIP Growth Portfolio, 0.68% for the VIP III Growth Opportunities Portfolio, and 0.59% for the VIP III Growth & Income Portfolio.


The above PORTFOLIO expenses were provided by the PORTFOLIOS. We have not independently verified the accuracy of the information.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    EXAMPLES
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets whether or not the contract is surrendered or annuitized at the end of each time period.

                                                             1 year           3 years           5 years           10 years
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY SAFECO ASSET MANAGEMENT COMPANY
        RST Equity Portfolio                                  $22              $ 69              $118               $254
        RST Growth Opportunities Portfolio                    $23              $ 70              $119               $256
        RST Northwest Portfolio                               $23              $ 72              $123               $263
        RST Bond Portfolio                                    $24              $ 74              $126               $270
        RST Money Market Portfolio                            $23              $ 70              $119               $256
        RST Small Company Value Portfolio                     $24              $ 75              $128               $274
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY AIM MANAGEMENT GROUP
        AIM V.I. Aggressive Growth Fund                       $27              $ 82              $140               $297
        AIM V.I. Growth Fund                                  $22              $ 68              $117               $251
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.
        VP Balanced                                           $24              $ 73              $126               $269
        VP International                                      $28              $ 87              $147               $312
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY THE DREYFUS CORPORATION
        Dreyfus IP MidCap Stock Portfolio                     $25              $ 75              $129               $276
        Dreyfus IP Technology Growth Portfolio                $25              $ 76              $131               $279
        The Dreyfus Socially Responsible Growth Fund, Inc.    $23              $ 70              $120               $257
        Dreyfus VIF Appreciation Portfolio                    $23              $ 70              $119               $256
        Dreyfus VIF Quality Bond Portfolio                    $22              $ 69              $117               $252
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY FEDERATED INVESTMENT MANAGEMENT COMPANY
        Federated High Income Bond Fund II                    $23              $ 70              $120               $257
        Federated Utility Fund II                             $24              $ 75              $128               $273
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY FIDELITY MANAGEMENT & RESEARCH COMPANY
        VIP Growth Portfolio                                  $21              $ 66              $113               $243
        VIP III Growth Opportunities Portfolio                $22              $ 67              $114               $246
        VIP III Growth & Income Portfolio                     $21              $ 64              $110               $237
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY FRANKLIN ADVISERS, INC.
        Franklin Small Cap Fund - Class 2                     $26              $ 78              $134               $286
        Franklin U.S. Government Fund - Class 2               $22              $ 69              $118               $254
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY INVESCO FUNDS GROUP, INC.
        VIF-Real Estate Opportunity Fund                      $34              $104              $176               $366
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY J.P. MORGAN INVESTMENT MANAGEMENT INC.
        J.P. Morgan U.S. Disciplined Equity Portfolio         $23              $ 72              $123               $264
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY SCUDDER KEMPER INVESTMENTS, INC.
        Scudder VLIF Balanced Portfolio                       $20              $ 63              $108               $233
        Scudder VLIF International Portfolio                  $25              $ 77              $132               $282
--------------------------------------------------------------------------------------------------------------------------
MANAGED BY TEMPLETON ASSET MANAGEMENT, LTD.
        Templeton Developing Markets Securities Fund -
          Class 2                                             $33              $100              $170               $356
--------------------------------------------------------------------------------------------------------------------------

EXPLANATION OF FEE TABLE AND EXAMPLES

1. The purpose of the Fee Table is to show the various expenses you will incur directly and indirectly by investing in the contract. The Fee Table reflects expenses of the Separate Account as well as the PORTFOLIOS.

2. There are situations where all or some of the OWNER transaction expenses do not apply. See Section 5 - Expenses for a complete discussion.

3. The examples do not reflect premium taxes that may apply depending on the state where you live.

4. The examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.


5. The examples assume that current fee waivers and expense reimbursement arrangements for the PORTFOLIOS continue for the periods shown.



     AS THIS IS A NEW PRODUCT, THERE IS NO ACCUMULATION UNIT VALUE HISTORY.

---------------------------------------------------

1. THE ANNUITY CONTRACT
----------------------------------------------

This prospectus describes a variable annuity contract offered by SAFECO Life.

The annuity contract is an agreement between SAFECO Life and you, the OWNER, where we promise to pay the payee (you or someone you choose) an income in the form of ANNUITY PAYMENTS, beginning on a date you select, or a death benefit to your BENEFICIARY(IES). When you are investing money, your contract is in the ACCUMULATION PHASE. Once you begin receiving ANNUITY PAYMENTS, your contract is in the INCOME PHASE.

Contracts owned by or for individuals generally benefit from TAX DEFERRAL under the Internal Revenue Code of 1986, as amended ("Code"). You can change your investment allocation or transfer between investment options without paying tax on contract earnings until you take money out.

The contract is called a variable annuity because you can choose among the available variable investment PORTFOLIOS in which you can make or lose money depending upon market conditions. The investment performance of the PORTFOLIO(S) you select affects the value of your contract and the amount of any variable ANNUITY PAYMENTS.

The contract also has two FIXED ACCOUNT options that earn interest at rates set and guaranteed by us. The total interest credited to you in the FIXED ACCOUNT options affects the value of your contract. Unlike variable ANNUITY PAYMENTS, fixed ANNUITY PAYMENTS are not affected by the investment performance of the PORTFOLIOS.

OWNER

The OWNER is as shown on the contract application, unless changed. You, as the OWNER, may exercise all ownership rights under the contract.

The contract can be owned by JOINT OWNERS. Each JOINT OWNER has equal ownership rights and must exercise those rights jointly.

ANNUITANT

The ANNUITANT is the person on whose life ANNUITY PAYMENTS are based. You are the ANNUITANT unless you designate someone else before switching to the INCOME PHASE.

OWNERS who are non-natural persons (e.g., corporations or trusts) may not change the ANNUITANT.

ASSIGNMENT

You can assign the contract. This may result in current taxation and, if you are under age 59 1/2, a 10% tax penalty. Assignments are effective when we receive and acknowledge them. We are not liable for payments made prior to receipt of an effective assignment. We are not responsible for the validity of any assignments, tax consequences, or actions we may take based on an assignment later determined to be invalid.

If your contract is an Individual Retirement Annuity ("IRA") or otherwise tax-qualified, your ability to assign the contract may be limited.

---------------------------------------------------

2. ANNUITY PAYMENTS (INCOME PHASE)
----------------------------------------------

You can switch to the INCOME PHASE at any time unless you are restricted by the requirements of a retirement plan. During the INCOME PHASE, the payee (you or someone you choose) will receive ANNUITY PAYMENTS beginning on the ANNUITY DATE. You may select or change an annuity option at any time prior to switching to the INCOME PHASE. Some retirement plans require that the ANNUITANT be the OWNER and payee once ANNUITY PAYMENTS begin.

Switching to the INCOME PHASE is irrevocable. Once you begin receiving ANNUITY PAYMENTS, you cannot switch back to the ACCUMULATION PHASE. During the INCOME PHASE, you cannot add PURCHASE PAYMENTS, change or add an ANNUITANT, change the annuity option, or change between fixed and variable ANNUITY PAYMENTS. If you transfer the right to receive ANNUITY PAYMENTS to someone else, there may be gift and income tax consequences.

ANNUITY PAYMENTS are required to begin on the earlier of:

  - the first available payment date after you elect to begin ANNUITY PAYMENTS;

  - the latest ANNUITY DATE specified in your contract; or

  - a different ANNUITY DATE if required by law.

You can choose whether ANNUITY PAYMENTS will be made on a fixed basis, variable basis, or both. If the amount applied to an annuity option is less than $5,000, we may pay you in a lump sum where permitted by state law. You can choose one of the options listed below or any other option you want and that we agree to provide. Life annuity options (the first three options) convert ACCUMULATION UNITS to ANNUITY UNITS on the date you switch to the INCOME PHASE. Once ANNUITY PAYMENTS under a life annuity option are started, they cannot be exchanged for a lump sum. See the SAI for additional information.

The amount of each ANNUITY PAYMENT depends on many factors including the guarantees under the annuity option you choose, the frequency of ANNUITY PAYMENTS, the performance if you choose variable ANNUITY PAYMENTS, the ANNUITANT'S age at the time you switch to the INCOME PHASE and under some contracts, the ANNUITANT'S sex. If you choose a life annuity option, the number of ANNUITY PAYMENTS the payee receives depends on how long the ANNUITANT lives, not the ANNUITANT'S life expectancy.

    LIFE ANNUITY. The payee receives monthly ANNUITY PAYMENTS as long as the ANNUITANT is living. ANNUITY

    PAYMENTS stop when the ANNUITANT dies. If the ANNUITANT has a shortened life expectancy, there is a risk that fewer ANNUITY PAYMENTS will be made.

    LIFE ANNUITY WITH GUARANTEED PERIOD. The payee receives monthly ANNUITY PAYMENTS for the longer of the ANNUITANT'S life or a guaranteed period of five or more years, as selected by you and agreed to by us. If the ANNUITANT dies before all guaranteed payments have been made, the rest will be made to the BENEFICIARY. ANNUITY PAYMENTS stop the later of the date the ANNUITANT dies or the date the last guaranteed payment is made. The amount of the ANNUITY PAYMENTS may be affected by the length of the guaranteed period you select. A shorter guaranteed period may result in higher ANNUITY PAYMENTS during the ANNUITANT'S life and fewer or no remaining guaranteed payments to the BENEFICIARY.

    JOINT AND SURVIVOR LIFE ANNUITY. The payee receives monthly ANNUITY PAYMENTS as long as the ANNUITANT is living. After the ANNUITANT dies, the payee receives a specified percentage of each ANNUITY PAYMENT as long as the second ANNUITANT is living. You name the second ANNUITANT and payment percentage at the time you elect this option. Choosing a lower percentage amount paid after the death of the ANNUITANT and while the second ANNUITANT is living results in higher payments while both ANNUITANTS are alive. ANNUITY PAYMENTS stop on the later of the date the ANNUITANT dies or the date the second ANNUITANT dies.


    PAYMENTS BASED ON A NUMBER OF YEARS. The payee receives ANNUITY PAYMENTS based on a number of years as selected by you and agreed to by us. You may select monthly, quarterly, or annual ANNUITY PAYMENTS. Each ANNUITY PAYMENT reduces the number of ACCUMULATION UNITS and/or value of the Guaranteed Interest Period Fixed Account Option in the contract. Each ANNUITY PAYMENT made from the Guaranteed Interest Period Fixed Account Option may be subject to a market value adjustment. ANNUITY PAYMENTS continue until the entire value in the PORTFOLIOS and/or Guaranteed Interest Period Fixed Account Option has been paid out. You can stop these ANNUITY PAYMENTS and receive a lump sum equal to the remaining contract value plus or minus any market value adjustment if applicable. There may be tax consequences and penalties for stopping these ANNUITY PAYMENTS. However, this feature may be important to you if you do not have other sources of funds for emergencies or other financial needs that may arise. This option does not promise to make payments for the ANNUITANT'S life. If the OWNER dies before all ANNUITY PAYMENTS have been made, there will be a death benefit payable to the BENEFICIARY. See Section 9 - Death Benefit for more information.


If you do not choose an annuity option at least 30 days before the latest ANNUITY DATE specified in your contract, we will make ANNUITY PAYMENTS under the Payments Based on a Number of Years annuity option unless your contract states otherwise. The number of years will be equal to the ANNUITANT'S life expectancy.

We reserve the right to change the payment frequency if payment amounts would be less than $250. You may elect to have payments delivered by mail or electronically transferred to a bank account.

We may require proof of age or sex before beginning ANNUITY PAYMENTS that are based on life or life expectancy. If the age or sex of any ANNUITANT has been misstated, ANNUITY PAYMENTS will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We may require evidence satisfactory to us that an ANNUITANT is living before we make any payment.

Any portion of ANNUITY PAYMENTS based on investment in the PORTFOLIOS will vary in amount depending on investment performance. If you don't tell us otherwise, ANNUITY PAYMENTS will be based on the investment allocations in place on the date you switch to the INCOME PHASE.

If you choose to have any portion of ANNUITY PAYMENTS based on investment in the PORTFOLIOS, the dollar amount of each payment will depend on:

  - the value of your contract in the PORTFOLIOS as of the first close of the New York Stock Exchange ("NYSE") on or after the 15th day of the month preceding the ANNUITY DATE;

  - an assumed investment return; and

  - the investment performance of the PORTFOLIOS you selected.

If actual performance of the PORTFOLIOS exceeds the assumed investment return, the value of ANNUITY UNITS increases and subsequent variable ANNUITY PAYMENTS will be larger. Similarly, if the actual performance is less than the assumed investment return, the value of your ANNUITY UNITS decreases and subsequent variable ANNUITY PAYMENTS will be smaller. Under the Payments Based on a Number of Years annuity option, actual performance of the PORTFOLIOS, any market value adjustments on fixed ANNUITY PAYMENTS, and any withdrawals may affect the amount or duration of ANNUITY PAYMENTS.

CHANGING PORTFOLIOS DURING
THE INCOME PHASE

After you switch to the INCOME PHASE, you may request to change PORTFOLIO elections once a month. Transfers are not allowed to or from the FIXED ACCOUNT options. Changes will affect the number of units used to calculate ANNUITY PAYMENTS. See the SAI for more information.

---------------------------------------------------

3. PURCHASE
----------------------------------------------

PURCHASE PAYMENTS

A PURCHASE PAYMENT is the money you give us to buy the contract, plus any additional money you invest in the contract after you own it. You can purchase a contract with a minimum initial investment of $10,000. Additional PURCHASE PAYMENTS of $30 or more may be added at anytime during the ACCUMULATION PHASE. Your additional PURCHASE PAYMENTS may be made automatically from your checking or savings account. This is referred to as Systematic Investing. PURCHASE PAYMENTS made through Systematic Investing must be $100 or more. PURCHASE PAYMENTS made to the Dollar Cost Averaging Fixed Account Option must be $5,000 or more. PURCHASE PAYMENTS made to a guaranteed period under the Guaranteed Interest Period Fixed Account Option must be $1,000 or more. Any PURCHASE PAYMENT in excess of $1 million requires our prior approval.

Your initial PURCHASE PAYMENT is normally credited to you within two days of our receipt. If your initial PURCHASE PAYMENT is not accompanied by all the information we need to issue your contract, we will contact you to get it. If we cannot get all the required information within five days, we will either return your PURCHASE PAYMENT or get your permission to keep it until we have received the necessary information. Your contract date is the date your initial PURCHASE PAYMENT and all required information are received at SAFECO Life.

We reserve the right to refuse any application or PURCHASE PAYMENT.

ALLOCATION OF PURCHASE PAYMENTS

You tell us how to apply your initial and subsequent PURCHASE PAYMENTS by specifying your desired allocations on the contract application. You may change the way subsequent PURCHASE PAYMENTS are allocated by providing us with written instructions or by telephoning us, if we have your written authorization to accept telephone instructions. See "Transfers" as discussed in Section 4.

Once a PURCHASE PAYMENT is received, the portion to be allocated to a FIXED ACCOUNT option is credited as of the day it is received. The portion to be allocated to the PORTFOLIOS is effective and valued as of the next close of the NYSE. This is usually 4:00 p.m. eastern time. If for any reason the NYSE is closed when we receive your PURCHASE PAYMENT it will be valued as of the close of the NYSE on its next regular business day.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the PORTFOLIO(S) you choose. In order to keep track of this we use a unit of measure called an ACCUMULATION UNIT, which works like a share of a mutual fund. During the INCOME PHASE, we call them ANNUITY UNITS.

We calculate the value of an ACCUMULATION UNIT for each PORTFOLIO after the NYSE closes each day by:

    1. determining the total value of the particular PORTFOLIO attributable to the contracts;

    2.  subtracting from that amount insurance and other charges; and

    3. dividing this amount by the number of outstanding ACCUMULATION UNITS of the particular PORTFOLIO attributable to the contracts.

The value of an ACCUMULATION UNIT may go up or down from day to day.

When you make PURCHASE PAYMENTS or transfers into a PORTFOLIO, we credit your contract with ACCUMULATION UNITS. Conversely, when you request a transfer or withdrawal of money from a PORTFOLIO, ACCUMULATION UNITS are liquidated. In either case, the increase or decrease in the number of your ACCUMULATION UNITS is determined by taking the amount of the PURCHASE PAYMENT, transfer, or withdrawal and dividing it by the value of an ACCUMULATION UNIT on the date the transaction occurs.

    EXAMPLE: On Monday we receive a $1,000 PURCHASE PAYMENT from you before the NYSE closes. You have told us you want this to go to the RST Growth Opportunities Portfolio. When the NYSE closes on that Monday, we determine that the value of an ACCUMULATION UNIT for the RST Growth Opportunities Portfolio is $34.12. We then divide $1,000 by $34.12 and credit your contract on Monday night with 29.31 ACCUMULATION UNITS for the RST Growth Opportunities Portfolio.

RIGHT TO EXAMINE

You may cancel the contract without charge by returning it to us or to your SAFECO Life registered representative within the period stated on the front of your contract. This period will be at least 10 days (longer in some states). You will receive your contract value, a return of PURCHASE PAYMENTS, or the greater of the two depending on state requirements or if your contract is an IRA. Contract value may be more or less than PURCHASE PAYMENTS. When we are required to guarantee a return of PURCHASE PAYMENTS, we reserve the right to initially apply amounts designated for the PORTFOLIOS to the RST Money Market Portfolio until the contract is 15 days old. These amounts will then be allocated in the manner you selected unless you have canceled the contract.

---------------------------------------------------

4. INVESTMENT OPTIONS
----------------------------------------------

VARIABLE INVESTMENT OPTIONS

The PORTFOLIOS are not offered directly to the public but are available to life insurance companies as investment options for variable annuity and variable life insurance contracts. The performance for the PORTFOLIOS may differ substantially from publicly traded mutual funds with similar names and objectives.

Each PORTFOLIO has its own investment objective. You should read the prospectuses for the PORTFOLIOS carefully before investing. Copies of these prospectuses accompany this prospectus and may include information on other PORTFOLIOS not available under this contract. Not all PORTFOLIOS listed below may be available for all contracts.

MANAGED BY SAFECO ASSET MANAGEMENT COMPANY

  - RST Equity Portfolio

  - RST Growth Opportunities Portfolio

  - RST Northwest Portfolio

  - RST Bond Portfolio

  - RST Money Market Portfolio

  - RST Small Company Value Portfolio

MANAGED BY AIM MANAGEMENT GROUP

  - AIM V.I. Aggressive Growth Fund

  - AIM V.I. Growth Fund

MANAGED BY AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

  - VP Balanced

  - VP International

MANAGED BY THE DREYFUS CORPORATION

  - Dreyfus IP MidCap Stock Portfolio

  - Dreyfus IP Technology Growth Portfolio

  - The Dreyfus Socially Responsible Growth Fund, Inc.

  - Dreyfus VIF Appreciation Portfolio

  - Dreyfus VIF Quality Bond Portfolio

MANAGED BY FEDERATED INVESTMENT MANAGEMENT COMPANY

  - Federated High Income Bond Fund II

  - Federated Utility Fund II

MANAGED BY FIDELITY MANAGEMENT & RESEARCH COMPANY

  - VIP Growth Portfolio

  - VIP III Growth Opportunities Portfolio

  - VIP III Growth & Income Portfolio

MANAGED BY FRANKLIN ADVISERS, INC.

  - Franklin Small Cap Fund - Class 2

  - Franklin U.S. Government Fund - Class 2

MANAGED BY INVESCO FUNDS GROUP, INC.

  - VIF-Real Estate Opportunity Fund

MANAGED BY J.P. MORGAN INVESTMENT MANAGEMENT INC.

  - J.P. Morgan U.S. Disciplined Equity Portfolio

MANAGED BY SCUDDER KEMPER INVESTMENTS, INC.

  - Scudder VLIF Balanced Portfolio

  - Scudder VLIF International Portfolio

MANAGED BY TEMPLETON ASSET MANAGEMENT, LTD.

  - Templeton Developing Markets Securities Fund - Class 2

We reserve the right to add, combine, restrict, or remove any PORTFOLIO as an investment option under your contract. If any shares of the PORTFOLIOS are no longer available, or if in our view no longer meet the purpose of the contract, it may be necessary to substitute shares of another PORTFOLIO. We will seek prior approval of the SEC and give you notice before doing this.

FIXED ACCOUNT OPTIONS

The contract also offers two FIXED ACCOUNT options, the Dollar Cost Averaging Fixed Account Option and the Guaranteed Interest Period Fixed Account Option, which credit interest rates that are set and guaranteed by SAFECO Life. Different interest rates may apply to each of your PURCHASE PAYMENTS depending on the interest rate established for the date we receive the PURCHASE PAYMENT and the selection you make. Annual effective interest rates will never be less than 3%.

    DOLLAR COST AVERAGING FIXED ACCOUNT OPTION. We credit interest at a specified rate on amounts prior to their being transferred to PORTFOLIOS you select. Monthly transfers are made over a 6-month or 12-month period as selected by you. The entire value in this option must be transferred before you allocate an additional PURCHASE PAYMENT to this option. You may not choose this option within 12 months of switching to the INCOME PHASE.


    GUARANTEED INTEREST PERIOD FIXED ACCOUNT OPTION. We credit interest at a specified rate for a guaranteed period. Different guaranteed periods may have different interest rates. Each allocation starts its own guaranteed period. You select one or more guaranteed periods from the available choices. From time to time, we may change or limit the available choices of guaranteed periods that exceed four years. Unless you tell us otherwise, we will automatically apply your value at the end of a guaranteed period to a new guaranteed period of the same or next shorter duration at the then current interest rate for that guaranteed period. The next shorter duration will be used if the prior guaranteed period is not currently available. If you move money out during a guaranteed period, either as a transfer, withdrawal, or to purchase ANNUITY PAYMENTS, there will be a market value adjustment. The market value adjustment is based primarily on the difference between the interest rate being credited to the money you move and the current interest rate offered for a guaranteed period of the same duration. In general, if interest rates have dropped, the market value adjustment will be positive and if interest rates have risen, it will be negative. However, upon total withdrawal from a guaranteed period, you will never receive less than 100% of the original amount allocated to that guaranteed period accumulated at 3% annualized interest and adjusted for any prior withdrawals. Unless you tell us otherwise, the market value adjustment will be applied to your remaining contract value. We will not apply a market value adjustment if you move money within 30 days after the end of a guaranteed period. A market value adjustment will apply if your contract value switches to the INCOME PHASE during the guaranteed period you have selected. You may avoid this result by selecting a guaranteed period that does not extend beyond that date. See the SAI for more information including other factors used in calculating the market value adjustment.


TRANSFERS

During the ACCUMULATION PHASE you can transfer money from any of the PORTFOLIOS and/or any guaranteed periods under the Guaranteed Interest Period Fixed Account Option to any of the PORTFOLIOS and/or any new guaranteed periods 12 times per contract year free of a transfer charge. We measure a contract year from the anniversary of your contract date. Each additional transfer in a contract year may have a charge of $10 or 2% of the amount transferred whichever is less.

The minimum amount you can transfer out of any PORTFOLIO or guaranteed period under the Guaranteed Interest Period Fixed Account Option at one time is $500, or the entire value if less. You must transfer the entire amount out of a PORTFOLIO or guaranteed period under the Guaranteed Interest Period Fixed Account Option if, after a transfer, the remaining balance would be less than $500. The minimum you can transfer into any PORTFOLIO is $50. The minimum you can transfer into a new guaranteed period under the Guaranteed Interest Period Fixed Account Option is $1,000.

We will accept transfers by written request or by telephone. Each transfer must identify:

  - your contract;

  - the amount of the transfer; and

  - which PORTFOLIOS and/or guaranteed periods under the Guaranteed Interest Period Fixed Account Option are affected.

Transfers by telephone will be accepted if we have properly signed authorization on record. You may authorize someone else to make transfers by telephone on your behalf. We will use reasonable procedures to confirm that instructions given to us by telephone are genuine. If we do not use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions. We tape record all telephone instructions.

We reserve the right to modify, suspend, or terminate transfer privileges at any time.

SCHEDULED TRANSFERS

You can choose among several investment strategies which are available for any PORTFOLIO that has not had a previous transfer or withdrawal taken during that contract year. For each PORTFOLIO, scheduled transfers can be initiated once during each contract year. Once started, these scheduled transfers will stop if an unscheduled transfer or withdrawal is made from the "source" PORTFOLIO. Scheduled transfers will otherwise continue until you instruct us to stop or all money has been transferred out of the "source" PORTFOLIO. These scheduled transfers will not count against your 12 free transfers as long as you continue them for at least six months.

    DOLLAR COST AVERAGING. This strategy is designed to achieve a lower average cost per unit over time. It does not assure a profit nor protect against a loss. Investing should continue at a consistent level in both market ups and downs. You can systematically transfer set amounts of at least $50 each month or quarter from any PORTFOLIO to any of the other PORTFOLIOS.

    APPRECIATION SWEEP. If your contract value is at least $10,000, you can instruct us to automatically transfer earnings up to 10% from the RST Money Market Portfolio to the other PORTFOLIOS monthly, quarterly, or annually.

    PORTFOLIO REBALANCING. After your money has been invested, the performance of the PORTFOLIOS may cause the percentage in each PORTFOLIO to change from your original allocations. If your contract value is at least $10,000, you can instruct us to adjust your investment in the PORTFOLIOS to maintain a predetermined mix quarterly, semiannually, or annually. Portfolio Rebalancing can be used with Dollar Cost Averaging and Appreciation Sweep.

LIMITS ON EXCESSIVE TRANSFERS

Even though we permit the limited use of approved asset allocation programs, this contract and the PORTFOLIOS are not designed for short term trading or professional market timing, or for organizations or other persons that use programmed, large, or frequent transfers. The use of such transfers may be disruptive to PORTFOLIO management strategies by causing forced and unplanned PORTFOLIO turnover, increased trading and transaction costs, and lost opportunity costs which must be indirectly borne by contract OWNERS.

Therefore, we may restrict or eliminate the right to make transfers among PORTFOLIOS if such rights are executed by a market timing firm or similar third party authorized to initiate transfers or exchange transactions on your behalf.

We reserve the right to reject any transfer request from any person if, in our judgment, a PORTFOLIO would be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected.

We will impose such restrictions only if we or any affected PORTFOLIO believe that doing so will prevent harm to other contract OWNERS.

---------------------------------------------------

5. EXPENSES
----------------------------------------------

There are charges and other expenses associated with the contract that reduce the return on your investment in the contract. These charges and expenses are:

INSURANCE CHARGES

Each day we make deductions for our insurance charges. We do this as part of our calculation of the value of ACCUMULATION and ANNUITY UNITS. The insurance charge has two parts: 1) the mortality and expense risk charge and 2) the asset related administration charge.

    MORTALITY AND EXPENSE RISK CHARGE. This charge is equal, on an annual basis, to 1.25% of the average daily value of your contract allocated to the PORTFOLIOS. This charge is for all the insurance benefits (e.g., guaranteed annuity rates and death benefits) and for the risk (expense risk) that the current charges will not be sufficient in the future to cover the cost of administering the contract. If the charges under the contract are not sufficient, then we will bear the loss. If the charges are more than sufficient, we will retain the excess. The rate of the mortality and expense risk charge will not be increased.

    ASSET RELATED ADMINISTRATION CHARGE. This charge is equal, on an annual basis, to 0.20% of the average daily value of your contract allocated to the PORTFOLIOS. Since this charge is an asset-based charge, the amount of the charge associated with your particular contract may have no relationship to the administrative costs actually incurred. This charge is for all the expenses associated with contract administration. Some of these expenses are: preparation of the contract, confirmations and statements; maintenance of contract records; personnel costs; legal and accounting fees; filing fees; and computer and system costs. If this charge is not enough to cover the costs of the contract in the future, we will bear the loss. We do not intend to profit from this charge. The rate of the asset related administration charge will not be increased.

WITHDRAWAL CHARGE

We may deduct a withdrawal charge equal to $25 or 2% of the amount withdrawn whichever is less, for each withdrawal after the first withdrawal in a contract year. Unless you tell us otherwise, this charge is deducted from the remaining value in your contract.


We will not deduct this charge for ANNUITY PAYMENTS, Repetitive Withdrawals, or if you withdraw the entire contract value. See Section 7 - Access To Your Money for a discussion of Repetitive Withdrawals.


TRANSFER CHARGE

You can make 12 free transfers every contract year. If you make more than 12 transfers in a contract year, we may deduct a transfer charge equal to $10 or 2% of the amount that is transferred whichever is less.

If the transfer is part of Dollar Cost Averaging, Appreciation Sweep, or Portfolio Rebalancing it will not be counted as part of your 12 free transfers, provided those transfers continue for at least six months.

PREMIUM TAXES

States and other governmental entities (e.g., municipalities) may charge premium taxes. These taxes generally range from 0% to 3.5%, depending on the state, and are subject to change. Some states charge for these taxes at the time each PURCHASE PAYMENT is made. In this case, PURCHASE PAYMENTS as discussed in this prospectus may reflect a deduction for the premium tax. Other states charge for these taxes when ANNUITY PAYMENTS begin. We may make a deduction from your contract for the payment of these taxes.

INCOME OR OTHER TAXES

Currently we do not pay income or other taxes on earnings attributable to your contract. However, if we ever incur such taxes, we reserve the right to deduct them from your contract.

PORTFOLIO EXPENSES

There are deductions from and expenses paid out of the assets of the various PORTFOLIOS. These expenses are summarized in the Fee Table of this prospectus. For more detailed information, you should refer to the PORTFOLIO prospectuses that accompany this prospectus.

---------------------------------------------------

6. TAXES
----------------------------------------------

This section and additional information in the SAI discuss how federal income tax applies to annuities in general. This information is not complete and is not intended as tax advice. Tax laws and their interpretations are complex and subject to change. No attempt is made to discuss state or other tax laws. SAFECO Life does not guarantee the tax treatment of any contract or any transaction involving a contract. You should consult a competent tax adviser about your individual circumstances.

ANNUITY CONTRACTS IN GENERAL

Under the Code, you generally do not pay tax on contract earnings (including any positive market value adjustments) until received. Different tax rules apply to PURCHASE PAYMENTS and distributions depending on how you take money out and whether your contract is QUALIFIED or NON-QUALIFIED.

Earnings for corporate owned contracts and other contracts not owned for the benefit of natural persons are generally taxed as ordinary income in the current year. Exceptions may apply.

QUALIFIED CONTRACTS



Contracts purchased as an Individual Retirement Annuity ("IRA"), Roth IRA, Tax Sheltered Annuity ("TSA"), Deferred Compensation Plan ("457"), or other retirement plan, are referred to as QUALIFIED contracts because they are QUALIFIED under the Code to provide TAX DEFERRAL for retirement purposes. You do not have to purchase an annuity contract to qualify for the TAX DEFERRAL offered by these retirement plans. There may be other investment vehicles that can be purchased for your retirement plan. However, an annuity contract has features and benefits other than TAX DEFERRAL that may make it an appropriate investment for your retirement plan. You should consult your tax adviser regarding these features and benefits before you buy a QUALIFIED contract.


QUALIFIED contracts are subject to special rules and limits on PURCHASE PAYMENTS and distributions that vary according to the type of retirement plan. Ineligible or excess contributions to certain retirement plans can result in substantial penalties and possible loss of the contract's or retirement plan's QUALIFIED status. Tax penalties of 10% or more, may apply to certain distributions; for example if you are under age 59 1/2 and not disabled as defined by the Code. There may be substantial penalties if you fail to take required minimum distributions, usually beginning by age 70 1/2.


To the extent PURCHASE PAYMENTS have a zero cost basis (were made with pre-tax dollars), distributions will be taxed as ordinary income. In some cases, you must satisfy retirement plan or Code requirements before you take money out. For example, the Code restricts certain withdrawals from TSAs.


NON-QUALIFIED CONTRACTS


Contracts purchased with after-tax money and not part of an IRA, Roth IRA, TSA, 457, or other retirement plan, are referred to as NON-QUALIFIED contracts and receive different tax treatment than QUALIFIED contracts. Your cost basis equals the total amount of the after-tax PURCHASE PAYMENTS remaining in the contract.


The Code generally treats distributions as coming first from earnings and then from PURCHASE PAYMENTS. Contracts issued by the same insurer to the same OWNER in the same year are treated as one contract for tax purposes. Distributions from NON-QUALIFIED contracts are taxed as ordinary income to the extent they are attributable to earnings. Since you have already been taxed on the cost basis, distributions attributable to PURCHASE PAYMENTS are generally not taxed.

There may be a 10% tax penalty on earnings withdrawn before you reach age
59 1/2. Certain exceptions apply, such as death or disability as defined by the Code.

DIVERSIFICATION

Variable annuity contracts receive TAX DEFERRAL as long as investment in the PORTFOLIOS meet diversification standards set by Treasury Regulations. This favorable tax treatment allows you to select and make transfers among PORTFOLIOS without paying income tax until you take money out.

We believe the PORTFOLIOS offered under this contract are being managed to comply with existing standards. To date, neither Treasury Regulations nor the Code give specific guidance as to the circumstances under which your contract might lose its tax favored status as an annuity because of the number and type of PORTFOLIOS you can select from, and the extent to which you can make transfers. If issued, such guidance could be applied either prospectively or retroactively. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

TAX WITHHOLDING

Generally, federal income tax is withheld from the taxable portion of withdrawals at a rate of 10%. Withholding on periodic payments as defined by the Code is at the same rate as wages. Typically, you may elect not to have income taxes withheld or to have withholding done at a different rate. Certain distributions from 403(b) plans, which are not directly rolled over to another eligible retirement plan or IRA, are subject to a mandatory 20% withholding.

---------------------------------------------------

7. ACCESS TO YOUR MONEY
----------------------------------------------

Under your contract, money may be accessed:

  - by withdrawing all or some of your money during the ACCUMULATION PHASE;

  - by receiving payments during the INCOME PHASE (see Section 2 - Annuity Payments); or

  - when a death benefit is paid to your BENEFICIARY (see Section 9 - Death Benefit).

During the ACCUMULATION PHASE, you can take money out by writing to us. Withdrawals must be at least $250. If you take a partial withdrawal, you must tell us from which PORTFOLIOS and/or guaranteed periods under the Guaranteed Interest Period Fixed Account Option we are to take the withdrawal. However, withdrawals are not allowed from the Dollar Cost Averaging Fixed Account Option except upon surrender of the contract. Once we receive your request, withdrawals from the PORTFOLIOS will be effective as of the next close of the NYSE.

There may be a withdrawal charge. If you move money out before the end of a guaranteed period under the Guaranteed Interest Period Fixed Account Option, a market value adjustment will apply.

FREE WITHDRAWAL AMOUNT

There is no withdrawal charge on the first withdrawal you make in a contract year. There is no market value adjustment on withdrawals from the Guaranteed Interest Period Fixed Account Option that are taken within 30 days after the end of the guaranteed period.

REPETITIVE WITHDRAWALS

You may request Repetitive Withdrawals at a predetermined frequency and amount. Repetitive Withdrawals may be used to avoid tax penalties for premature withdrawals or to satisfy distribution requirements of certain retirement plans. To do this they must be a part of substantially equal withdrawals made at least annually and based on:

  - your life expectancy; or

  - the joint life expectancy of you and a BENEFICIARY.

You may begin Repetitive Withdrawals based on life expectancy by providing us with the correct information we need to calculate the monthly, quarterly, or annual withdrawal amount. If you take additional withdrawals or otherwise modify or stop these Repetitive Withdrawals, a withdrawal charge may apply and there may be tax consequences and penalties.

If you make Repetitive Withdrawals that are not based on life expectancy, the same restrictions, income taxes, and tax penalties that apply to random withdrawals also apply to Repetitive Withdrawals.

WITHDRAWAL RESTRICTIONS ON TSA OR 403(b)

Withdrawals attributable to salary reduction contributions to TSAs for years after 1988 and any earnings accrued after 1988, cannot be taken out unless:

  - you attain age 59 1/2;

  - you leave your job;

  - you die or become disabled as defined by the Code;

  - you experience a qualifying hardship (applies to contributions only); or

  - you divorce and a distribution to your former spouse is permitted under a Qualified Domestic Relations Order.

Tax penalties may apply to withdrawals. Restrictions on withdrawals from TSAs do not affect rollovers or transfers between certain retirement plans.

WITHDRAWAL RESTRICTIONS ON
TEXAS OPTIONAL RETIREMENT PROGRAM
("TEXAS ORP")

Withdrawals from contracts issued in connection with Texas ORP cannot be taken unless you:

  - terminate employment in all eligible Texas institutions of higher education;

  - retire;

  - attain age 70 1/2; or

  - die.

You must obtain a certificate of termination from your employer before you request a withdrawal from the Texas ORP.

MINIMUM VALUE

You must withdraw the entire amount out of a PORTFOLIO or guaranteed period under the Guaranteed Interest Period Fixed Account Option if, after a withdrawal, the remaining value in the PORTFOLIO or guaranteed period would be less than $500. Similarly, you must withdraw the entire contract value and your contract will terminate if, after a withdrawal, the remaining contract value would be less than the minimum, if any, stated in your contract. Investment performance alone will not cause a forced withdrawal.

Withdrawals, including any charges, reduce the number of ACCUMULATION UNITS in the PORTFOLIOS and/or the value of the Guaranteed Interest Period Fixed Account Option as well as the death benefit. Income taxes, tax penalties and certain restrictions may also apply. See Section 6 - Taxes.

---------------------------------------------------

8. PERFORMANCE
----------------------------------------------

From time to time, we may advertise "yield", "effective yield", "total return", and "average annual total return" for some or all of the PORTFOLIOS. Some of the PORTFOLIOS have been in existence prior to being offered in the contract. We calculate performance data of any period prior to the PORTFOLIO being offered in the contract as if the PORTFOLIO had been offered during those periods, using current charges and expenses.

Performance data and rankings are based on historical results and do not promise or project future performance.

Standardized performance makes it easier for you to compare performance of variable contracts issued by different companies. It uses set time periods and PURCHASE PAYMENT amounts.

Non-standardized performance helps you compare performance of PORTFOLIOS within a contract. From time to time, non-standardized performance may accompany standardized figures. Non-standardized performance uses different time periods and PURCHASE PAYMENT amounts. Non-standardized PORTFOLIO performance may appear higher. Non-standardized figures may also include performance of a PORTFOLIO prior to the PORTFOLIO'S availability in any variable annuity contract we offer.

Each PORTFOLIO may, from time to time, advertise performance relative to certain performance rankings and indices compiled on an industry-wide basis, for example:

  - "Lipper Variable Insurance Products Performance Analysis Service" monitors performance for variable annuity PORTFOLIOS and is published by Lipper Analytical Services, Inc.

  - "VARDS Report" is a monthly, variable annuity industry analysis published by Financial Planning Resources, Inc.

  - "Variable Annuity Performance Report" is a monthly analysis of variable annuity performance published by Morningstar, Inc.

Rankings provided by these and other sources may not include all applicable charges. More information on the method used to calculate performance for the PORTFOLIOS and information about independent services that monitor and rank the performance of variable annuities is in the SAI.

---------------------------------------------------

9. DEATH BENEFIT
----------------------------------------------

DEATH DURING THE ACCUMULATION PHASE

During the ACCUMULATION PHASE, a death benefit is payable to the BENEFICIARY upon the death of the first OWNER to die or, if the OWNER is a non-natural person (e.g., a corporation or trust), on the death of the first ANNUITANT to die.

To pay the death benefit we need proof of death, such as a certified copy of a death certificate, plus written direction from your BENEFICIARY regarding how he or she wants to receive the money.

The death benefit is the higher of:

  1) your current contract value; or

  2) if you are a sole OWNER or the oldest JOINT OWNER, the Minimum Guaranteed Death Benefit.

When determining the higher of (1) or (2) above, the calculations are based on the earlier of:

  - the date we receive proof of death and the BENEFICIARY'S election of how to receive payment; or

  - six months from the date of death.

The initial Minimum Guaranteed Death Benefit is equal to your first PURCHASE PAYMENT. It is reset on each 5-year contract anniversary until the oldest OWNER attains age 75. The reset benefit is equal to the immediately preceding Minimum Guaranteed Death Benefit or is "stepped up" to your contract value on that date, if higher.

The Minimum Guaranteed Death Benefit is immediately increased by additional PURCHASE PAYMENTS and adjusted for withdrawals and ANNUITY PAYMENTS made under the Payments Based on a Number of Years annuity option.

If we add money to your contract in order to satisfy the Minimum Guaranteed Death Benefit, we will allocate it to the investment options in accordance with instructions we receive from your BENEFICIARY.

The death benefit is subject to investment performance and applicable contract charges until the date payment is made. This value may go up or down. Thus, BENEFICIARIES should notify us of a death as promptly as possible to limit their risk of a decline in benefit value. We will waive any negative market value adjustment on the portion of the death benefit in a guaranteed period under the Guaranteed Interest Period Fixed Account Option that is withdrawn from the contract by the BENEFICIARY within 60 days from the date we receive proof of death.

A BENEFICIARY under a NON-QUALIFIED contract may elect to receive the death benefit as:

  1) a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

  2) ANNUITY PAYMENTS made over the BENEFICIARY'S life or life expectancy. To receive ANNUITY PAYMENTS, the BENEFICIARY must make this election within 60 days from our receipt of proof of death. ANNUITY PAYMENTS must begin within one year from the date of death. Once ANNUITY PAYMENTS begin they cannot be changed.

A BENEFICIARY under a QUALIFIED contract may have different death benefit elections depending upon the retirement plan.

In some cases, a spouse who is entitled to receive a death benefit may have the option to continue the contract instead. If this spouse is also the oldest JOINT OWNER, the Minimum Guaranteed Death Benefit will apply on the death of this spouse. Otherwise, the benefit on the death of your spouse will be the contract value.


DEATH DURING THE INCOME PHASE



During the INCOME PHASE, there is no longer a death benefit under the contract unless you choose the Payments Based on a Number of Years annuity option. Under this option, if an OWNER dies before the entire contact value has been paid out, a death benefit calculated in the same manner as a death benefit determined during the ACCUMULATION PHASE, is payable to the BENEFICIARY. Other annuity options may have remaining ANNUITY PAYMENTS after the death of the ANNUITANT. The death benefit or remaining ANNUITY PAYMENTS will be distributed at least as rapidly as under the annuity option then in effect. See Section 2 - Annuity Payments for more information.


BENEFICIARY

The BENEFICIARY under the contract is determined as follows:

  - surviving OWNER or JOINT OWNER; or if none, then

  - surviving primary BENEFICIARIES; or if none, then

  - surviving contingent BENEFICIARIES; or if none, then

  - estate of the last OWNER to die.

You designate BENEFICIARIES on your contract application. You may change the BENEFICIARY at any time by sending us a signed and dated request. An irrevocable BENEFICIARY must consent in writing to any change. A new BENEFICIARY designation revokes any prior designation and is not effective until we record the change. We are not responsible for the validity of any BENEFICIARY designation nor for any actions we may take prior to receiving and recording a BENEFICIARY change.


After your death, the BENEFICIARY has the right to receive the death benefit or to change the payee for remaining

ANNUITY PAYMENTS. Thus, BENEFICIARIES should notify us of a death as promptly as possible.


---------------------------------------------------

10. OTHER INFORMATION
----------------------------------------------

SAFECO LIFE

SAFECO Life was incorporated as a stock life insurance company under Washington law on January 23, 1957. We provide individual and group life, accident and health insurance, and annuity products and are licensed to do business in the District of Columbia and all states except New York. We are a wholly owned subsidiary of SAFECO Corporation which is a holding company whose subsidiaries are primarily engaged in insurance and financial service businesses.

SEPARATE ACCOUNT

We established SAFECO Separate Account C ("Separate Account") under Washington law on February 11, 1994. The Separate Account holds the assets that underlie contract values invested in the PORTFOLIOS. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

Under Washington law, the assets in the Separate Account are the property of SAFECO Life. However, assets in the Separate Account that are attributable to contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of SAFECO Life. Promises we make in the contract are general corporate obligations of SAFECO Life and are not dependent on assets in the Separate Account.

We reserve the right to combine the Separate Account with one or more of our other separate accounts or to deregister the Separate Account under the 1940 Act if such registration is no longer required.

GENERAL ACCOUNT

If you put your money into the FIXED ACCOUNT options, it goes into SAFECO Life's general account. The general account is made up of all of SAFECO Life's assets other than those attributable to separate accounts. All of the assets of the general account are chargeable with the claims of any of our contract OWNERS as well as our creditors. The general account invests its assets in accordance with state insurance law.

We are not required to register the FIXED ACCOUNT options or any interests therein, with the SEC. For this reason, SEC staff has not reviewed disclosure relating to the FIXED ACCOUNT options. However, such disclosure may be subject to general provisions in federal securities laws that relate to accuracy and completeness of statements made in the prospectus.

DISTRIBUTION (PRINCIPAL UNDERWRITER)

The contracts are underwritten by SAFECO Securities, Inc. ("SSI"). They are sold by individuals who, in addition to being licensed to sell variable annuity contracts for SAFECO Life, are also registered representatives of broker-dealers who have a current sales agreement with SSI. SSI is an affiliate of SAFECO Life and is located at 10865 Willows Road NE, Redmond, Washington 98052. It is registered as a broker-dealer with the SEC under the Securities Act of 1934 and is a member of the National Association of Securities Dealers, Inc. No amounts are retained by SSI for acting as principal underwriter for SAFECO Life contracts.

The commissions paid to registered representatives on the sale of contracts are not more than 1% of PURCHASE PAYMENTS. In addition, annual trail commissions, allowances, and bonuses may be paid to registered representatives and/or other distributors of the contracts. A bonus dependent upon persistency is one type of bonus that may be paid.

LEGAL PROCEEDINGS

There are no legal proceedings to which the Separate Account or SSI is a party. SAFECO Life is engaged in various kinds of litigation which, in the opinion of SAFECO Life, are not of material importance in relation to the total capital and surplus of SAFECO Life.

RIGHT TO SUSPEND ANNUITY PAYMENTS, TRANSFERS, OR WITHDRAWALS

We may be required to suspend or postpone payment of ANNUITY PAYMENTS, transfers, or withdrawals from the PORTFOLIOS for any period of time when:

  - the NYSE is closed (other than customary weekend or holiday closings);

  - trading on the NYSE is restricted;

  - an emergency exists such that disposal of or determination of the value of the PORTFOLIO shares is not reasonably practicable; or

  - the SEC, by order, so permits for your protection.

Additionally, we reserve the right to defer payment of transfers or withdrawals from the FIXED ACCOUNT options for the period permitted by law, but not for more than six months.

VOTING RIGHTS

SAFECO Life is the legal owner of the PORTFOLIOS' shares. However, when a PORTFOLIO solicits proxies in connection with a shareholder vote, we are required to ask you for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. You have no voting rights with respect to values in the FIXED ACCOUNT options.

REDUCTION OF CHARGES OR ADDITIONAL AMOUNTS CREDITED

Under some circumstances we may expect to experience lower costs or higher revenues associated with issuing and administering certain contracts. For example, expenses are expected to be less when contracts are sold to a large group of individuals. Under such circumstances we may pass a portion of these anticipated savings on to you by reducing OWNER transaction charges or crediting additional interest to the FIXED ACCOUNT options.

We may also take such action in connection with contracts sold to our officers, directors, and employees and their family members, employees of our affiliates and their family members, and registered representatives and employees of broker-dealers that have a current selling agreement with us. In each circumstance such actions will be reasonably related to the savings or revenues anticipated and will be applied in a non-discriminatory manner. These actions may be withdrawn or modified by us at any time.

INTERNET INFORMATION

You can find more information about the Spinnaker Variable Annuity Contract as well as other products and financial services offered by SAFECO companies on the Internet at http://www.SAFECO.com. This website is frequently updated with new information and can help you locate a representative near you.

The SEC also maintains a website at http://www.sec.gov, which contains a copy of the Separate Account's most recent registration statement and general consumer information.

FINANCIAL STATEMENTS

The financial statements of SAFECO Life and SAFECO Separate Account C are included in the Statement of Additional Information.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

Separate Account
Experts
Distribution
Performance Information
Market Value Adjustment
Federal Tax Status
Annuity Provisions
Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    APPENDIX
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ACCUMULATION UNIT VALUE HISTORY

As this is a new product, there is no ACCUMULATION UNIT value history.

            SPINNAKER-REGISTERED TRADEMARK- ADVISOR VARIABLE ANNUITY
                      STATEMENT OF ADDITIONAL INFORMATION
         INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                                   ISSUED BY
                           SAFECO SEPARATE ACCOUNT C
                                      AND
                         SAFECO LIFE INSURANCE COMPANY

This Statement of Additional Information is not a prospectus and should be read in conjunction with the prospectus for the Individual Flexible Premium Deferred Variable Annuity Contract.
The prospectus concisely sets forth information that a prospective investor should know before investing. For a copy of the prospectus, call 1-877-472-3326 or write to SAFECO Life Insurance Company, Annuity Service Office, Retirement Services Department, P.O. Box 34690, Seattle, Washington 98124-1690.
This Statement of Additional Information and the prospectus are both dated October 9, 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SEPARATE ACCOUNT............................................      2
  Mortality and Expense Guarantee...........................      2

EXPERTS.....................................................      2

DISTRIBUTION................................................      3

PERFORMANCE INFORMATION.....................................      3
  Total Return..............................................      3
  Yield.....................................................      4
  Performance Comparison....................................      4
  Tax Comparison............................................      5

MARKET VALUE ADJUSTMENT.....................................      5

FEDERAL TAX STATUS..........................................      6
  Note......................................................      6
  General...................................................      7
  Diversification...........................................      7
  Multiple Contracts........................................      8
  Contracts Owned by Other than Natural Persons.............      8
  Income Tax Withholding....................................      8
  Tax Treatment of Withdrawals - Non-Qualified Contracts....      9
  Retirement Plans..........................................      9
  Tax Treatment of Withdrawals - Qualified Contracts........     11
  Tax Sheltered Annuities - Withdrawal Limitations..........     11

ANNUITY PROVISIONS..........................................     12
  Annuity Unit Value........................................     12
  Variable Annuity Payments.................................     12
  Fixed Annuity Payments....................................     13

FINANCIAL STATEMENTS........................................     13

                                SEPARATE ACCOUNT

SAFECO Life Insurance Company ("the Company", "we", and "us"), is a wholly owned subsidiary of SAFECO Corporation which is a holding company whose subsidiaries are engaged primarily in insurance and financial services businesses. We established SAFECO Separate Account C ("the Separate Account") on February 11, 1994, to hold assets that underlie contract values invested in the portfolios. The Separate Account meets the definition of "separate account" under Washington State law and under the federal securities laws. It is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940, as amended. This registration does not involve supervision of the management of the Separate Account or the Company by the SEC.

The assets of the Separate Account are the property of the Company. The Separate Account invests in the underlying portfolios that are offered under the contract. Each portfolio is a part of a series of portfolios designed for use in variable annuity and variable life insurance products, not all of which may be available under the contracts described herein. We maintain records of all Separate Account purchases and redemptions of the shares of the portfolios. We do not guarantee the investment performance of the Separate Account, its assets, or the portfolios. Contract values allocated to the Separate Account and the amount of variable annuity payments will vary with the value of the shares of the underlying portfolios, and are also reduced by expenses and transaction charges assessed under the contracts.

Accumulation units and variable annuity payments will reflect the investment performance of the Separate Account with respect to amounts allocated to it. Since the Separate Account is always fully invested in the shares of the portfolios, its investment performance reflects the investment performance of those entities. The investments of the Separate Account will be valued at their fair market value in accordance with the procedures approved by the Board of Directors of SAFECO Life Insurance Company and the Separate Account committee. The values of such shares held by the Separate Account fluctuate and are subject to the risks of changing economic conditions. The contract owner bears the entire investment risk. There can be no assurance that the aggregate value in the contract and amount of variable annuity payments will equal or exceed the purchase payments made under a contract for the reasons described above, or because of the premature death of the annuitant after the annuity date.

MORTALITY AND EXPENSE GUARANTEE

We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the contract (although the Company does not guarantee the amounts of the variable annuity payments).

A portion of the proceeds from the mortality and expense risk charge will also be utilized to meet distribution costs and related expenses. We have represented in documents filed with the SEC that the mortality and expense risk charge is consistent with the mortality and expense risks we assume and is within the range of industry practice, based on our review of our requirements and industry practice. Moreover, we have represented that use of any proceeds from such charge to defray distribution expenses has a reasonable likelihood of benefiting the Separate Account and owners.

                                    EXPERTS

The financial statements of SAFECO Separate Account C and SAFECO Life Insurance Company and Subsidiaries, appearing in this Statement of Additional Information, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  DISTRIBUTION

SAFECO Securities, Inc. (SSI), an affiliate of the Company, acts as the principal underwriter for the contracts. The contracts issued by the Separate Account are offered on a continuous basis.

                            PERFORMANCE INFORMATION

TOTAL RETURN

"Total return" is the total percentage change in the unit value of an investment over a stated period of time. It reflects all aspects of a portfolio's return, including the automatic reinvestment by the portfolio of all distributions and the deduction of all applicable charges to the portfolio on an annual basis, including mortality and expense risk charges, the asset related administration charge, and any other charges against contract value. Quotations also will assume a termination (surrender) at the end of the particular period. Additional quotations may be given that do not assume a termination (surrender) since the contracts are intended as long-term products.

Standardized total return figures which appear in advertisements or sales literature will be calculated for required time periods based on a set initial investment amount. From time to time, non-standardized total return figures may accompany the standardized figures. Non-standardized total return figures may be calculated in a variety of ways including but not necessarily limited to different time periods, different initial investment amounts, additions of periodic payments, and use of time weighted average annual returns which take into consideration the length of time each investment has been invested. Non-standardized figures may cause the performance of the portfolios to appear higher than performance calculated using standard parameters.

"Average annual total return" is the annual percentage change in the unit value of an investment over a stated period of time. It is calculated by determining the growth or decline in value of a hypothetical investment in the portfolio over certain periods, including 1, 5, and 10 years (up to the portfolio's availability through the Separate Account), and then calculating the annually compounded percentage rate that would have produced the same result if the rate of growth or decline in value had been constant over the period. Investors should realize that the portfolio's experience is not constant over time, but changes from year to year, and that the average annual returns represent averaged figures as opposed to the year-to-year performance of a portfolio. Average annual returns are calculated pursuant to the following formula:

                        P(1 + T)to the power of n = ERV

where:

P      =  a hypothetical initial payment of $1,000;
T      =  the average annual total return;
n      =  the number of years; and
ERV    =  the withdrawal value at the end of the time period used.

"Cumulative total returns" are not averaged and reflect the simple change in value of a hypothetical investment in the portfolio over a stated period of time.

Total return, average total return, and cumulative total return assume reinvestment of dividend and capital gains distributions.

From time to time, additional quotations of total return based on the historical performance of the portfolios may also be presented.

YIELD

Some portfolios may advertise yields. Yields quoted in advertising reflect the change in value of a hypothetical investment in the portfolio over a stated period of time, not taking into account capital gains or losses. Yields are annualized and stated as a percentage.

Current yield and effective yield are calculated for the RST Money Market Portfolio. Current yield is based on the change in the value of a hypothetical investment (exclusive of capital changes) over a particular seven (7) day period, less a hypothetical charge reflecting deductions from values during the period (the base period), and stated as a percentage of the investment at the start of the base period (the base period return). The base period return is then annualized by assuming that the income generated during the seven day period continues to be generated each week for a 52 week period. It is multiplied by 365/7, with the resulting yield figure carried to at least the nearest hundredth of one percent. Effective yield assumes that all dividends received during an annual period have been reinvested. This compounding effect causes effective yield to be higher than current yield. Calculation of effective yield begins with the same base period return used in the calculation of current yield, which is then annualized to reflect weekly compounding pursuant to the following formula:

     Effective Yield = [(Base Period Return + 1)to the power of 365/7] - 1

For the RST Money Market Portfolio, total return and average annual total return are non-standardized performance figures which may accompany the standardized yield and effective yield.

Yield for portfolios other than RST Money Market Portfolio is based on all investment income (including dividends and interest) per accumulation unit earned during a particular thirty (30) day period, less expenses accrued during the period (net investment income). Yield is computed by dividing net investment income by the value of an accumulation unit on the last day of the period, according to the following formula:

                 Yield = 2[((a-b)/cd + 1)to the power of 6 - 1]

where:

a    =  net investment income earned during the period by the corresponding portfolio;
b    =  expenses accrued for the period (net of any reimbursements);
c    =  the average daily number of accumulation units outstanding during the period; and
d    =  the value (maximum offering price) per accumulation unit on the last day of the period.

The income is then annualized on a 360 day basis by assuming that the income generated during the 30 day period continues to be generated each month for a 12 month period and is shown as a percentage of the investment.

PERFORMANCE COMPARISON

The Company may also show historical accumulation unit values in certain advertisements containing illustrations. These illustrations will be based on actual accumulation unit values. Performance information for a portfolio may be compared, in reports and advertising, to: (i) Standard & Poor's Stock Index, Dow Jones Industrial Averages, Donahue Money Market Institutional Averages, or other unmanaged indices generally regarded as representative of the securities markets; (ii) other variable annuity separate accounts or other investment products tracked by Lipper Analytical Services, Inc., the Variable Annuity Research and Data Service, or Morningstar, Inc., which are widely used independent research firms that rank mutual funds and other investment companies by overall performance, investment objectives and assets; and (iii) the Consumer Price Index (a measure of inflation) to assess the real rate of return from an investment in a contract. Unmanaged indices may assume the reinvestment of dividends but generally do not reflect deductions for annuity charges, investment management costs, brokerage costs and other transaction costs that are normally paid when directly investing in securities.

Total returns, yields, and other performance information may be quoted numerically or in a table, graph, or similar illustration. Reports and advertising also may contain other information, including the ranking of any portfolio derived from rankings of variable annuity separate accounts or other investment products tracked by Lipper Analytical Services, Inc. or by rating services, companies, publications, or other persons which rank separate accounts or other investment products on overall performance or other criteria.

TAX COMPARISON

Reports and advertising also may show the effect of tax deferred compounding on investment returns, or returns in general, illustrated by graphs, charts, or otherwise, which may include a comparison, at various points in time, of the return from an investment in a contract (giving effect to all fees and charges), or returns in general, on a tax-deferred basis (assuming one or more tax rates) with the return on a taxable basis, and which will disclose the tax characteristics of the investments shown, including the impact of withdrawals and surrenders.

                            MARKET VALUE ADJUSTMENT

If money is withdrawn from a guaranteed period under the Guaranteed Interest Period Fixed Account Option before the end of the guaranteed period, we will apply a Market Value Adjustment ("MVA"). The MVA reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. In general, the longer the time remaining to the end of the guaranteed period when the money is withdrawn, the greater the impact due to changing interest rates. The MVA can be positive or negative. However, upon total withdrawal from a guaranteed period, you will never receive less than 100% of the original amount allocated to that guaranteed period accumulated at 3% annualized interest and adjusted for any prior withdrawals. If amounts are taken from more than one guaranteed period at the same time, the MVA is calculated individually for each guaranteed period. The MVA formula is as follows:

                            MVA = W X (Ic - In) X Fs

where:

W      =  the amount withdrawn, transferred, or annuitized from a guaranteed period under the Guaranteed Interest Period Fixed
          Account Option;
Ic     =  the interest rate, in decimal form, credited on the money withdrawn, transferred, or annuitized;
In     =  the interest rate, in decimal form, that would be credited on new money allocated to a guaranteed period of the same
          duration as the guaranteed period from which money is being taken;
Fs     =  the adjustment factor, which varies by the length of time remaining in the guaranteed period and the interest rate
          credited on the money withdrawn, transferred, or annuitized;
s      =  the number of years remaining until the end of the
          guaranteed period from which money is being taken. The
          adjustment factor for partial years will be interpolated
          between whole-year adjustment factors.

               ADJUSTMENT FACTORS (FS)
NUMBER OF YEARS REMAINING       WHERE         WHERE
IN THE GUARANTEED PERIOD       IC < 6%       IC > 6%
-------------------------      --------      --------
            0                    0.00          0.00
            1                    0.90          0.90
            2                    1.80          1.75
            3                    2.60          2.50
            4                    3.40          3.15
            5                    4.10          3.80
            6                    4.80          4.35
            7                    5.40          4.85
            8                    6.00          5.35
            9                    6.50          5.75
           10                    7.00          6.15

Examples of a MVA on withdrawals taken before the end of a guaranteed period under the Guaranteed Interest Period Fixed Account Option:

EXAMPLE 1
Assume a 5-year guaranteed period is purchased for $25,000 and earns annualized interest at 6.6%. Two years and 61 days later a total withdrawal is requested from this guaranteed period (there are 2 years and 304 days left to the end of the guaranteed period). A new 5-year guaranteed period is now earning 7.0%.

The MVA that applies equals:

$25,000 X 1.066 to the power of (2+61/365) X (.066 - .070) X (1.75 + (2.50 -
1.75) X 304/365) = $28,713.97 X (-.004) X 2.375 = -$272.74

$28,713.97 - 272.74 = $28,441.23

The minimum guaranteed value after the MVA is $25,000 X 1.03 to the power of (2+61/365) = $26,653.84.

Since $28,441.23 is greater than $26,653.84, the customer will receive
$28,441.23.

EXAMPLE 2
Assume a 3-year guaranteed period is purchased for $20,000 and earns annualized interest at 5.45%. Two years and 182 days later a total withdrawal is requested from this guaranteed period (there are 183 days left to the end of the guaranteed period). A new 3-year guaranteed period is now earning 5.00%.

The MVA that applies equals:

$20,000 X 1.0545 to the power of (2+182/365) X (.0545 - .0500) X (.90 X
183/365) =
$22,835.73 X .0045 X .4512 = $46.37

$22,835.73 + 46.37 = $22,882.10

The minimum guaranteed value after the MVA is $20,000 X 1.03 to the power of (2+182/365) = $21,533.05.

Since $22,882.10 is greater than $21,533.05 the customer will receive
$22,882.10.


From time to time we may limit or change guaranteed periods under the Guaranteed Interest Period Fixed Account Option that exceed four years. For purposes of calculating MVAs, we will continue to set new money rates for all guaranteed periods.


                               FEDERAL TAX STATUS

NOTE

The following description is based upon the Company's understanding of current federal income tax law applicable to annuities in general. Tax laws are complex and subject to change. We cannot predict the probability that any changes in the interpretation of or the laws themselves, will occur. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. We do not guarantee the tax status of the contracts. Purchasers bear the complete risk that the contracts may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described in this SAI or the prospectus may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

GENERAL

Section 72 of the Internal Revenue Code of 1986, as amended, ("the Code") governs taxation of annuities in general. An owner is generally not taxed on increases in the value of a contract until distribution occurs, either in the form of a lump sum payment, a withdrawal, or as annuity payments under the option elected. For a lump sum payment received as a total surrender (total redemption), the recipient is generally taxed on the portion of the payment that exceeds the cost basis in the contract. For non-qualified contracts, this cost basis is generally the purchase payments, while for qualified contracts there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates.

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. The exclusion amount for payments based on a fixed annuity is determined by multiplying the payment by the ratio that the cost basis of the contract (adjusted for any period certain or refund feature) bears to the expected return under the contract. The exclusion amount for payments based on a variable annuity is determined by dividing the cost basis of the contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the contract has been recovered (i.e. when the total of the excludable amounts equals the investment in the contract) are generally fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of retirement plans there may be no cost basis in the contract within the meaning of Section 72 of the Code resulting in the annuity payments being fully includable in taxable income. Owners, payees and beneficiaries under the contracts should seek competent financial advice about the tax consequences of any distributions.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

DIVERSIFICATION

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"), adequately diversified. Disqualification of the contract as an annuity contract would result in imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to the receipt of payments under the contract. The Code contains a safe harbor provision which provides that annuity contracts such as the contracts meet the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. Government securities and securities of other regulated investment companies.

On March 2, 1989, the Treasury Department issued Regulations (Treas. Reg. 1.817-5), which established diversification requirements for the portfolios underlying variable contracts such as those described in the prospectus. The Regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the Regulations, an investment portfolio will be deemed adequately diversified if: (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments.

The Code provides that, for purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

The Company intends that all portfolios underlying the contracts will be managed in such a manner as to comply with these diversification requirements.

The Treasury Department has indicated that the diversification Regulations do not provide guidance regarding the circumstances in which owner control of the investments of the Separate Account will cause the contract owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the contract. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of owner control which may be exercised under the contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the contract owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as your ability to transfer among portfolios or the number and type of portfolios available, would cause you to be considered the owner of the assets of the separate account resulting in the imposition of federal income tax with respect to earnings allocable to the contract prior to receipt of payments under the contract.

In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the contract owner being retroactively determined to be the owner of the assets of the Separate Account.

Due to the uncertainty in this area, the Company reserves the right to modify the contract in an attempt to maintain favorable tax treatment.

MULTIPLE CONTRACTS

The Code provides that multiple non-qualified annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple contracts. These aggregation rules may also apply in connection with certain 457 plans. You should consult a tax adviser prior to purchasing more than one annuity in any calendar year.

CONTRACTS OWNED BY OTHER THAN NATURAL PERSONS

Under Section 72(u) of the Code, the earnings on purchase payments for the contracts will be taxed currently to the owner if the owner is not a natural person, e.g. a corporation or certain other entities, unless the contract is held by certain trusts or other entities as an agent for a natural person or to hold retirement plan assets. Purchasers who are not natural persons should consult their own tax counsel or other tax adviser before purchasing a contract.

INCOME TAX WITHHOLDING

All distributions or any portion(s) thereof which are includable in the gross income of the owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate. Special withholding rules apply to United States citizens residing outside the United States and to non-resident aliens.

Effective January 1, 1993, certain distributions from retirement plans qualified under Section 401 or Section 403(b) of the Code, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to:
a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary; or b) distributions for a specified period of 10 years or more; or c) distributions which are required minimum distributions; or d) the portion of distributions not includable in gross income (i.e. returns of after-tax contributions). You should consult your own tax counsel or other tax adviser regarding income tax withholding.

TAX TREATMENT OF WITHDRAWALS - NON-QUALIFIED CONTRACTS

Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the contract value exceeds the aggregate purchase payments made, any amount withdrawn will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings (including any positive MVAs) are includable in gross income. It further provides that a ten percent (10%) penalty will apply to the income portion of any premature distribution. However, the penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1/2;
(b) after the death of the owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) in a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his or her beneficiary;
(e) under an immediate annuity; or (f) which are allocable to purchase payments made prior to August 14, 1982.

The above information does not apply to qualified contracts. However, separate tax withdrawal penalties and restrictions may apply to such qualified contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.)

RETIREMENT PLANS

The contracts offered herein are designed to be suitable for use under various types of retirement plans. Taxation of participants in each retirement plan varies with the type of plan and terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a retirement plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into the Company's administrative procedures. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the contract comply with applicable law. Following are general descriptions of some types of retirement plans with which the contracts are most often used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding retirement plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a contract issued in connection with a retirement plan.

Contracts issued in connection with retirement plans include special provisions that may restrict or modify the contract provisions and administrative services described in the prospectus. Generally, contracts issued pursuant to retirement plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from these contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts", below.)

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The contracts sold by the Company in connection with retirement plans will utilize annuity purchase rate tables which do not differentiate on the basis of sex. Such annuity purchase rate tables will also be available for use in connection with certain non-qualified deferred compensation plans.

a.  Tax Sheltered Annuities
    Section 403(b) of the Code permits the purchase of "Tax Sheltered Annuities" ("TSA") by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the contracts for the benefit of their employees. Such contributions are not includable in the gross income of the employees until the employees receive distributions from the contracts. The amount of contributions to the tax sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.) Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

b.  Individual Retirement Annuities
    Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as a traditional "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's gross income. These IRAs are subject to limitations on eligibility, contributions, transferability and distributions. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.) Traditional IRAs include the SEP IRA and SIMPLE IRA. An employer can establish a SEP IRA or SIMPLE IRA for its employees. Under an employer's SEP IRA or SIMPLE IRA, contributions for each eligible employee can be made under a contract issued as an IRA. Under certain conditions, distributions from other IRAs and other retirement plans may be rolled over or transferred on a tax-deferred basis into an IRA. Sales of contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of contracts to be qualified as Individual Retirement Annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

c.  Roth Individual Retirement Annuities
    Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Section 408A includes limits on how much you may contribute to a Roth Individual Retirement Annuity and when distributions may commence. Qualified distributions from Roth Individual Retirement Annuities are excluded from taxable gross income. "Qualified distributions" are distributions which (a) are made more than five years after the taxable year of the first contribution to the Roth Individual Retirement Annuity, and (b) meet any of the following conditions; (1) the annuity owner has reached age 59 1/2; (2) the distribution is paid to a beneficiary after the owner's death; (3) the annuity owner is disabled; or (4) the distribution will be used for a first time home purchase. (Qualified distributions for first time home purchases may not exceed $10,000.) Non-qualified distributions are includable in taxable gross income only to the extent that they exceed the contributions made to the Roth Individual Retirement Annuity. The taxable portion of a non-qualified distribution may be subject to the 10% penalty tax.

    Subject to certain limitations, you may convert a regular Individual Retirement Account or Annuity to a Roth Individual Retirement Annuity. You will be required to include the taxable portion of the conversion in your taxable gross income, but you will not be required to pay the 10% penalty tax.

d.  Deferred Compensation Plans
    Section 457 of the Code permits governmental and certain other tax exempt employers to establish deferred compensation plans for the benefit of their employees. The Code establishes limitations and restrictions on eligibility, contributions and distributions. Under these plans, contributions made for the benefit of the employees will not be includable in the employees' gross income until distributed from the plan. Special rules apply to deferred compensation plans. Owners should consult their own tax counsel or other tax adviser regarding any distributions.

TAX TREATMENT OF WITHDRAWALS - QUALIFIED CONTRACTS

Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from certain retirement plans, including contracts issued and qualified under Code Sections 403(b) (Tax Sheltered Annuities) and 408 (Individual Retirement Annuities). To the extent amounts are not includable in gross income because they have been rolled over to an IRA or to another eligible plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the owner or annuitant (as applicable) reaches age 59 1/2;
(b) distributions following the death or disability of the owner or annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the owner or annuitant (as applicable) or the joint lives (or joint life expectancies) of such owner or annuitant (as applicable) and his or her designated beneficiary;
(d) distributions to an owner or annuitant (as applicable) who has separated from service after he has attained age 55; (e) distributions made to the owner or annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code Section 213 to the owner or annuitant (as applicable) for amounts paid during the taxable year for medical care;
(f) distributions made to an alternate payee pursuant to a Qualified Domestic Relations Order; (g) distributions made to pay health insurance premiums for an unemployed owner or annuitant; (h) distributions made to an owner or annuitant to pay qualified higher education expenses; and (i) distributions made to an owner or annuitant for first home purchases. The exceptions stated in (d),
(e) and (f) above do not apply in the case of an Individual Retirement Annuity. The exception stated in (c) above applies to an Individual Retirement Annuity without the requirement that there be a separation from service.

Generally, distributions from a retirement plan must commence no later than April 1st of the calendar year, following the year in which the employee attains age 70 1/2. Distributions from a TSA or Deferred Compensation Plan may, however, be deferred until actual retirement, if later. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Roth IRAs are not subject to the required minimum distribution rule. Distributions from a Roth IRA may be deferred until the death of the owner or annuitant.

TAX SHELTERED ANNUITIES - WITHDRAWAL LIMITATIONS

The Code limits the withdrawal of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Section 403(b)(11) of the Code) to circumstances only when the owner: (1) attains age 59 1/2;
(2) separates from service; (3) dies or becomes disabled (within the meaning of Section 72(m)(7) of the Code); (4) in the case of hardship, or (5) is divorced and the distribution is permitted under a Qualified Domestic Relations Order. Withdrawals for hardship are restricted to the portion of the owner's contract value which represents contributions made by the owner and does not include any investment results. The limitations on withdrawals became effective on January 1, 1989 and apply only to salary reduction contributions made after December 31, 1988, to income attributable to such contributions and to income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers or transfers between certain retirement plans. Owners should consult their own tax counsel or other tax adviser regarding any distributions.

                               ANNUITY PROVISIONS

ANNUITY UNIT VALUE

The value of an annuity unit for each portfolio on any date varies to reflect the investment experience of the portfolio, the assumed investment return of 4% on which the applicable Variable Annuity Purchase Rate Table is based, and the deduction for charges assessed and imposed by the Company, including a mortality and expense risk charge, asset related administration charge, and, if applicable, a charge for premium taxes.

For any valuation period the value of an annuity unit is determined by multiplying the value of an annuity unit for each portfolio, as of the immediately preceding valuation period by the Net Investment Factor(s) for the valuation period for which the value is being calculated, and dividing the result by the Assumed Investment Factor to adjust for the assumed investment return of 4% used in calculating the applicable Variable Annuity Purchase Rate Table.

The Net Investment Factor is a number that represents the change in the accumulation unit value of a portfolio on successive days when the NYSE is open. The Net Investment Factor for any portfolio for any valuation day is determined by taking the accumulation unit value of the portfolio as of the current valuation day and dividing it by the accumulation unit value for the preceding day. The Net Investment Factor may be greater than or equal to one, therefore the annuity unit value will usually increase or decrease.

The Assumed Investment Factor for a one day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table in the contract.

VARIABLE ANNUITY PAYMENTS

The amount of the first annuity payment under a contract is generally determined on the basis of the annuity option selected, the annuity purchase rate, the age and sex of the annuitant, and the annuity date. The amount of the first payment is the sum of the payments from each portfolio determined by applying the value of the contract used to purchase variable annuity payments, after deduction for premium taxes, if applicable, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table contained in the contract (which is guaranteed for the duration of the contract).

The number of annuity units credited for each portfolio is the amount of the first annuity payment attributable to that portfolio divided by the value of the applicable annuity unit for that portfolio as of the 15th day of the month preceding the annuity date. The number of annuity units used to calculate the variable annuity payment each month remains constant unless the owner changes portfolio elections. The value of an annuity unit will usually increase or decrease from one month to the next.

The dollar amount of each variable annuity payment after the first is the sum of the payments from each portfolio, which are determined by multiplying the number of annuity units credited for that portfolio by the annuity unit value of that portfolio as of the 15th of the month preceding the annuity payment.

To illustrate the manner in which variable annuity payments are determined consider this example. Item (4) in the example shows the applicable monthly payment rate (which varies depending on the Variable Annuity Purchase Rate Table used in the contract) for an annuitant with an adjusted age 63, where an owner has elected a variable life annuity with a guarantee period of 10 years with the assumed investment return of 4%. (2nd option described in the prospectus).

(1)  Assumed number of accumulation units in a portfolio on
     maturity date...............................................     25,000

(2)  Assumed value of an accumulation unit in a portfolio at
     maturity....................................................   $12.5000

(3)  Cash value of contract at maturity, (1) X (2)...............   $312,500

(4)  Consideration required to purchase $1 of monthly annuity
     from Variable Annuity Purchase Rate Table...................    $200.20

(5)  Amount of first payment from a portfolio, (3) divided by
     (4).........................................................  $1,560.94

(6)  Assumed value of annuity unit in a portfolio at maturity....   $13.0000

(7)  Number of annuity units credited in a portfolio, (5) divided
     by (6)......................................................   120.0722

The $312,500 value at maturity provides a first payment from the portfolio of $1,560.94, and payments thereafter of the varying dollar value of 120.0722 annuity units. The amount of subsequent payments from the portfolio is determined by multiplying 120.0722 units by the value of an annuity unit in the portfolio on the applicable valuation date. For example, if that unit value is $13.25, the monthly payment from the portfolio will be 120.0722 multiplied by $13.25, or $1,590.96.

However, the value of the annuity unit depends on the investment experience of the portfolio. Thus in the example above, if the Net Investment Factor for the following month was less than the assumed investment return of 4%, the annuity unit would decline in value. If the annuity unit value declined to $12.75 the succeeding monthly payment would then be 120.0722 x $12.75, or $1,530.92.

For the sake of simplicity the foregoing example assumes that all of the annuity units are in one portfolio. If there are annuity units in two or more portfolios, the annuity payment from each portfolio is calculated separately, in the manner illustrated, and the total monthly payment is the sum of the payments from the portfolios.

FIXED ANNUITY PAYMENTS

The amount of fixed annuity payments under a life annuity option remains constant and is determined by applying the adjusted value of the contract used to purchase fixed annuity payments to the Fixed Annuity Purchase Rate Table contained in the contract. SAFECO Life may substitute more favorable payment rates for the rates in the Fixed Annuity Purchase Rate Table on a non-discriminatory basis. The adjusted value of the contract in the fixed account options is equal to:

    - the value of the contract in the fixed account options as of the date you switch to the income phase;

    - plus or minus the MVA applicable to guaranteed periods under the Guaranteed Interest Period Fixed Account Option that are not at the end of their guaranteed periods; and

    - minus any applicable premium taxes.

                              FINANCIAL STATEMENTS

The consolidated financial statements of the Company and subsidiaries included herein should be considered only bearing upon the ability of the Company to meet its obligations under the contract.

                              FINANCIAL STATEMENTS
                           SAFECO SEPARATE ACCOUNT C
                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Statement of Assets and Liabilities as of December 31,
  1999......................................................      1

Statements of Operations and Changes in Net Assets for the
  Year or Period Ended December 31, 1999 and 1998...........      5

Notes to Financial Statements...............................     11

Report of Ernst & Young LLP, Independent Auditors...........     14

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 1999

                                                                                SUB-ACCOUNTS
                                                    --------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER-SHARE AND                    SAFECO        SAFECO        SAFECO        SAFECO        SAFECO
PER-UNIT AMOUNTS)                                      EQUITY        GROWTH      NORTHWEST        BOND      MONEY MARKET
------------------------------------------------------------------------------------------------------------------------

ASSETS:
      Investments in underlying Portfolios:
         Investments, at cost                       $    166,124  $    112,475  $     14,313  $      6,812  $      9,935
                                                    ============  ============  ============  ============  ============
            SHARES OWNED                                   6,081         5,058           835           598         9,935
            NET ASSET VALUE PER SHARE               $      31.02  $      22.50  $      22.68  $      10.33  $       1.00
                                                    ------------  ------------  ------------  ------------  ------------

         Investments, at value                           188,621       113,807        18,929         6,181         9,935
      Dividends Receivable                                10,583             -         1,254           374            39
                                                    ------------  ------------  ------------  ------------  ------------

          Total assets                                   199,204       113,807        20,183         6,555         9,974

LIABILITIES:
      Mortality and expense risk charge payable              209           113            19             7             9
      Asset-related administration charge payable             25            13             2             1             1
                                                    ------------  ------------  ------------  ------------  ------------

          Total Liabilities:                                 234           126            21             8            10
                                                    ------------  ------------  ------------  ------------  ------------

NET ASSETS                                          $    198,970  $    113,681  $     20,162  $      6,547  $      9,964
                                                    ============  ============  ============  ============  ============

ACCUMULATION UNITS OUTSTANDING                             3,070         2,831           847           337           605
                                                    ============  ============  ============  ============  ============

ACCUMULATION UNIT VALUE *
(Net assets divided by accumulation units
   oustanding)                                      $     64.812  $     40.161  $     23.810  $     19.452  $     16.457
                                                    ============  ============  ============  ============  ============

  * The redemption price per unit is the accumulation unit value less any applicable contingent deferred sales charge.

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 1999

                                                                                SUB-ACCOUNTS
                                                    ---------------------------------------------------------------------
                                                       SAFECO                                   LEXINGTON     LEXINGTON
(IN THOUSANDS, EXCEPT PER-SHARE AND                    SMALL         SCUDDER       SCUDDER       NATURAL       EMERGING
PER-UNIT AMOUNTS)                                     COMPANY     INTERNATIONAL    BALANCED     RESOURCES      MARKETS
-------------------------------------------------------------------------------------------------------------------------

ASSETS:
      Investments in underlying Portfolios:
         Investments, at cost                       $      5,410  $      13,747  $     29,359  $      3,381  $      2,687
                                                    ============  =============  ============  ============  ============
            SHARES OWNED                                     457            966         2,166           244           310
            NET ASSET VALUE PER SHARE               $      11.39  $       20.34  $      16.11  $      12.51  $      12.81
                                                    ------------  -------------  ------------  ------------  ------------

         Investments, at value                             5,206         19,648        34,898         3,047         3,969
      Dividends Receivable                                     -              -             -             -             -
                                                    ------------  -------------  ------------  ------------  ------------

          Total assets                                     5,206         19,648        34,898         3,047         3,969

LIABILITIES:
      Mortality and expense risk charge payable                5             19            36             3             4
      Asset-related administration charge payable              1              2             4             -             -
                                                    ------------  -------------  ------------  ------------  ------------

          Total Liabilities:                                   6             21            40             3             4
                                                    ------------  -------------  ------------  ------------  ------------

NET ASSETS                                          $      5,200  $      19,627  $     34,858  $      3,044  $      3,965
                                                    ============  =============  ============  ============  ============

ACCUMULATION UNITS OUTSTANDING                               455            787         1,495           228           288
                                                    ============  =============  ============  ============  ============

ACCUMULATION UNIT VALUE *
(Net assets divided by accumulation units
   oustanding)                                      $     11.426  $      24.947  $     23.315  $     13.327  $     13.790
                                                    ============  =============  ============  ============  ============

  * The redemption price per unit is the accumulation unit value less any applicable contingent deferred sales charge.

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 1999

                                                                         SUB-ACCOUNTS
                                                    -------------------------------------------------------
                                                                                                  WANGER
(IN THOUSANDS, EXCEPT PER-SHARE AND                  FEDERATED     FEDERATED      FEDERATED         US
PER-UNIT AMOUNTS)                                     UTILITY     HIGH INCOME   INTERNATIONAL   SMALL CAP
-----------------------------------------------------------------------------------------------------------

ASSETS:
      Investments in underlying Portfolios:
         Investments, at cost                       $      7,387  $      6,819  $       4,145  $      1,741
                                                    ============  ============  =============  ============
            SHARES OWNED                                     539           637            266            84
            NET ASSET VALUE PER SHARE               $      14.35  $      10.24  $       27.64  $      24.88
                                                    ------------  ------------  -------------  ------------

         Investments, at value                             7,728         6,528          7,357         2,099
      Dividends Receivable                                     -             -              -             -
                                                    ------------  ------------  -------------  ------------

          Total assets                                     7,728         6,528          7,357         2,099

LIABILITIES:
      Mortality and expense risk charge payable                8             7              7             2
      Asset-related administration charge payable              1             1              1             -
                                                    ------------  ------------  -------------  ------------

          Total Liabilities:                                   9             8              8             2
                                                    ------------  ------------  -------------  ------------

NET ASSETS                                          $      7,719  $      6,520  $       7,349  $      2,097
                                                    ============  ============  =============  ============

ACCUMULATION UNITS OUTSTANDING                               453           522            271            74
                                                    ============  ============  =============  ============

ACCUMULATION UNIT VALUE *
(Net assets divided by accumulation units
   oustanding)                                      $     17.058  $     12.500  $      27.113  $     28.278
                                                    ============  ============  =============  ============

  * The redemption price per unit is the accumulation unit value less any applicable contingent deferred sales charge.

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 1999

                                                                                 SUB-ACCOUNTS
                                                    ----------------------------------------------------------------------
                                                      AMERICAN      AMERICAN                     FIDELITY
(IN THOUSANDS, EXCEPT PER-SHARE AND                   CENTURY        CENTURY       FIDELITY       GROWTH        INVESCO
PER-UNIT AMOUNTS)                                     BALANCED    INTERNATIONAL   CONTRAFUND   OPPORTUNITIES     REALTY
--------------------------------------------------------------------------------------------------------------------------

ASSETS:
      Investments in underlying Portfolios:
         Investments, at cost                       $     12,572  $       9,605  $     20,007  $       9,094  $        225
                                                    ============  =============  ============  =============  ============
            SHARES OWNED                                   1,623          1,244           786            406            27
            NET ASSET VALUE PER SHARE               $       7.79  $       12.50  $      29.15  $       23.15  $       7.91
                                                    ------------  -------------  ------------  -------------  ------------

         Investments, at value                            12,643         15,548        22,924          9,410           210
      Dividends Receivable                                     -              -             -              -             -
                                                    ------------  -------------  ------------  -------------  ------------

          Total assets                                    12,643         15,548        22,924          9,410           210

LIABILITIES:
      Mortality and expense risk charge payable               13             15            21             10             -
      Asset-related administration charge payable              2              2             3              1             -
                                                    ------------  -------------  ------------  -------------  ------------

          Total Liabilities:                                  15             17            24             11             -
                                                    ------------  -------------  ------------  -------------  ------------

NET ASSETS                                          $     12,628  $      15,531  $     22,900  $       9,399  $        210
                                                    ============  =============  ============  =============  ============

ACCUMULATION UNITS OUTSTANDING                             1,131          1,164         1,651            813            25
                                                    ============  =============  ============  =============  ============

ACCUMULATION UNIT VALUE *
(Net assets divided by accumulation units
   oustanding)                                      $     11.165  $      13.341  $     13.870  $      11.554  $      8.491
                                                    ============  =============  ============  =============  ============

  * The redemption price per unit is the accumulation unit value less any applicable contingent deferred sales charge.

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                          SAFECO                      SAFECO                      SAFECO
                                          EQUITY                      GROWTH                    NORTHWEST
----------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $     10,583  $      7,040  $          -  $     12,597  $      1,254  $          -

   Mortality and expense risk
      charge                          (2,306)       (1,471)       (1,343)       (1,362)         (151)         (114)

   Asset-related
      administration charge             (277)         (177)         (161)         (163)          (18)          (14)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                   8,000         5,392        (1,504)       11,072         1,085          (128)

   Net realized gain (loss) on
      investments                      5,690         1,031        (4,476)          297           618           (46)

   Net change in unrealized
      appreciation
      (depreciation)                    (772)       17,719         9,114       (14,430)        4,162            41
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS          12,918        24,142         3,134        (3,061)        5,865          (133)

UNIT TRANSACTIONS:
   Purchases                          79,851        62,369        30,597        70,377         8,042         5,905
   Redemptions                       (43,412)      (28,077)      (40,834)      (30,601)       (3,954)       (2,426)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                       36,439        34,292       (10,237)       39,776         4,088         3,479
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS            49,357        58,434        (7,103)       36,715         9,953         3,346

NET ASSETS AT BEGINNING OF
   YEAR                              149,613        91,179       120,784        84,069        10,209         6,863
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $    198,970  $    149,613  $    113,681  $    120,784  $     20,162  $     10,209
                                ============  ============  ============  ============  ============  ============

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                          SAFECO                      SAFECO                      SAFECO
                                           BOND                    MONEY MARKET               SMALL COMPANY
----------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $        374  $        348  $        450  $        499  $          -  $          -

   Mortality and expense risk
      charge                             (86)          (58)         (125)         (129)          (54)          (57)

   Asset-related
      administration charge              (10)           (7)          (15)          (16)           (7)           (7)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                     278           283           310           354           (61)          (64)

   Net realized gain (loss) on
      investments                        (74)           55             -             -          (423)         (277)

   Net change in unrealized
      appreciation
      (depreciation)                    (584)          (20)            -             -         1,104        (1,177)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS            (380)          318           310           354           620        (1,518)

UNIT TRANSACTIONS:
   Purchases                           2,593         5,651        39,830        71,125         1,593         5,370
   Redemptions                        (2,474)       (2,300)      (42,371)      (66,513)       (1,620)       (2,381)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                          119         3,351        (2,541)        4,612           (27)        2,989
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS              (261)        3,669        (2,231)        4,966           593         1,471

NET ASSETS AT BEGINNING OF
   YEAR                                6,808         3,139        12,195         7,229         4,607         3,136
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $      6,547  $      6,808  $      9,964  $     12,195  $      5,200  $      4,607
                                ============  ============  ============  ============  ============  ============

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                         SCUDDER                     SCUDDER                    LEXINGTON
                                      INTERNATIONAL                  BALANCED               NATURAL RESOURCES
----------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $      1,031  $      1,140  $      2,094  $      1,035  $         19  $        269

   Mortality and expense risk
      charge                            (152)         (113)         (341)         (189)          (39)          (51)

   Asset-related
      administration charge              (18)          (14)          (41)          (23)           (5)           (6)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                     861         1,013         1,712           823           (25)          212

   Net realized gain (loss) on
      investments                        298            83           463           235          (210)         (166)

   Net change in unrealized
      appreciation
      (depreciation)                   4,949           272         1,630         2,022           595        (1,020)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS           6,108         1,368         3,805         3,080           360          (974)

UNIT TRANSACTIONS:
   Purchases                           5,889         1,462        17,146         5,894           593         1,410
   Redemptions                        (1,931)       (1,606)       (5,414)       (2,881)       (1,187)       (1,712)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                        3,958          (144)       11,732         3,013          (594)         (302)
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS            10,066         1,224        15,537         6,093          (234)       (1,276)

NET ASSETS AT BEGINNING OF
   YEAR                                9,561         8,337        19,321        13,228         3,278         4,554
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $     19,627  $      9,561  $     34,858  $     19,321  $      3,044  $      3,278
                                ============  ============  ============  ============  ============  ============

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                        LEXINGTON                   FEDERATED                   FEDERATED
                                     EMERGING MARKETS                UTILITY                   HIGH INCOME
----------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $         10  $        138  $        548  $        315  $        561  $        129

   Mortality and expense risk
      charge                             (24)          (18)          (96)          (67)          (82)          (67)

   Asset-related
      administration charge               (3)           (2)          (11)           (8)          (10)           (8)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                     (17)          118           441           240           469            54

   Net realized gain (loss) on
      investments                        (46)         (169)          112           179           (57)           16

   Net change in unrealized
      appreciation
      (depreciation)                   2,077          (458)         (500)          267          (358)          (71)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS           2,014          (509)           53           686            54            (1)

UNIT TRANSACTIONS:
   Purchases                           1,414           814         3,403         5,681         2,002         5,392
   Redemptions                          (840)         (598)       (2,810)       (3,276)       (1,955)       (2,654)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                          574           216           593         2,405            47         2,738
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS             2,588          (293)          646         3,091           101         2,737

NET ASSETS AT BEGINNING OF
   YEAR                                1,377         1,670         7,073         3,982         6,419         3,682
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $      3,965  $      1,377  $      7,719  $      7,073  $      6,520  $      6,419
                                ============  ============  ============  ============  ============  ============

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                        FEDERATED                     WANGER                 AMERICAN CENTURY
                                      INTERNATIONAL                US SMALL CAP                  BALANCED
----------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999          1998          1999          1998
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $        101  $          2  $        180  $         97  $      1,556  $        571

   Mortality and expense risk
      charge                             (51)          (32)          (24)          (25)         (137)          (84)

   Asset-related
      administration charge               (6)           (4)           (3)           (3)          (16)          (10)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                      44           (34)          153            69         1,403           477

   Net realized gain (loss) on
      investments                        237            33            30            67           (95)          (36)

   Net change in unrealized
      appreciation
      (depreciation)                   2,781           382           206           (65)         (349)          369
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS           3,062           381           389            71           959           810

UNIT TRANSACTIONS:
   Purchases                           1,999         1,879           390         1,080         4,093         7,519
   Redemptions                        (1,029)         (471)         (678)       (1,028)       (2,328)       (1,580)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                          970         1,408          (288)           52         1,765         5,939
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS             4,032         1,789           101           123         2,724         6,749

NET ASSETS AT BEGINNING OF
   YEAR                                3,317         1,528         1,996         1,873         9,904         3,155
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $      7,349  $      3,317  $      2,097  $      1,996  $     12,628  $      9,904
                                ============  ============  ============  ============  ============  ============

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS
YEAR OR PERIOD ENDED DECEMBER 31

                                                                   SUB-ACCOUNTS
                                ----------------------------------------------------------------------------------
                                                                                                 FIDELITY
                                     AMERICAN CENTURY                FIDELITY                     GROWTH
                                      INTERNATIONAL                 CONTRAFUND                OPPORTUNITIES
------------------------------------------------------------------------------------------------------------------
                                --------------------------  --------------------------  --------------------------
(IN THOUSANDS)                      1999          1998          1999         1998#          1999         1998#
------------------------------------------------------------------------------------------------------------------

OPERATIONS:
   Dividend income              $          -  $        280  $         93  $          -  $         60  $          -

   Mortality and expense risk
      charge                            (122)          (75)         (140)           (5)          (74)           (4)

   Asset-related
      administration charge              (15)           (9)          (17)           (1)           (9)           (1)
                                ------------  ------------  ------------  ------------  ------------  ------------

   Net Income (loss)                    (137)          196           (64)           (6)          (23)           (5)

   Net realized gain (loss) on
      investments                        266            13           114            12            40            (3)

   Net change in unrealized
      appreciation
      (depreciation)                   5,571           383         2,699           218           165           150
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS           5,700           592         2,749           224           182           142

UNIT TRANSACTIONS:
   Purchases                           3,515         5,697        23,165         1,911        10,555         1,566
   Redemptions                        (1,888)       (1,378)       (4,753)         (396)       (2,970)          (76)
                                ------------  ------------  ------------  ------------  ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                        1,627         4,319        18,412         1,515         7,585         1,490
                                ------------  ------------  ------------  ------------  ------------  ------------

TOTAL CHANGE IN NET ASSETS             7,327         4,911        21,161         1,739         7,767         1,632

NET ASSETS AT BEGINNING OF
   YEAR                                8,204         3,293         1,739             -         1,632             -
                                ------------  ------------  ------------  ------------  ------------  ------------

NET ASSETS AT END OF YEAR       $     15,531  $      8,204  $     22,900  $      1,739  $      9,399  $      1,632
                                ============  ============  ============  ============  ============  ============

                                       SUB-ACCOUNTS
                                --------------------------

                                         INVESCO
                                          REALTY
------------------------------  --------------------------
                                --------------------------
(IN THOUSANDS)                      1999         1998#
------------------------------
OPERATIONS:
   Dividend income              $          8  $          3
   Mortality and expense risk
      charge                              (3)           (1)
   Asset-related
      administration charge                -             -
                                ------------  ------------
   Net Income (loss)                       5             2
   Net realized gain (loss) on
      investments                         (5)           (4)
   Net change in unrealized
      appreciation
      (depreciation)                       -           (15)
                                ------------  ------------
NET CHANGE IN NET ASSETS
   RESULTING FROM OPERATIONS               -           (17)
UNIT TRANSACTIONS:
   Purchases                             115           229
   Redemptions                          (101)          (16)
                                ------------  ------------
NET CHANGES IN NET ASSETS
   RESULTING FROM UNIT
   TRANSACTIONS                           14           213
                                ------------  ------------
TOTAL CHANGE IN NET ASSETS                14           196
NET ASSETS AT BEGINNING OF
   YEAR                                  196             -
                                ------------  ------------
NET ASSETS AT END OF YEAR       $        210  $        196
                                ============  ============

  #  For the period from May 1, 1998 (inception date) to December 31, 1998.

                       SEE NOTES TO FINANCIAL STATEMENTS

SAFECO Separate Account C
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
1.     ORGANIZATION

     SAFECO Separate Account C (the Separate Account) is registered under the Investment Company Act of 1940, as amended, as a segregated unit investment trust of SAFECO Life Insurance Company (SAFECO Life), a wholly-owned subsidiary of SAFECO Corporation. Purchasers of various SAFECO Life variable annuity products direct their investment to one or more of the sub-accounts of the Separate Account. Each sub-account invests in shares of a designated portfolio as indicated below. Not all sub-accounts are available in all SAFECO Life variable annuity products. The performance of the underlying portfolios may differ substantially from publicly traded mutual funds with similar names and objectives.

         Sub-Accounts                                        Underlying Portfolios
         ------------------------------------------------------------------------------------------------------
                                                             SAFECO Resource Series Trust
         SAFECO RST Equity (SAFECO Equity)                            RST Equity Portfolio
         SAFECO RST Growth (SAFECO Growth)                            RST Growth Portfolio
         SAFECO RST Northwest (SAFECO Northwest)                      RST Northwest Portfolio
         SAFECO RST Bond (SAFECO Bond)                                RST Bond Portfolio
         SAFECO RST Money Market (SAFECO Money Market)                RST Money Market Portfolio
         SAFECO RST Small Company Stock (SAFECO Small
           Company)                                                   RST Small Company Stock Portfolio

                                                             Scudder Variable Life Investment Fund
         Scudder International                                        Scudder International Portfolio
         Scudder Balanced                                             Scudder Balanced Portfolio

                                                             Lexington Natural Resources Trust
         Lexington Natural Resources                                  Lexington Natural Resources Trust

                                                             Lexington Emerging Markets Fund, Inc.
         Lexington Emerging Markets                                   Lexington Emerging Markets Fund, Inc.

                                                             Federated Insurance Series
         Federated Utility                                            Federated Utility Fund II
         Federated High Income Bond (Federated High Income)           Federated High Income Bond Fund II
         Federated International Equity (Federated
           International)                                             Federated International Equity Fund II

                                                             Wanger Advisors Trust
         Wanger US Small Cap                                          US Small Cap Portfolio

                                                             American Century Variable Portfolios, Inc.
         American Century Balanced                                    VP Balanced
         American Century International                               VP International

                                                             Variable Insurance Products Fund II (VIP II)
         Fidelity Contrafund                                          VIP II Contrafund Portfolio

                                                             Variable Insurance Products Fund III (VIP III)
         Fidelity Growth Opportunities                                VIP III Growth Opportunities Portfolio

                                                             INVESCO Variable Investment Funds, Inc.
         INVESCO Realty                                               INVESCO VIF-Realty Portfolio

SAFECO Separate Account C
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS

2.     SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of significant accounting policies consistently followed by the Separate Account in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     SECURITY VALUATION -- Investments in portfolio shares are carried in the statement of assets and liabilities at net asset value as reported by the underlying portfolio.

     SECURITY TRANSACTIONS -- Security transactions are recorded on the trade date. Effective January 1, 1998, realized gains and losses on security transactions are determined using the average cost method. Prior to 1998, the First-In First-Out cost method was used. This change in accounting method has no net impact on the results of operations or on net assets.

     DISTRIBUTIONS -- The net investment income and realized capital gains of the Separate Account are not distributed, but are retained and reinvested for the benefit of accumulation unit owners.

     FEDERAL INCOME TAX -- Operations of the Separate Account are included in the federal income tax return of SAFECO Life, which is taxed as a "life insurance company" under the Internal Revenue Code. Under current federal income tax law, no income taxes are payable with respect to operations of the Separate Account.

3.     EXPENSES

     SAFECO Life assumes mortality and expense risks and incurs administrative expenses related to the operations of the Separate Account. SAFECO Life deducts a daily charge from the assets of the Separate Account to cover these costs. This charge is, on an annual basis, equal to a rate of 1.40% (1.25% for the mortality and expense risk charge and 0.15% for the asset-related administration charge) of the average daily net assets of the Separate Account.

     There may be fees deducted by SAFECO Life from a contractholder's account and not directly from the Separate Account. These fees may vary by product.

SAFECO Separate Account C
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS

4.     INVESTMENT TRANSACTIONS

     Purchase and sales activity in underlying portfolio shares for the year ended December 31, 1999 was as follows:

                                                     (IN THOUSANDS)
         SUB-ACCOUNT                               PURCHASES   SALES
         ------------------------------------------------------------
             SAFECO Equity                          $74,906   $33,948
             SAFECO Growth                           31,645    30,798
             SAFECO Northwest                         7,718     3,790
             SAFECO Bond                              2,551     2,180
             SAFECO Money Market                     31,798    34,025
             SAFECO Small Company                     1,265     1,353
             Scudder International                    6,690     1,860
             Scudder Balanced                        17,829     4,367
             Lexington Natural Resources                494     1,114
             Lexington Emerging Markets               1,493       933
             Federated Utility                        3,321     2,285
             Federated High Income                    2,199     1,684
             Federated International                  2,088     1,070
             Wanger US Small Cap                        571       706
             American Century Balanced                5,102     1,932
             American Century International           3,223     1,726
             Fidelity Contrafund                     22,364     3,994
             Fidelity Growth Opportunities           10,585     2,922
             INVESCO Realty                             166       150

5.     HISTORICAL ACCUMULATION UNIT VALUES

                                                    DECEMBER 31
                                    -------------------------------------------
         SUB-ACCOUNT                 1999     1998     1997     1996     1995
         ----------------------------------------------------------------------
             SAFECO Equity          $64.812  $60.124  $48.808  $39.633  $32.209
             SAFECO Growth           40.161   38.556   38.410   26.928   20.668
             SAFECO Northwest        23.810   15.611   15.388   11.905   10.737
             SAFECO Bond             19.452   20.536   19.130   17.915   18.045
             SAFECO Money Market     16.457   15.951   15.413   14.874   14.370
             SAFECO Small Company
               *                     11.426   10.040   12.731        -        -
             Scudder International   24.947   16.367   14.008   13.022   11.504
             Scudder Balanced        23.315   20.501   16.872   13.771   12.481
             Lexington Natural
               Resources **          13.327   11.844   14.952   14.148        -
             Lexington Emerging
               Markets **            13.790    6.131    8.670    9.946        -
             Federated Utility **    17.058   17.010   15.135   12.117        -
             Federated High Income
               **                    12.500   12.391   12.236   10.899        -
             Federated
               International **      27.113   14.866   12.003   11.056        -
             Wanger US Small Cap
               **                    28.278   22.925   21.391   16.754        -
             American Century
               Balanced **           11.165   10.287    9.008    7.887        -
             American Century
               International **      13.341    8.244    7.039    6.016        -
             Fidelity Contrafund #   13.870   11.317        -        -        -
             Fidelity Growth
               Opportunities #       11.554   11.235        -        -        -
             INVESCO Realty #         8.491    8.577        -        -        -

     *  Unit value on the inception date (May 1, 1997) was $10.000.

     ** Unit values on the inception date (January 25, 1996) were $11.330, $10.350, $11.110, $9.870, $10.220, $11.650, $7.020, and $5.330, for the
     Lexington Natural Resources, Lexington Emerging Markets, Federated Utility, Federated High Income, Federated International, Wanger US Small Cap, American Century Balanced and American Century International Sub-accounts, respectively.

     # Unit value on the inception date (May 1, 1998) was $10.000 for the Fidelity Contrafund, Fidelity Growth Opportunities, and INVESCO Realty Sub-accounts.

SAFECO Separate Account C
--------------------------------------------------------------------------------
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors of SAFECO Life Insurance Company and Participants of SAFECO Separate Account C

We have audited the accompanying statements of assets and liabilities of SAFECO Separate Account C (comprising, respectively, the SAFECO RST Equity, SAFECO RST Growth, SAFECO RST Northwest, SAFECO RST Bond, SAFECO RST Money Market, SAFECO RST Small Company Stock, Scudder International, Scudder Balanced, Lexington National Resources, Lexington Emerging Markets, Federated Utility, Federated High Income Bond, Federated International Equity, Wanger US Small Cap, American Century Balanced, American Century International, Fidelity Contrafund, Fidelity Growth Opportunities, and Invesco Realty Portfolio Sub-Accounts) as of December 31, 1999, and the related statements of operations and changes in net assets, and the historical accumulation unit values for each of the periods indicated therein. These financial statements and the historical accumulation unit values are the responsibility of the SAFECO Separate Account C's management. Our responsibility is to express an opinion on these financial statements and historical accumulation unit values based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and historical accumulation unit values are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the historical accumulation unit values. Our procedures included confirmation of portfolio shares owned as of December 31, 1999, by correspondence with the manager of the underlying portfolio of each sub-account. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and historical accumulation unit values referred to above present fairly, in all material respects, the financial position of each of the sub-accounts constituting SAFECO Separate Account C at December 31, 1999, the results of their operations, the changes in their net assets, and the historical accumulation unit values for each of the periods indicated therein, in conformity with accounting principles generally accepted in the United States.

                                                                             /s/ Ernst & Young LLP
Seattle, Washington
February 22, 2000

SAFECO Separate Account C
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
      YEAR 2000 READINESS (UNAUDITED)

     All Year 2000 readiness work was completed prior to December 31, 1999. The Sub-Accounts have experienced no disruption in their operations or service levels, and do not expect to incur any future disruptions or expense in connection with the Year 2000 issue.

                    Audited Consolidated Financial Statements


                          SAFECO LIFE INSURANCE COMPANY
                                AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                       WITH REPORT OF INDEPENDENT AUDITORS

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS


                                TABLE OF CONTENTS


                                                                               PAGE
Report of Independent Auditors.................................................. 1

Consolidated Financial Statements

     Consolidated Balance Sheets................................................ 2

     Statements of Consolidated Income.......................................... 4

     Consolidated Statements of Changes in Shareholder's Equity................. 5

     Statements of Consolidated Comprehensive Income (Loss)..................... 5

     Statements of Consolidated Cash Flows...................................... 6

     Notes to Consolidated Financial Statements................................. 8

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Board of Directors
SAFECO Life Insurance Company

We have audited the accompanying consolidated balance sheets of SAFECO Life Insurance Company and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related statements of consolidated income, changes in shareholder's equity, comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SAFECO Life Insurance Company and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Seattle, Washington                                        /s/ Ernst & Young LLP
February 11, 2000

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands Except Share Amounts)

                                                                                         December 31
                                                                                         -----------
                                                                                  1999                1998
                                                                             ----------------     -------------
ASSETS

Investments:
   Fixed Maturities Available-for-Sale, at Market Value
     (Amortized Cost: $10,634,736; $9,718,627) .............................$     10,322,572     $  10,281,711
   Fixed Maturities Held-to-Maturity, at Amortized Cost
     (Market Value: $2,772,099; $3,259,194) ................................       2,733,290         2,720,883
   Marketable Equity Securities, at Market Value
     (Cost: $10,572; $14,665) ..............................................          15,205            18,737
   First Mortgage Loans on Real Estate:
     Nonaffiliates (At cost, less allowance for losses:  $10,781; $11,173) .         746,232           503,734
     Affiliates ............................................................          74,583           160,693
   Real Estate .............................................................           3,829             2,942
   Policy Loans ............................................................          64,478            62,359
   Short-Term Investments (At cost which approximates market) ..............         378,656            54,164
   Other Invested Assets ...................................................             259             5,211
                                                                             ----------------     -------------
      Total Investments ....................................................      14,339,104        13,810,434
Cash .......................................................................          20,969             8,321
Accrued Investment Income ..................................................         210,207           190,887
Accounts and Notes Receivable (At cost, less allowance for doubtful
   accounts: $168; $107) ...................................................          84,923           110,850
Reinsurance Recoverables ...................................................          37,762            32,354
Deferred Policy Acquisition Costs (Net of valuation allowance:
   $225; $45,108) ..........................................................         265,830           213,022
Present Value of Future Profits ............................................          11,741            12,362
Other Assets ...............................................................          70,351            61,510
Current Income Taxes Recoverable ...........................................              --            17,169
Deferred Income Taxes Recoverable (Includes tax benefit on
   unrealized depreciation of investment securities:  $107,714) ............         106,453                --
Assets Held in Separate Accounts ...........................................       1,403,248         1,201,135
                                                                             ----------------     -------------
   Total Assets ............................................................$     16,550,588     $  15,658,044
                                                                             ----------------     -------------
                                                                             ----------------     -------------


                 See Notes to Consolidated Financial Statements

                                                                                         December 31
                                                                                         -----------
                                                                                   1999               1998
                                                                             ----------------     -------------
LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
   Policy and Contract Liabilities:
     Future Policy Benefits ................................................$        164,475     $     158,949
     Policy and Contract Claims ............................................          34,355            38,391
     Premiums Paid in Advance ..............................................           8,054             8,161
     Funds Held Under Deposit Contracts ....................................      13,402,480        12,364,937
     Other Policyholders' Funds ............................................         362,565            61,029
                                                                             ----------------     -------------
       Total Policy and Contract Liabilities ...............................      13,971,929        12,631,467
   Other Liabilities .......................................................         130,623           149,684
   Federal Income Taxes:
     Current ...............................................................          11,678                --
     Deferred (Includes tax on unrealized appreciation of
      investment securities: $182,717) .....................................              --           199,744
   Liabilities Related to Separate Accounts ................................       1,403,248         1,201,135
                                                                             ----------------     -------------
      Total Liabilities ....................................................      15,517,478        14,182,030
                                                                             ----------------     -------------
Commitments and Contingencies

Shareholder's Equity:
   Common Stock, $250 Par Value;
     20,000 Shares Authorized, Issued and Outstanding ......................           5,000             5,000
   Additional Paid-In Capital ..............................................          85,000            85,000
   Retained Earnings .......................................................       1,143,041         1,046,572
   Accumulated Other Comprehensive Income (Loss) ...........................        (199,931)          339,442
                                                                             ----------------     -------------
      Total Shareholder's Equity ...........................................       1,033,110         1,476,014
                                                                             ----------------     -------------

         Total Liabilities and Shareholder's Equity.........................$     16,550,588     $  15,658,044
                                                                             ----------------     -------------
                                                                             ----------------     -------------


                 See Notes to Consolidated Financial Statements

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME
(In Thousands)

                                                                                           Year Ended December 31
                                                                                           ----------------------
                                                                                   1999               1998           1997
                                                                             ----------------     -------------  -------------
Revenues:
   Premiums ................................................................$        256,742     $     254,410  $     240,595
   Investment Income:
     Interest on Fixed Maturities ..........................................         994,603           925,827        830,837
     Interest on Mortgage Loans ............................................          62,090            56,313         56,232
     Interest on Short-Term Investments ....................................           3,827             4,898          3,419
     Dividends from Marketable Equity Securities ...........................             416               693          1,044
     Dividends from Redeemable Preferred Stock .............................          17,990            17,088         16,026
     Other Investment Income ...............................................           9,617             4,446          3,843
                                                                             ----------------     -------------  -------------
        Total ..............................................................       1,088,543         1,009,265        911,401
     Less Investment Expenses ..............................................           4,177             3,804          3,485
                                                                             ----------------     -------------  -------------
   Net Investment Income ...................................................       1,084,366         1,005,461        907,916
                                                                             ----------------     -------------  -------------
   Other Revenue ...........................................................          36,185            28,069         21,751
   Realized Investment Gain (Loss) .........................................          (4,683)           13,612          6,807
                                                                             ----------------     -------------  -------------
        Total ..............................................................       1,372,610         1,301,552      1,177,069
                                                                             ----------------     -------------  -------------
Benefits and Expenses:
   Policy Benefits .........................................................       1,025,233           994,081        844,926
   Commissions .............................................................          75,555            95,250         93,681
   Personnel Costs .........................................................          59,781            53,814         48,503
   Taxes Other Than Payroll and Income Taxes ...............................          22,797            12,980         11,817
   Other Operating Expenses ................................................          47,074            54,815         46,639
   Amortization of Deferred Policy Acquisition Costs .......................          34,030            39,076         36,946
   Write-off of Deferred Policy Acquisition Costs
     and Other Write-offs ..................................................          12,993            46,800             --
   Deferral of Policy Acquisition Costs ....................................         (52,998)          (65,944)       (53,068)
   Amortization of Present Value of Future Profits .........................             803             3,790             --
                                                                             ----------------     -------------  -------------
        Total ..............................................................       1,225,268         1,234,662      1,029,444
                                                                             ----------------     -------------  -------------

Income before Federal Income Taxes .........................................         147,342            66,890        147,625
                                                                             ----------------     -------------  -------------

Provision (Benefit) for Federal Income Taxes:
   Current .................................................................          66,639            24,725         54,705
   Deferred ................................................................         (15,766)           (1,359)        (4,689)
                                                                             ----------------     -------------  -------------
        Total ..............................................................          50,873            23,366         50,016
                                                                             ----------------     -------------  -------------

Net Income .................................................................$         96,469     $      43,524  $      97,609
                                                                             ----------------     -------------  -------------
                                                                             ----------------     -------------  -------------


                 See Notes to Consolidated Financial Statements

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(In Thousands)


                                                                                            Year Ended December 31
                                                                                            ----------------------
                                                                                  1999                1998           1997
                                                                             ----------------     -------------  -------------
Common Stock ...............................................................$          5,000     $       5,000  $       5,000
                                                                             ----------------     -------------  -------------

Additional Paid-In Capital .................................................          85,000            85,000         85,000
                                                                             ----------------     -------------  -------------

Retained Earnings:
     Balance at the Beginning of Year ......................................       1,046,572         1,093,048      1,011,439
     Net Income ............................................................          96,469            43,524         97,609
     Dividends to Parent ...................................................              --           (90,000)       (16,000)
                                                                             ----------------     -------------  -------------
     Balance at the End of Year ............................................       1,143,041         1,046,572      1,093,048
                                                                             ----------------     -------------  -------------
Accumulated Other Comprehensive Income (Loss):
   Unrealized Appreciation (Depreciation) of Investment
     Securities, Net of Tax:
      Balance at the Beginning of Year .....................................         339,442           305,517        160,045
      Change in Unrealized Appreciation (Depreciation),
        Net of Deferred Policy Acquisition Costs Valuation
        Allowance ..........................................................        (539,373)           33,925        145,472
                                                                             ----------------     -------------  -------------
      Balance at the End of Year ...........................................        (199,931)          339,442        305,517
                                                                             ----------------     -------------  -------------

         Shareholder's Equity ..............................................$      1,033,110     $   1,476,014  $   1,488,565
                                                                             ----------------     -------------  -------------
                                                                             ----------------     -------------  -------------


STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)
(In Thousands)


                                                                                            Year Ended December 31
                                                                                            ----------------------
                                                                                  1999                1998           1997
                                                                             ----------------     -------------  -------------
Net Income .................................................................$         96,469     $      43,524  $      97,609
                                                                             ----------------     -------------  -------------
Other Comprehensive Income (Loss), Net of Tax:
     Unrealized Appreciation (Depreciation) of Investment
      Securities Arising During the Year (Net of tax:
      $(289,865); $21,842; $81,029) ........................................        (538,321)           40,563        150,482

     Less:  Reclassification Adjustment for Realized Gains
      Included in Net Income (Net of tax: $566; $3,574;
      $2,697) ..............................................................          (1,052)           (6,638)        (5,010)
                                                                             ----------------     -------------  -------------
     Other Comprehensive Income (Loss) .....................................        (539,373)           33,925        145,472
                                                                             ----------------     -------------  -------------

Comprehensive Income (Loss) ................................................$       (442,904)    $      77,449  $     243,081
                                                                             ----------------     -------------  -------------
                                                                             ----------------     -------------  -------------


                 See Notes to Consolidated Financial Statements

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In Thousands)


                                                                                            Year Ended December 31
                                                                                            ----------------------
                                                                                  1999                1998           1997
                                                                             ----------------     -------------  -------------
OPERATING ACTIVITIES:
   Insurance Premiums Received ...........................................  $        218,429     $     224,293  $     216,089
   Dividends and Interest Received .......................................           980,630           919,236        819,433
   Other Operating Receipts ..............................................            35,972            27,498         19,299
   Insurance Claims and Policy Benefits Paid .............................          (382,039)         (402,118)      (353,227)
   Underwriting, Acquisition and Insurance
     Operating Costs Paid ................................................          (194,743)         (221,294)      (202,077)
   Income Taxes Paid .....................................................           (37,791)          (61,086)       (36,140)
                                                                             ----------------     -------------  -------------
        Net Cash Provided by Operating Activities ........................           620,458           486,529        463,377
                                                                             ----------------     -------------  -------------
INVESTING ACTIVITIES:
   Purchases of:
     Fixed Maturities Available-for-Sale .................................        (2,496,571)       (2,117,938)    (1,891,778)
     Fixed Maturities Held-to-Maturity  ..................................              (901)           (1,691)      (199,589)
     Purchase of Subsidiary, Net of Cash Acquired ........................            (2,000)               --        116,122
     Other Investments ...................................................              (493)           (7,345)        (5,788)
     Policy and Nonaffiliated Mortgage Loans .............................          (251,144)         (103,602)       (96,019)
     Affiliated Mortgage Loans ...........................................                --                --        (40,000)
     Options and Futures .................................................          (159,369)         (168,554)       (13,977)
   Maturities of Fixed Maturities Available-for-Sale .....................           914,839           732,377        435,788
   Maturities of Fixed Maturities Held-to-Maturity .......................            13,336             7,280          8,907
   Sales of:
     Fixed Maturities Available-for-Sale .................................           683,225           643,539        869,091
     Fixed Maturities Held-to-Maturity ...................................             6,296            18,235             --
     Other Investments ...................................................             6,203             7,522         13,824
     Policy and Nonaffiliated Mortgage Loans .............................            98,366            65,797         61,159
     Affiliated Mortgage Loans ...........................................             2,024            14,491          5,560
     Options and Futures .................................................           179,503           141,302             --
   Net (Increase) Decrease in Short-Term Investments .....................          (323,152)            2,013         11,519
   Other .................................................................           (12,081)           (1,163)       (36,164)
                                                                             ----------------     -------------  -------------
        Net Cash Used in Investing Activities ............................        (1,341,919)         (767,737)      (761,345)
                                                                             ----------------     -------------  -------------
FINANCING ACTIVITIES:
   Funds Received Under Deposit Contracts ................................         1,809,340         1,198,147      1,392,517
   Return of Funds Held Under Deposit Contracts ..........................        (1,050,947)       (1,091,965)      (861,221)
   Dividends to Parent ...................................................                --           (94,000)       (13,000)
   Net Proceeds from (Repayment of) Short-Term Borrowings ................           (24,284)           32,835          5,048
                                                                             ----------------     -------------  -------------
        Net Cash Provided by Financing Activities                                    734,109            45,017        523,344
                                                                             ----------------     -------------  -------------

Net Increase (Decrease) in Cash ..........................................            12,648          (236,191)       225,376
Cash at Beginning of Year ................................................             8,321           244,512         19,136
                                                                            ----------------     -------------  -------------
Cash at End of Year                                                         $         20,969     $       8,321  $     244,512
                                                                             ----------------     -------------  -------------
                                                                             ----------------     -------------  -------------


For purposes of reporting cash flows, cash consists of balances on hand and deposit in banks and financial institutions.


                 See Notes to Consolidated Financial Statements

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS -
RECONCILIATION OF NET INCOME TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(In Thousands)


                                                                    Year Ended December 31
                                                                1999        1998       1997
                                                             ----------  ---------  ----------
Net Income ...............................................  $  96,469   $  43,524  $   97,609
                                                             ----------  ---------  ----------
Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
     Realized Investment (Gain) Loss .....................      4,683     (13,612)     (6,807)
     Amortization of Fixed Maturity Investments ..........    (37,141)    (26,774)    (24,929)
     Deferred Federal Income Tax Benefit .................    (15,766)     (1,359)     (4,689)
     Interest Expense on Deposit Contracts ...............    628,392     633,437     501,230
     Mortality and Expense Charges and Administrative Fees    (38,825)    (29,753)    (27,379)
     Other ...............................................        265       5,535      (7,877)

     Changes in:
      Future Policy Benefits .............................      5,526       7,274       1,855
      Policy and Contract Claims .........................     (4,036)        703       2,830
      Premiums Paid in Advance ...........................       (107)       (984)        299
      Deferred Policy Acquisition Costs ..................     (7,925)     17,062     (15,688)
      Accrued Investment Income ..........................    (19,320)     (9,130)    (11,451)
      Accrued Interest on Accrual Bonds ..................    (45,311)    (50,440)    (48,354)
      Other Receivables ..................................      4,164      (9,979)     (5,467)
      Current Federal Income Taxes .......................     28,847     (36,361)     18,565
      Other Assets and Liabilities .......................     25,027     (42,225)     (2,350)
      Other Policyholders' Funds .........................     (4,484)       (389)     (4,020)
                                                             ----------  ---------  ----------

        Total Adjustments ................................    523,989     443,005     365,768
                                                             ----------  ---------  ----------

Net Cash Provided by Operating Activities ................  $  620,458 $  486,529  $  463,377
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------


                 See Notes to Consolidated Financial Statements

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS. SAFECO Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the state of Washington. The Company and its subsidiaries offer individual and group insurance products, pension plans and annuity products, marketed through professional agents in all states and the District of Columbia. The Company is a wholly-owned subsidiary of SAFECO Corporation which is a Washington corporation whose subsidiaries engage primarily in insurance and financial service businesses. The Company owns five subsidiaries, SAFECO National Life Insurance Company, First SAFECO National Life Insurance Company of New York, Empire Life Insurance Company, D.W. Van Dyke & Co., Inc. and Medical Risk Managers, Inc.

     In December 1999, the Company acquired D.W. Van Dyke & Co., Inc. and Medical Risk Managers, Inc., both of which are Delaware corporations doing business as insurance services providers. The Company acquired WM Life Insurance Company and Empire Life Insurance Company in December 1997. WM Life Insurance Company was merged into the Company on July 1, 1998.

     BASIS OF REPORTING. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on the best estimates and judgments of management. The financial statements include the Company and its subsidiaries.

     All significant intercompany transactions have been eliminated in the consolidated financial statements. Certain reclassifications have been made to prior year financial information to conform to the 1999 classifications.

     ACCOUNTING FOR PREMIUMS. Life and health insurance premiums are reported as income when collected for traditional individual life policies and when earned for group life and health policies. Funds received under pension deposit contracts, annuity contracts and universal life policies are recorded as liabilities rather than premium income when received. Revenues for universal life products consist of front-end loads, mortality charges and expense charges assessed against individual policyholder account balances. These loads and charges are recognized as income when earned.

     INVESTMENTS. Fixed maturity investments (i.e., bonds and redeemable preferred stocks) that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and carried at amortized cost in the balance sheet. Fixed maturities classified as available-for-sale are carried at market value, with changes in unrealized gains and losses recorded directly to shareholder's equity (comprehensive income), net of applicable income taxes and deferred policy acquisition costs valuation allowance. The Company has no fixed maturities classified as trading.

     All marketable equity securities are classified as available-for-sale and carried at market value, with changes in unrealized gains and losses recorded directly to shareholder's equity (comprehensive income), net of applicable income taxes.

     When the collectibility of income on certain investments is considered doubtful, they are placed on non-accrual status and thereafter interest income is recognized only when payment is received. Investments that have declined in market value below cost and for which the decline is judged to be other than temporary are written down to fair value. Writedowns are made directly on an individual security basis and reduce realized investment gains in the Statements of Consolidated Income.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 1 (continued)

     The cost of security investments sold is determined by the "identified cost" method.

     Mortgage loans are carried at outstanding principal balances, less an allowance for loan losses.

     REAL ESTATE AND DEPRECIATION. Income-producing real estate is classified as an investment. The Company provides straight-line depreciation on its buildings based upon their estimated useful lives.

     Investment real estate that has declined in market value below cost and for which the decline is judged to be other than temporary is written down to estimated realizable value. Writedowns reduce realized investment gains in the Statements of Consolidated Income.

     DEFERRED POLICY ACQUISITION COSTS. Life and health acquisition costs, consisting of commissions and certain other underwriting expenses, which vary with and are primarily related to the production of new business, are deferred.

     Acquisition costs for pension deposit contracts, deferred annuity contracts and universal life policies are amortized over the lives of the contracts or policies in proportion to the present value of estimated future gross profits. To the extent actual experience differs from assumptions, and to the extent estimates of future gross profits require revision, the unamortized balance of deferred policy acquisition costs is adjusted accordingly; such adjustments would be included in current operations. In 1999, a $13 million write-off of deferred acquisition costs was charged to current operations. This charge was related to the equity-indexed annuity product. In 1998, a $46.8 million write-off of deferred acquisition costs was charged to current operations. This charge was primarily tied to two blocks of annuity business, the equity-indexed product and a declared rate fixed annuity product, and to the universal life business, all of which had been adversely affected by market conditions. Approximately $28 million of the write-off was related to the equity-indexed annuity product. The cost of the options purchased to fund the obligation under these contracts increased significantly, adversely affecting the projected recoverability of deferred acquisition costs. There were no significant adjustments made in 1997.

     Acquisition costs for traditional individual life insurance policies are amortized over the premium payment period of the related policies using assumptions consistent with those used in computing policy benefit liabilities. Acquisition costs for group life and health policies are amortized over the lives of the policies in proportion to premium received.

     PRESENT VALUE OF FUTURE PROFITS. The present value of future profits represents the actuarially determined present value of anticipated profits to be realized from annuity and life insurance business purchased. The present value was determined using a discount rate of 12.5%. For annuity contracts, amortization of the present value of future profits is in relation to the present value of the expected gross profits on the contracts, discounted using the interest rate credited to the underlying policies. The change in the present value of future profits is comprised of amortization and an adjustment to amortization for realized gains or losses on investment securities of $(182) and $626 for the years ended December 31, 1999, and 1998, respectively. The present value of future profits is reviewed periodically to determine that the unamortized portion does not exceed expected recoverable amounts. No impairment adjustments were recorded in 1999 or 1998. Present value of future profits is amortized using a model approach that results in volatile amortization patterns. Our best estimate is that, over the next five years, four to seven percent of the balance will be amortized each year.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 1 (continued)

     OTHER ASSETS. Call options on the S&P 500 index are purchased by the Company to hedge the growth in interest credited on equity indexed annuities sold. Premiums paid to purchase these call options are capitalized and included in other assets. Call options are recorded at market value with unrealized gains and losses recorded in income. Realized gains and losses on these instruments are recognized upon termination.

     In December 1997, the Company acquired Washington Mutual, Inc.' s life insurance subsidiaries, WM Life Insurance Company and Empire Life Insurance Company, and Washington Mutual, Inc. agreed to distribute the Company's annuity products through the Washington Mutual, Inc. multi-state banking network. The portion of this transaction relating to the distribution agreement was valued at $35,000 and is being amortized on a straight-line basis over 15 years. The unamortized balance of $30,333 is included in other assets.

     FUTURE POLICY BENEFITS. Liabilities for universal life insurance policies, deferred annuity and pension deposit contracts are equal to the accumulated account value of such policies or contracts as of the valuation date. Liabilities for structured settlement annuities are based on interest rate assumptions using market rates at issue, graded downward over 40 years to a range of 4.5% to 8.75%.

     Liabilities for future policy benefits under traditional individual life insurance policies have been computed on the level premium method using interest, mortality and persistency assumptions based on actual experience modified to provide for adverse deviation. Interest assumptions range from 8.0% graded to 3.25%.

     POLICY AND CONTRACT CLAIMS. The liability for policy and contract claims is established on the basis of reported losses ("case basis" method). Provision is also made for claims incurred but not reported, based on historical experience. The estimates for claims incurred but not reported are continually reviewed and any necessary adjustments are reflected in current operations.

     SEPARATE ACCOUNTS. The Company administers segregated asset accounts for variable annuity and variable universal life clients. The assets of these Separate Accounts, which consist of common stocks, are the property of the Company. The liabilities of these Separate Accounts represent reserves established to meet withdrawal and future benefit payment provisions of contracts with these clients. The assets of the Separate Accounts, equal to the reserves and other contract liabilities of the Separate Accounts, are not chargeable with liabilities arising out of any other business the Company may conduct. Investment risks associated with market value changes are borne by the clients. Deposits, withdrawals, net investment income and realized and unrealized capital gains and losses on the assets of the Separate Accounts are not reflected in the Statements of Consolidated Income. Management fees and other charges assessed against the contracts are included in other revenue.

     FEDERAL INCOME TAXES. The Company and its subsidiaries, except for Empire Life Insurance Company, are included in a consolidated federal income tax return filed by SAFECO Corporation. Tax payments (credits) are made to or received from SAFECO Corporation on a separate tax return filing basis. The Company provides for federal income taxes based on financial reporting income and deferred federal income taxes on temporary differences between financial reporting and taxable income.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 1 (continued)

     NEW ACCOUNTING STANDARD. The Financial Accounting Standards Board (FASB) issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," in June 1998. The FASB also issued Statement 137 in June 1999, which deferred the effective date of Statement 133 to fiscal years beginning after June 15, 2000. The Company will adopt Statement 133 no later than the first quarter of 2001. Statement 133 amends or supersedes several previous FASB statements and requires recognizing all derivatives as either assets or liabilities in the statement of financial position and measuring those instruments at fair value. The impact of Statement 133 is currently being studied. Because of continuing emerging implementation guidelines from the FASB, the effect of Statement 133 on the financial statements has not yet been determined.


2.   ACQUISITIONS AND AGREEMENTS

     In December 1999, the Company acquired D.W. Van Dyke & Co., Inc. and Medical Risk Managers, Inc. for $2,000. The acquisition has been treated as a purchase for accounting purposes. The transaction was financed through internal sources. As part of the agreement, the Company also agreed to pay $11,941 and assume $20,309 in net liabilities for the right to reinsure the policies of Medical Risk Solutions, a division of ING North America Insurance Corporation, until the policy anniversary date. At the anniversary date, the Company will offer its policy as a replacement. The $32,250 total price was capitalized in other assets and will be amortized beginning January 1, 2000, over 15 years.

     In December 1999, the Company entered into an asset acquisition agreement with Sound Benefits Administrators of Wisconsin, Inc., a third party administrator. The agreement allows for the purchase of various assets including, intellectual property, owned personal property, contract rights, accounts receivable and the books and records used in the business. The purchase price is based on the Company's profits from the Select Benefits product and will be adjusted at various dates based on results. The initial payment of $3,800, less the amount attributable to the personal property, will be amortized over 5 years. The value of the personal property is yet to be determined.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


3.   INVESTMENTS

     A summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1999 follows:

                                                                          Gross         Gross                Net          Estimated
                                                         Amortized      Unrealized    Unrealized          Unrealized       Market
                                                            Cost          Gains         Losses            Gain (Loss)      Value
                                                       -------------   ------------  -------------        ------------ -------------
      United States government and
   government agencies and authorities ..............  $    555,847    $    25,921   $    (8,065)          $   17,856   $    573,703
States, municipalities and political subdivisions ...       132,977          7,336        (3,969)               3,367        136,344
Foreign governments .................................        90,852          2,826          (591)               2,235         93,087
Public utilities ....................................     1,413,426         10,474       (45,092)             (34,618)     1,378,808
All other corporate bonds ...........................     5,528,543         35,946      (293,473)            (257,527)     5,271,016
Mortgage-backed securities ..........................     2,913,091         31,406       (74,883)             (43,477)     2,869,614
                                                       -------------   ------------  -------------        ------------ -------------
Total fixed maturities classified as
   available-for-sale ...............................    10,634,736        113,909      (426,073)            (312,164)    10,322,572
Marketable equity securities ........................        10,572          4,672           (39)               4,633         15,205
                                                       -------------   ------------  -------------        ------------ -------------
Total investment securities classified as
   available-for-sale ...............................  $ 10,645,308    $   118,581   $  (426,112)            (307,531)  $ 10,337,777
                                                       -------------   ------------  -------------                     -------------
                                                       -------------   ------------  -------------                     -------------
Deferred policy acquisition costs valuation allowance ..................................................         (225)
      Applicable federal income tax ....................................................................      107,825
                                                                                                          ------------
      Unrealized depreciation of investment securities,
         net of tax, included in shareholder's equity (accumulated other comprehensive income (loss)) .. $   (199,931)
                                                                                                          ------------
                                                                                                          ------------

     A summary of fixed maturities classified as held-to-maturity at December 31, 1999 follows:

                                                                             Gross        Gross          Net         Estimated
                                                               Amortized   Unrealized   Unrealized    Unrealized      Market
                                                                 Cost         Gains       Losses      Gain (Loss)     Value
                                                             ------------  -----------  -----------   -----------  ------------
      United States government and
         government agencies and authorities ..........     $    282,465  $    27,580  $      (743)  $    26,837  $    309,302
      States, municipalities and political subdivisions          140,269        1,684       (6,000)       (4,316)      135,953
      Foreign governments .............................          150,268       19,040           --        19,040       169,308
      Public utilities ................................          415,715       17,957      (13,731)        4,226       419,941
      All other corporate bonds .......................        1,424,007       43,903      (55,647)      (11,744)    1,412,263
      Mortgage-backed securities ......................          320,566       10,961       (6,195)        4,766       325,332
                                                             ------------  -----------  -----------   -----------  ------------
      Total fixed maturities classified as
         held-to-maturity .............................     $  2,733,290  $       121      (82,316)  $    38,809  $  2,772,099
                                                             ------------  -----------  -----------   -----------  ------------
                                                             ------------  -----------  -----------   -----------  ------------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 3 (continued)


     A summary of fixed maturities and marketable equity securities classified as available-for-sale at December 31, 1998 follows:


                                                                      Gross         Gross             Net         Estimated
                                                       Amortized   Unrealized     Unrealized       Unrealized       Market
                                                         Cost         Gains         Losses            Gain          Value
                                                      -----------  -----------    ----------        ----------    ----------
      United States government and
      government agencies and authorities .......... $    592,137 $     85,453  $        (6)       $    85,447   $   677,584
   States, municipalities and political subdivisions      126,136       16,784       (3,191)            13,593       139,729
   Foreign governments .............................      101,106        9,730           --              9,730       110,836
   Public utilities ................................    1,509,636      113,446       (1,957)           111,489     1,621,125
   All other corporate bonds .......................    4,504,120      225,765      (21,633)           204,132     4,708,252
   Mortgage-backed securities ......................    2,885,492      142,633       (3,940)           138,693     3,024,185
                                                      -----------  -----------    ----------        ----------    ----------
   Total fixed maturities classified as
      available-for-sale ...........................    9,718,627      593,811      (30,727)           563,084    10,281,711
   Marketable equity securities ....................       14,665        4,166          (94)             4,072        18,737
                                                      -----------  -----------    ----------        ----------    ----------
   Total investment securities classified as
      available-for-sale ...........................    9,733,292 $    597,977      (30,821)           567,156   $10,300,448
                                                      -----------  -----------    ----------                      ----------
                                                      -----------  -----------    ----------                      ----------
      Deferred policy acquisition costs valuation allowance ................................           (45,108)
      Applicable federal income tax .............................................................     (182,606)
                                                                                                     ----------
      Unrealized appreciation of investment securities,
         net of tax, included in shareholder's equity (accumulated other comprehensive income) .. $    339,442
                                                                                                     ----------
                                                                                                     ----------


     A summary of fixed maturities classified as held-to-maturity at December 31, 1998 follows:


                                                                            Gross       Gross         Net       Estimated
                                                               Amortized  Unrealized  Unrealized   Unrealized    Market
                                                                 Cost       Gains       Losses        Gain       Value
                                                              ----------  ----------  ----------   ----------  ----------
          United States government and
             government agencies and authorities ..........  $  272,104  $  102,409  $       --   $  102,409  $  374,513
          States, municipalities and political subdivisions     127,180      26,403          --       26,403     153,583
          Foreign governments .............................     149,558      48,523          --       48,523     198,081
          Public utilities ................................     416,495      81,036        (239)      80,797     497,292
          All other corporate bonds .......................   1,447,436     243,657      (4,159)     239,498   1,686,934
          Mortgage-backed securities ......................     308,110      40,682          (1)      40,681     348,791
                                                              ----------  ----------  ----------   ----------  ----------
          Total fixed maturities classified as
             held-to-maturity .............................  $2,720,883  $  542,710  $   (4,399)  $  538,311  $3,259,194
                                                              ----------  ----------  ----------   ----------  ----------
                                                              ----------  ----------  ----------   ----------  ----------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 3 (continued)

     The amortized cost and estimated market value of fixed maturities at December 31, 1999, by contractual maturity, are presented below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                Available-for-Sale            Held-to-Maturity
                                                                            ---------------------------  ---------------------------
                                                                                            Estimated                   Estimated
                                                                             Amortized       Market        Amortized      Market
                                                                               Cost           Value          Cost          Value
                                                                            -------------  ------------  -------------  ------------
      Due in one year or less ........................................   $      341,063   $     343,174  $          --  $         --
      Due after one year through five years ..........................        2,581,703       2,554,963              3             3
      Due after five years through ten years .........................        1,206,699       1,163,379         54,473        57,617
      Due after ten years ............................................        3,592,180       3,391,442      2,358,248     2,389,147
      Mortgage-backed securities .....................................        2,913,091       2,869,614        320,566       325,332
                                                                            -------------  ------------  -------------  ------------
           Total ....................................................    $   10,634,736   $  10,322,572  $   2,733,290  $  2,772,099
                                                                            -------------  ------------  -------------  ------------
                                                                            -------------  ------------  -------------  ------------



     At December 31, 1999 and 1998, the Company held below investment grade fixed maturities of $559 million and $438 million at amortized cost, respectively. The respective market values of these investments were approximately $515 million and $444 million. These holdings amounted to 3.9% and 3.3% of the Company's investments in fixed maturities at market value at December 31, 1999 and 1998, respectively.

     Certain fixed maturity securities with an amortized cost of $7,644 and $7,596 at December 31, 1999 and 1998, respectively, were on deposit with various regulatory authorities to meet requirements of insurance and financial codes.

     At December 31, 1999 and 1998, mortgage loans constituted approximately 5.0% and 4.2% of total assets, respectively, and are secured by first mortgage liens on income-producing commercial real estate, primarily in the retail, industrial and office building sectors. The majority of the properties are located in the western United States, with 34% of the total in California. Individual loans generally do not exceed $10 million.

     The carrying value of investments in fixed maturities and mortgage loans that did not produce income during the year ended December 31, 1999 is less than one percent of the total of such investments.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 3 (continued)

      The proceeds from sales of investment securities and related gains and losses for 1999 are as follows:


                                                                        Year Ended December 31, 1999
                                                           -------------------------------------------------------
                                                             Fixed Maturities  Fixed Maturities    Marketable
                                                           Available-for-Sale Held-to-Maturity  Equity Securiities
                                                           ------------------ ---------------- -------------------
Proceeds from sales .......................................  $     683,225   $       6,296   $       5,534
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------

Gross realized gains on sales .............................  $      13,358   $          --   $         947
Gross realized losses on sales ............................        (14,559)         (6,266)             --
                                                              ------------    ------------    ------------

     Realized gains (losses)  on sales ....................         (1,201)         (6,266)            947

Other (Including net gain or loss on calls and redemptions)          2,472             (52)             --
Writedowns (Including writedowns on
    securities subsequently sold) .........................           (600)             --              --
                                                              ------------    ------------    ------------

Total realized gain (loss) ................................  $         671   $      (6,318)  $         947
                                                              ------------    ------------    ------------
                                                              ------------    ------------    ------------


     One fixed maturity security, classified as held-to-maturity, was sold during 1999 due to evidence of a significant deterioration in credit quality. The amortized cost of this security was $12,562, and the loss realized on this sale was $6,266.

     The proceeds from sales of investment securities and related gains and losses for 1998 are as follows:


                                                                                            Year Ended December 31, 1998
                                                                              ------------------------------------------------------
                                                                              Fixed Maturities   Fixed Maturities     Marketable
                                                                              Available-for-Sale Held-to-Maturity Equity Securiities
                                                                              ----------------   ---------------- -----------------
      Proceeds from sales                                                     $       643,539    $        18,235   $           665
                                                                                --------------     --------------    --------------
                                                                                --------------     --------------    --------------

      Gross realized gains on sales                                           $        12,350    $         3,384   $           335
      Gross realized losses on sales                                                     (480)                --                (3)
                                                                                --------------     --------------    --------------

           Realized gains on sales                                                     11,870              3,384               332

      Other (Including net gain or loss on calls and redemptions)                      (1,557)                --                --
      Writedowns (Including writedowns on
          securities subsequently sold)                                                  (433)                --                --
                                                                                --------------     --------------    --------------

      Total realized gain  .                                                  $         9,880    $         3,384   $           332
                                                                                --------------     --------------    --------------
                                                                                --------------     --------------    --------------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 3 (continued)

      One fixed maturity security, classified as held-to-maturity, was sold during 1998 due to restructuring by the bond issuer and the expected significant downgrade resulting from it. This transaction meets the "allowable sale" criteria of FASB Statement 115. The amortized cost of this security was $14,851, and the gain realized on this sale was $3,384.

     The proceeds from sales of investment securities and related gains and losses for 1997 are as follows:


                                                                        Year Ended December 31, 1997
                                                          ------------------------------------------------------
                                                          Fixed Maturities   Fixed Maturities      Marketable
                                                          Available-for-Sale Held-to-Maturity   Equity Securiities
                                                          -----------------  ----------------   ----------------
      Proceeds from sales                                  $       869,091   $            --    $        11,185
                                                             --------------    --------------     --------------
                                                             --------------    --------------     --------------

      Gross realized gains on sales                        $         5,805   $            --    $         6,832
      Gross realized losses on sales                                (9,410)               --               (397)
                                                             --------------    --------------     --------------

           Realized gains (losses) on sales                         (3,605)               --              6,435

      Other (Including net gain on calls and redemptions)            5,074                --                 --
      Writedowns (Including writedowns on
          securities subsequently sold)                               (197)               --                 --
                                                             --------------    --------------     --------------

      Total realized gain .                                $         1,272   $            --    $         6,435
                                                             --------------    --------------     --------------
                                                             --------------    --------------     --------------


     The following summarizes the realized gain before federal income taxes and the net change in unrealized appreciation:

                                                                                        Year Ended December 31
                                                                              ------------------------------------------
                                                                                  1999           1998           1997
                                                                              -------------  ------------   ------------
      Realized gains (losses):
           Fixed maturities                                                 $       (5,647) $      13,264 $        1,272
           Marketable equity securities                                                947            332          6,435
           First mortgage loans on real estate                                          --             --           (900)
           Real estate                                                                  17             16             --
                                                                              -------------   ------------   ------------

             Realized gain (loss) before federal income taxes               $       (4,683) $      13,612 $        6,807
                                                                              -------------   ------------   ------------
                                                                              -------------   ------------   ------------

                                                                                        Year Ended December 31
                                                                              ------------------------------------------
                                                                                  1999           1998           1997
                                                                              -------------  ------------   ------------
      Increase (decrease) in unrealized appreciation/depreciation of:
           Fixed maturities classified as available-for-sale                $     (875,248) $      62,781  $      244,483
           Marketable equity securities                                                561           (829)         (4,372)
           Deferred policy acquisition costs valuation allowance                    44,883         (9,759)        (16,309)
           Applicable federal income tax                                           290,431        (18,268)        (78,330)
                                                                              -------------   ------------    ------------

           Net change in unrealized appreciation/depreciation               $     (539,373) $      33,925  $      145,472
                                                                              -------------   ------------    ------------
                                                                              -------------   ------------    ------------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 3 (continued)

     The following table summarizes the Company's allowance for credit losses on non-affiliated mortgage loans:




                                                                   Year Ended December 31
                                                       -----------------------------------------------
                                                           1999             1998             1997
                                                       ------------     ------------     -------------
      Allowance at beginning of year                $       11,173    $      11,609    $       10,943
      Provision for credit losses                               --               --               900
      Loans charged off as uncollectible                      (392)            (436)             (234)
                                                       ------------     ------------     -------------

      Allowance at end of year                      $       10,781    $      11,173    $       11,609
                                                       ------------     ------------     -------------
                                                       ------------     ------------     -------------


     The allowance includes specific reserves, as well as general reserve amounts. The total investment in impaired loans before any reserve for losses is $589 and $2,496 at December 31, 1999 and 1998, respectively. A specific loan loss reserve has been established for each impaired loan, the total of which is $59 and $250 and is included in the overall allowance of $10,781 and $11,173 at December 31, 1999 and 1998, respectively.


4.   COMMITMENTS AND CONTINGENCIES

     The Company is obligated under a real estate lease with an affiliate, General America Corporation, which expires in 2010. The minimum annual rental commitments under this obligation are $2,485 at December 31, 1999. At December 31, 1999, unfunded mortgage loan commitments approximate $18,699. The Company has no other material commitments or contingencies at December 31, 1999 .


5.   FINANCIAL INSTRUMENTS

     ESTIMATED FAIR VALUES. Fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in developing the estimates of fair value. Accordingly, these estimates are not necessarily indicative of the amount that could be realized in a current market exchange. The use of different market assumptions and/or estimating methodologies may have a material effect on the estimated fair value amounts.

     Carrying value is a reasonable estimate of fair value for cash, policy loans, short-term investments, accounts receivable and other liabilities.

     Fair value amounts for investments in fixed maturities and marketable equity securities are the same as market value. Market value generally represents quoted market prices for securities traded in the public market place or analytically determined values for securities not publicly traded.

     The fair values of mortgage loans have been estimated by discounting the projected cash flows using the current rate at which loans would be made to borrowers with similar credit ratings and for the same maturities.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 5 (continued)

     The fair value of investment contracts with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For investment contracts with no defined maturity, fair value is estimated to be the present surrender value. These investment contracts are included in Funds Held Under Deposit Contracts.

     Estimated fair values of financial instruments at December 31 are as follows:


                                                                     1999                           1998
                                                         -----------------------------  -----------------------------
                                                           Carrying       Estimated       Carrying       Estimated
                                                            Amount        Fair Value       Amount        Fair Value
                                                         -------------  --------------  -------------  --------------
      Financial assets:
           Fixed maturities available-for-sale        $    10,322,572  $   10,322,572  $  10,281,711  $   10,281,711
           Fixed maturities held-to-maturity                2,733,290       2,772,099      2,720,883       3,259,194
           Marketable equity securities                        15,205          15,205         18,737          18,737
           Mortgage loans                                     820,815         749,000        664,427         692,000

      Financial liabilities:
           Funds held under deposit contracts              13,402,480      13,136,000     12,364,937      12,874,000


     Other insurance-related financial instruments are exempt from fair value disclosure requirements.

     DERIVATIVE FINANCIAL INSTRUMENTS. The Company's investments in mortgage-backed securities of $3.2 billion and $3.4 billion, at market values, at December 31, 1999 and 1998, respectively, are primarily residential collateralized mortgage obligations (CMOs), pass-throughs and commercial loan-backed mortgage obligations (CMBS). CMOs and CMBS, while technically defined as derivative instruments, are exempt from derivative disclosure requirements. The Company's investment in CMOs and CMBS comprised of the riskier, more volatile type (e.g., principal only, inverse floaters, etc.) has been intentionally limited to only a small amount, approximately 1% of total mortgage-backed securities at both December 31, 1999 and 1998.

     In 1997, the Company introduced an equity-indexed annuity product that credits the policyholder based on a percentage of the gain in the S&P 500 index. Sales of this product were suspended in the fourth quarter of 1998. A hedging program with the objective to hedge the exposure to changes in the S&P 500 market risk has been established. The program consists of buying and writing S&P 500 options, buying Treasury interest rate futures and trading S&P 500 futures.

     Realized gains and losses on both options and futures are recognized upon termination of the options and future contracts. The Company records futures and options at market value with unrealized gains and losses recorded in policy benefits in current income.

     The balance in other assets for call options purchased was $2,023 and $23,985 at December 31, 1999 and 1998, respectively. The balance of futures contracts at December 31, 1999 and 1998, respectively, was $8,287 and $4,961. At December 31, 1999, the Company had a $5,819 liability for written S&P 500 call options included in other liabilities.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 5 (continued)

     The Company does not enter into financial instruments for speculative purposes. The Company's involvement in other investment-type derivatives is also, intentionally, of a very limited nature. Such derivatives include interest rate swaps on bond investments, currency-linked bonds and fixed-rate loan commitments. Individually, and in the aggregate, these derivatives are not material and thus no additional disclosures are warranted.


6.   REINSURANCE

     The Company protects itself from excessive losses by ceding reinsurance to other companies, using automatic and facultative treaties. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity. Although the reinsurer is liable to the Company to the extent of the reinsurance ceded, the Company remains primarily liable to the policyholder as the direct insurer on all risks reinsured. The Company evaluates the financial condition of its reinsurers to minimize its exposure to losses from reinsurer insolvencies. To the Company's knowledge, none of its reinsurers is experiencing financial difficulties.

     Reinsurance Recoverables are comprised of the following amounts:


                                                                 December 31
                                                          ---------------------------
                                                              1999          1998
                                                          ------------  -------------

      Unpaid losses and adjustment expense .............  $       767  $          248
      Paid claims ......................................        1,179           1,347
      Life policy liabilities ..........................       35,695          30,677
      Other reinsurance recoverables ...................          121              82
                                                          ------------   -------------

           Total reinsurance recoverables              $       37,762  $       32,354
                                                          ------------   -------------
                                                          ------------   -------------


     The effects of reinsurance on the premium and policy benefit amounts in the Statements of Consolidated Income are as follows:


                                                                           Year Ended December 31
                                                                 ------------------------------------------
                                                                     1999           1998          1997
                                                                 ------------   ------------  -------------
      Reinsurance Ceded:
           Premiums                                            $     (21,216)  $      (16,479)  $      (13,305)
                                                                -------------   --------------   --------------
                                                                -------------   --------------   --------------
           Policy benefits                                     $      (9,347)  $      (7,162)   $       (7,853)
                                                                -------------   --------------   --------------
                                                                -------------   --------------   --------------
      Reinsurance Assumed:
           Premiums                                            $         697   $         876    $          180
                                                                -------------   --------------   --------------
                                                                -------------   --------------   --------------
           Policy benefits                                     $       2,464   $       3,487    $        2,902
                                                                -------------   --------------   --------------
                                                                -------------   --------------   --------------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


7.   STATUTORY BASIS INFORMATION

     The Company and its subsidiaries are required to file annual statements with state regulatory authorities prepared on an accounting basis as prescribed or permitted by such authorities (statutory basis). Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     Statutory net income differs from income reported in accordance with generally accepted accounting principles primarily because policy acquisition costs are expensed when incurred, reserves are based on different assumptions and income tax expense reflects only taxes paid or currently payable. The net income reported in the Statements of Consolidated Income for the year ended December 31, 1997, does not include the net income of either WM Life Insurance Company or Empire Life Insurance Company, as their acquisition was effective December 31, 1997.

     Statutory net income and capital and surplus, by company, are as follows:


                                                                                         Year Ended December 31
                                                                                -----------------------------------------
                                                                                    1999          1998           1997
                                                                                ------------  -------------  ------------
      Statutory Net Income:
           SAFECO Life Insurance Company ................................   $       91,666  $       64,599  $      95,012
           SAFECO National Life Insurance Company .......................            1,121           1,012          1,322
           First SAFECO National Life Insurance Company of New York .....              751             576            314
           Empire Life Insurance Company ................................              596           1,799             --
                                                                               ------------   -------------   ------------

                Total ...................................................   $       94,134  $       67,986  $      96,648
                                                                               ------------   -------------   ------------
                                                                               ------------   -------------   ------------

                                                                                              December 31
                                                                                -----------------------------------------
                                                                                   1999           1998            1997
                                                                               ------------   -------------   ------------
      Statutory Capital and Surplus:
           SAFECO Life Insurance Company and Subsidiaries ...............    $      637,522  $      576,791  $     672,230
                                                                               ------------   -------------   ------------
                                                                               ------------   -------------   ------------


     The Company has received written approval from the Washington State Insurance Department to treat certain loans (all made at market rates) to related SAFECO Corporation subsidiaries as admitted assets. The allowance of such loans has not materially enhanced surplus at December 31, 1999.


8.   DIVIDEND RESTRICTIONS

     Insurance companies are restricted by certain states as to the amount of dividends they may pay within a given calendar year to their parent without regulatory consent. Under insurance regulations of the state of Washington, the restriction is the greater of statutory net gain from operations for the previous year or 10% of policyholder surplus at the close of the previous year, subject to a maximum limit equal to statutory earned surplus. The amount of retained earnings available for the payment of dividends to SAFECO Corporation without prior regulatory approval was $73,428 at December 31, 1999.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


9.   EMPLOYEE BENEFIT PLANS

     SAFECO Corporation and subsidiary companies (the Companies) sponsor defined contribution, defined benefit and profit sharing bonus plans covering substantially all employees. The defined contribution plans include profit sharing retirement plans and a 401(k) savings plan. A cash balance defined benefit plan covering substantially all employees provides benefits for each year of service after 1988, based on the employee's compensation level plus a stipulated rate of return on the benefit balance. It is SAFECO Corporation's policy to fund the defined benefit plan on a current basis to the full extent deductible under federal income tax regulations. The cost of these plans to the Company was $2,479, $6,070 and $7,531 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Companies also provide certain healthcare and life insurance benefits ("other postretirement benefits") for retired employees. Substantially all employees may become eligible for these benefits if they reach retirement age while working for the Companies. The cost of these benefits is shared with the retiree. Net periodic other postretirement benefit costs for the Company were $1,091, $510 and $392 in 1999, 1998 and 1997, respectively. The accrued postretirement benefit cost recorded in the balance sheet was $6,634 and $5,544 at December 1999 and 1998, respectively.


10.  INCOME TAXES

     The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

     Differences between income tax computed by applying the U.S. federal income tax rate of 35% to income before income taxes and the provision for federal income taxes are not material.

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 10 (continued)

     The tax effect of temporary differences which give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                                                          December 31
                                                                                                  ---------------------------
                                                                                                      1999           1998
                                                                                                  ------------   ------------
      Deferred tax assets:
         Discounting of loss and adjustment expense reserves .............................      $         463  $          340
         Uncollected premium adjustment ..................................................              3,303           2,963
         Adjustment to life policy liabilities ...........................................             50,646          37,821
         Capitalization of policy acquisition costs ......................................             61,087          46,046
         Postretirement benefits .........................................................              2,322           1,940
         Realized capital losses .........................................................              3,114           3,461
         Guarantee fund assessments ......................................................              1,681           2,696
         Intercompany sale of securities .................................................              1,009              --
         Unrealized depreciation of investment securities (Net of deferred policy
              acquisition costs valuation allowance:   $79) ..............................            107,714              --
         Other ...........................................................................              1,610           3,105
                                                                                                  ------------    ------------

             Total deferred tax assets ..................................................            232,949          98,372
                                                                                                  ------------    ------------

      Deferred tax liabilities:
         Deferred policy acquisition costs ..............................................              93,119          90,346
         Present value of future profits ................................................               4,109           4,327
         Bond discount accrual ..........................................................              17,180          19,587
         Right to Reinsure ..............................................................              11,039              --
         Unrealized appreciation of investment securities (Net of deferred policy
              acquisition costs valuation allowance:   $15,788) .........................                  --         182,717
         Other ..........................................................................               1,049           1,139
                                                                                                  ------------    ------------

             Total deferred tax liabilities .............................................             126,496         298,116
                                                                                                  ------------    ------------

             Net deferred tax (asset) liability .........................................       $    (106,453) $      199,744
                                                                                                  ------------    ------------
                                                                                                  ------------    ------------


     The following table reconciles the deferred tax benefit in the Statements of Consolidated Income to the change in the deferred tax liability in the balance sheet for the year ended December 31:


                                                                                1999            1998           1997
                                                                            ------------    ------------   ------------
      Deferred tax benefit ............................................... $      (15,766)  $     (1,359)  $      (4,689)

      Net deferred tax liability acquired in acquisitions ................             --          3,539           2,008

      Deferred tax changes reported in shareholder's equity:
           Increase (decrease) in liability related to unrealized
                appreciation or depreciation of investment securities ....       (306,140)        21,684          84,037

           (Increase) decrease in liability related to deferred
                policy acquisition costs valuation allowance .............         15,709         (3,416)         (5,708)
                                                                              ------------   ------------    ------------

      Increase (decrease) in net deferred tax liability .................. $     (306,197)  $     20,448  $       75,648
                                                                              ------------   ------------    ------------
                                                                              ------------   ------------    ------------

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


11.  SEGMENT DATA

     The Company's reportable business segments are strategic business units that offer distinctive products marketed through independent agents in various distribution channels.

     The Company has five reportable segments: Individual, Retirement Services, Settlement Annuities, Group and Corporate. Individual issues traditional, term and universal life insurance policies. Retirement Services issues fixed and variable deferred annuity products. Settlement Annuities issues immediate annuities for structured pay out situations. Group issues excess loss health insurance to companies that have self-insured medical plans. The Corporate segment is used to retain profits from the four product lines and pay dividends to the parent company, SAFECO Corporation.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Company management evaluates performance based on operating profit or loss before income taxes.


                                                       Year Ended December 31, 1999
                               --------------------------------------------------------------------------------
                                                                        Retirement  Settlement
                                  Individual  Services     Annuities      Group      Corporate     Total

Revenue
    Premiums .................     $62,409  $       536   $       --   $  193,797   $       --   $ 256,742
    Net Investment Income ....     113,830      410,908      486,561        1,845       71,222   1,084,366
    Other Revenue ............       3,808       32,348           29           --           --      36,185
                                  --------  -----------  -----------   ----------    ---------   ---------
       Total Revenue .........     180,047      443,792      486,590      195,642       71,222   1,377,293

Expenses
    Policy Benefits ..........     134,700      310,495      422,925      157,113           --   1,025,233
    Commissions ..............      10,237       24,255       11,764       29,149          150      75,555
    Amortization of Deferred
       Policy Acquisition Costs
       and Present Value of
       Future Profits ........       5,447       24,979           --        4,407           --      34,833
    Write-off of Deferred Policy
      Acquisition Costs ......          --       12,993           --           --           --      12,993
    Deferral of Policy Acquisition
       Costs .................     (25,698)     (18,932)          --       (8,368)          --     (52,998)
    Other Expenses ...........      47,378       37,452        9,640       32,849        2,333     129,652
                                  --------  -----------  -----------   ----------    ---------   ---------
       Total Expenses and
          Policy Benefits ....     172,064      391,242      444,329      215,150        2,483   1,225,268
                                  --------  -----------  -----------   ----------    ---------   ---------

Income (Loss) From
  Insurance Operations .......       7,983       52,550       42,261      (19,508)      68,739     152,025

Realized Investment Gain (Loss)        325       (1,031)      (5,927)         295        1,655      (4,683)
                                  --------  -----------  -----------   ----------    ---------   ---------
Income (Loss) before Federal
  Income Taxes ...............     $ 8,308  $    51,519   $   36,334   $  (19,213)  $   70,394   $ 147,342
                                  --------  -----------  -----------   ----------    ---------   ---------
                                  --------  -----------  -----------   ----------    ---------   ---------
                                                                   December 31, 1999
                                       --------------------------------------------------------------------------------
                                                     Retirement    Settlement
                                       Individual     Services      Annuities      Group       Corporate       Total
                                       -----------   -----------   -----------   -----------   -----------  -------------
Assets
   Total Investments ............     $  1,946,604  $  5,624,219  $  5,879,843  $    14,534  $    873,904  $   14,339,104
   Assets Held in
     Separate Accounts ..........          126,908     1,276,340            --           --            --       1,403,248
   Total Assets .................        2,308,863     7,204,831     6,010,669      104,749       921,476      16,550,588

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 11 (continued)

                                                            Year Ended December 31, 1998
                                     ---------------------------------------------------------------------------
                                                 Retirement  Settlement
                                    Individual   Services    Annuities      Group     Corporate      Total
                                   -----------  ----------- ------------- ---------- ------------- ---------
Revenue
    Premiums ..................... $    50,563  $       698 $         --  $   203,149 $         -- $   254,410
    Net Investment Income ........      69,267      411,661      449,313        2,695       72,525   1,005,461
    Other Revenue ................       3,509       24,483           77           --           --      28,069
                                   ------------ ----------- ------------  ----------- ------------ -----------
       Total Revenue .............     123,339      436,842      449,390      205,844       72,525   1,287,940

Expenses
    Policy Benefits ..............      84,004      349,834      399,130      161,113           --     994,081
    Commissions ..................      10,864       46,236       12,211       25,639          300      95,250
    Amortization of Deferred
       Policy Acquisition Costs
       and Present Value of
       Future Profits ............       8,438       30,576           --        3,852           --      42,866
    Write-off of Deferred Policy
      Acquisition Costs and
      Other Write-offs ...........      11,500       32,300           --           --        3,000      46,800
    Deferral of Policy Acquisition
       Costs .....................     (18,610)     (42,788)          --       (4,546)          --     (65,944)
    Other Expenses ...............      37,782       40,177        7,398       33,919        2,333     121,609
                                   ------------ ----------- ------------  ----------- ------------ -----------
       Total Expenses and
          Policy Benefits ........     133,978      456,335      418,739      219,977        5,633   1,234,662
                                   ------------ ----------- ------------  ----------- ------------ -----------

Income (Loss) From
  Insurance Operations ...........     (10,639)     (19,493)      30,651      (14,133)      66,892      53,278

Realized Investment Gain .........         828        4,304           --           --        8,480      13,612
                                   ------------ ----------- ------------  ----------- ------------ -----------
Income (Loss) before
  Federal Income Taxes ........... $    (9,811)  $  (15,189)  $   30,651  $   (14,133) $    75,372  $   66,890
                                   ------------ ----------- ------------  ----------- ------------ -----------
                                   ------------ ----------- ------------  ----------- ------------ -----------


                                                                             December 31, 1998
                                                   --------------------------------------------------------------------------------
                                                           Retirement   Settlement
                                            Individual      Services     Annuities        Group       Corporate        Total
                                           ------------   -----------   -----------    -----------   -----------    ------------
Assets
  Total Investments ..................... $   1,075,256  $  5,761,722  $  5,877,496   $     39,918   $  1,056,042   $  13,810,434
  Assets Held in
   Separate Accounts ...................         98,715     1,102,420            --             --             --       1,201,135
  Total Assets ..........................     1,307,561     7,195,140     5,971,534         90,125      1,093,684      15,658,044

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


Note 11 (continued)

                                                            Year Ended December 31, 1997
                                   --------------------------------------------------------------------------------
                                                  Retirement  Settlement
                                    Individual    Services    Annuities     Group      Corporate        Total
                                   ------------ ----------- ------------ -----------  -----------   ------------
Revenue
    Premiums .....................  $   46,873  $        --  $       --  $    193,722 $          --  $     240,595
    Net Investment Income ........      55,431      355,550     420,095         2,737        74,103        907,916
    Other Revenue ................       3,531       18,102         117             1            --         21,751
                                    ----------  -----------  ----------  ------------ -------------  -------------
       Total Revenue .............     105,835      373,652     420,212       196,460        74,103      1,170,262

Expenses
    Policy Benefits ..............      69,611      278,525     368,854       127,936            --        844,926
    Commissions ..................       9,979       38,337      20,060        24,855           450         93,681
    Amortization of Deferred
       Policy Acquisition Costs
       and Present Value of
       Future Profits ............       6,615       26,613          --         3,718            --         36,946
    Deferral of Policy Acquisition
       Costs .....................     (15,275)     (33,452)         --        (4,341)           --        (53,068)
    Other Expenses ...............      32,494       36,677       5,803        31,985            --        106,959
                                    ----------  -----------  ----------  ------------ -------------  -------------
       Total Expenses and
          Policy Benefits ........     103,424      346,700     394,717       184,153           450      1,029,444
                                    ----------  -----------  ----------  ------------ -------------  -------------
Income From
  Insurance Operations ...........       2,411       26,952      25,495        12,307        73,653        140,818

Realized Investment Gain (Loss) ..        (472)       1,601          --            --         5,678          6,807
                                    ----------  -----------  ----------  ------------ -------------  -------------

Income before Federal
  Income Taxes ................... $     1,939  $    28,553  $   25,495 $      12,307  $     79,331     $  147,625
                                    ----------  -----------  ----------  ------------ -------------  -------------
                                    ----------  -----------  ----------  ------------ -------------  -------------


                                                                           December 31, 1997
                                               --------------------------------------------------------------------------------
                                                                          Retirement     Settlement
                                               Individual    Services      Annuities        Group      Corporate         Total
                                              ------------  -----------   ------------   -----------   -----------    ------------
Assets
  Total Investments .................       $     903,487  $  5,503,066  $   5,516,799  $     38,107  $    935,967   $  12,897,426
  Assets Held in
    Separate Accounts ...............              69,071       836,346             --            --            --         905,417
  Total Assets ......................           1,110,541     6,833,146      5,610,901        83,293       984,576      14,622,457

SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All dollar amounts in thousands, unless otherwise stated)


12.  IMPACT OF YEAR 2000 (Unaudited)

     The Companies believe that their program to address Year 2000 issues is comprehensive and on schedule, and as of February 11, 2000, the Companies have not experienced any material Year 2000 complications. The Companies, like most other companies, have been concerned that some of their computer programs have or had time sensitive logic that typically recognizes a date using "00" as the year 1900 rather than the year 2000. The Companies are highly dependent on automated systems and systems applications that use computer programs to conduct ongoing operations. Such systems are used to process claims, bill and collect premiums from customers, manage investments and many other activities. If these systems were unable to process data accurately because of Year 2000-related failures, these activities would be interrupted and could have a material adverse effect on the Companies' results of operations.

     The Companies completed various assessments of Year 2000 issues in connection with their computer systems and the technology embedded in the equipment they use, prior to December 31, 1999. The Companies began modifying and replacing portions of their systems in 1995 so that the system modified or replaced would be suitable for use before, during and after the year 2000 with no significant operational problems related to its ability to process dates correctly ("Year 2000 ready"). In addition, the Companies engaged in a regular program of testing and running the systems once Year 2000 programming changes were made. This testing included trials at the Companies' hot site, a location provided and maintained by a third party separate from any of the Companies' facilities.

     The total Year 2000 readiness cost for the Companies approximated $18 million, and as of February 11, 2000, the Companies had incurred all of this amount. These amounts have included both modification costs, which were expensed as incurred, and certain replacement systems costs, some of which were capitalized and amortized. All of the Companies' existing systems were internally verified as being Year 2000 ready as of December 31, 1999, and the program of testing and running the systems after Year 2000 programming changes have been made has been completed.

     The Companies have worked with their third-party partners and vendors, e.g., its independent insurance agents, local and long distance telephone companies, banks and securities trading firms, to assure that they were on schedule to detect and fix any Year 2000 problems which might affect the Companies' systems or business processes. The Companies have assessed and attempted to mitigate risks with respect to the failure of any mission critical third-party partners and vendors to be Year 2000 ready. Where applicable, this effort included physically testing their common interfaces. Failure of such parties to be Year 2000 ready could have a material adverse effect on the Companies' results of operations. As of February 11, 2000, the Companies are not aware of any of their third party partners or vendors experiencing any Year 2000 problems that would materially impact the Companies' systems or business processes.

                            SAFECO SEPARATE ACCOUNT C
                                     PART C
                                OTHER INFORMATION



ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

a. FINANCIAL STATEMENTS: The following audited financial statements of SAFECO Separate Account C and SAFECO Life Insurance Company are included in the Statement of Additional Information of this Registration
       Statement:

       REGISTRANT:
           Statement of Assets and Liabilities as of December 31, 1999. Statements of Operations and Changes in Net Assets for the Year or Period Ended December 31, 1999 and 1998.
           Notes to Financial Statements.

       SAFECO LIFE INSURANCE COMPANY AND SUBSIDIARIES:
           Consolidated Balance Sheets as of December 31, 1999 and 1998. Statements of Consolidated Income for the years ended December 31, 1999, 1998 and 1997.
           Consolidated Statements of Changes in Shareholder's Equity for the years ended December 31, 1999, 1998 and 1997.
           Statements of Consolidated Comprehensive Income (Loss) for the years ended December 31, 1999, 1998 and 1997.
           Statements of Consolidated Cash Flows for the years ended December 31, 1999, 1998 and 1997.
           Notes to Consolidated Financial Statements.

b.     EXHIBITS


EXHIBIT NUMBER                     DESCRIPTION OF DOCUMENT
       1.         Resolution of Board of Directors of SAFECO authorizing the establishment of the Separate Account.  1/

       2.         Not Applicable.

       3.    (i)  Form of Principal Underwriter's Agreement.  1/
             (ii) Selling Agreement.   2/

       4.    (i)  Individual Flexible Premium Deferred Variable
                  Annuity Contract.

       5.         Application for Annuity Contract.

       6.    (i)  Copy of Articles of Incorporation of SAFECO.  1/
             (ii) Copy of the Bylaws of SAFECO.  1/

       7.         Not Applicable.

       8.a.  (i)  Fund Participation Agreement (Scudder).  2/
             (ii) Reimbursement Agreement (Scudder).  2/
             (iii)Participating Contract and Policy Agreement (Scudder).  2/
             (iv) Services Agreement (Scudder).  6/

       8.b.       Participation Agreement by and among SAFECO Life Insurance Company,
                  Federated Insurance Series, on behalf of the Federated High Income


                  Bond Fund II, Federated International Equity Fund II, Federated
                  Utility Fund II, Federated Securities Corp. and Federated Advisers.  3/

       8.c.       Participation Agreement by and among SAFECO Life Insurance
                  Company, TCI Portfolios, Inc. and/or Adviser for TCI Balanced Fund and
                  TCI International Fund.  (TCI has since changed its name to American Century).  4/

       8.d.       Form of Participation Agreement (Fidelity).  5/

       8.e.       Participation Agreement by and among INVESCO Variable Investment Funds, Inc.,
                  INVESCO Funds Group, Inc. and SAFECO Life Insurance Company.  6/

       8.f.       Form of Participation Agreement (AIM).  8/

       8.g.       Form of Participation Agreement (Dreyfus).  8/

       8.h.       Form of Participation Agreement (Franklin Templeton).  8/

       8.i.       Form of Participation Agreement (J.P. Morgan).  8/

       9.         Opinion and Consent of Counsel.  9/

       10.        Consent of Independent Auditors.

       11.        Not Applicable.

       12.        Not Applicable.

       13.        Calculation of Performance Information.  3/

       14.        Power of Attorney.  8/

       15.        Representation of Counsel.

1/ Incorporated by reference to SAFECO Separate Account C's registration statement filed on Form N-4, filed with the Securities and Exchange Commission on June 16, 1995. (Files No. 33-60331 and 811-8052).

2/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on December 29, 1995 (File No. 33-69712).

3/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on April 29,1996 (File No. 33-69712).

4/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on April 29, 1996 (File No. 33-60331).

5/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account SL filed with the SEC on April 30, 1997 (File No. 33-10248).

6/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on May 1, 1998 (File No. 33-69712).

7/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on April 30, 1999 (File No. 33-69712).

8/ Incorporated by reference to Post-Effective Amendment of SAFECO Separate Account C filed with the SEC on or about April 28, 2000 (File No. 33-69712).

9/ Incorporated by reference to Registrant's Initial Registration filed with the SEC on July 17, 2000 (File No. 333-41622)

ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

Set forth below is a list of each director and officer of SAFECO Life Insurance Company ("SAFECO") who is engaged in activities relating to SAFECO Separate Account C or the variable annuity contracts offered through SAFECO Separate Account C. Unless otherwise indicated the principal business address of all officers or directors listed is 5069 154th Place N.E., Redmond, Washington 98052.

       NAME                                POSITION WITH SAFECO
*      Roger H. Eigsti                     Director, Chairman of the Board

       Randall H. Talbot                   Director, President

*      Boh A. Dickey                       Director

       Roger F. Harbin                     Executive Vice President, Actuary

*      Rod A. Pierson                      Director, Senior Vice President,
                                           Secretary

*      Donald S. Chapman                   Director

*      James W. Ruddy                      Director

**     Dale E. Lauer                       Director

       Leslie J. Brandli                   Vice President, Controller,
                                           Assistant Secretary

       Michael J. Kinzer                   Vice President, Chief Actuary

***    Ronald L. Spaulding                 Director, Vice President, Treasurer

       Jean Liebmann                       Actuary

       George C. Pagos                     Associate General Counsel,
                                           Vice President, Assistant
                                           Secretary

* The principal business address of these officers and directors is SAFECO Plaza, Seattle, WA 98185.
** The principal business address of Dale E. Lauer is 500 N. Meridian Street, Indianapolis, IN 46204.
*** The principal business address of Ronald L. Spaulding is 601 Union Street, Suite 2500, Seattle, WA 98101-4074.


ITEM 26.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE
DEPOSITOR OR REGISTRANT

SAFECO Life Insurance Company ("SAFECO") established SAFECO Separate Account C ("Registrant") by resolution of its Board of Directors pursuant to Washington law. SAFECO is a wholly owned subsidiary of SAFECO Corporation, which is a publicly owned company. Both companies were organized under Washington law. SAFECO Corporation, a Washington Corporation, owns 100% of the following Washington corporations: SAFECO Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, SAFECO Life Insurance Company, SAFECO Assigned Benefits Service Company, SAFECO Administrative Services, Inc., SAFECO Properties Inc., SAFECO Credit Company, Inc., SAFECO Asset Management Company, SAFECO Securities, Inc., SAFECO Services Corporation, SAFECO Trust Company and General America Corporation. SAFECO Corporation owns 100% of SAFECO National Insurance Company, a Missouri corporation, SAFECO Insurance Company of Illinois, an Illinois corporation, SAFECO U.K. Limited, a corporation organized under the laws of the United Kingdom, and American States Insurance Company, American Economy Insurance Company, and American States Preferred Insurance Company, each an Indiana corporation. General Insurance Company of America owns 100% of SAFECO Insurance Company of Pennsylvania, a Pennsylvania corporation. SAFECO Insurance Company of America owns 100% of SAFECO Surplus Lines Insurance Company, a Washington corporation, and SAFECO Management Company, a New York corporation. SAFECO Life Insurance Company owns 100% of SAFECO National Life Insurance Company, a Washington corporation, First
SAFECO National Life Insurance Company of New York, a New York corporation, American States Life Insurance Company, an Indiana corporation, and D.W. Van Dyke & Co., Inc., a Delaware corporation. SAFECO Life Insurance Company owns 15% of Medical Risk Managers, Inc., a Delaware corporation. SAFECO Insurance Company of Illinois owns 100% of Insurance Company of Illinois, an Illinois corporation. American Economy Insurance Company owns 100% of American States Insurance Company of Texas, a Texas corporation. SAFECO Administrative Services, Inc. owns 100% of Employee Benefit Claims of Wisconsin, Inc. and Wisconsin Pension and Group Services, Inc., each a Wisconsin corporation. General America Corporation owns 100% of SAFECO Investment Services, Inc.,
F.B. Beattie & Co., Inc., and Talbot Financial Corporation, each a Washington corporation, General America Corp. of Texas, a Texas corporation, SAFECO
Select Insurance Services, Inc., a California corporation, and R.F. Bailey Holdings Limited, a U.K. corporation. F.B. Beattie & Co., Inc. owns 100% of F.B. Beattie Insurance Services, Inc., a California corporation. General America Corp. of Texas is Attorney-in-fact for SAFECO Lloyds Insurance
Company and American States Lloyds Insurance Company, both Texas corporations. R.F. Bailey Holdings Limited owns 100% of R.F. Bailey (Underwriting Agencies) Limited, a U.K. corporation. Talbot Financial Corporation owns 100% of Talbot Agency, Inc., a New Mexico corporation.
SAFECO Properties Inc. owns 100% of the following corporations: SAFECARE Company, Inc. and Winmar Company, Inc. SAFECARE Company, Inc. owns 100% of the following, each a Washington corporation: S.C. Bellevue, Inc., S.C. Marysville, Inc. Winmar Company, Inc. owns 100% of the following: Winmar
Metro, Inc., Winmar Redmond, Inc. and Winmar of Kitsap, Inc., each a
Washington corporation, and Capitol Court Corp., a Wisconsin corporation,
SCIT, Inc., a Massachusetts corporation, Winmar Oregon, Inc., an Oregon corporation, Winmar of Texas, Inc., a Texas corporation, and Winmar of the Desert, Inc., a California corporation. Winmar Oregon, Inc. owns 100% of the following, each an Oregon corporation: North Coast Management, Inc., Pacific Surfside Corp., Winmar of Jantzen Beach, Inc. and W-P Development, Inc.

No person is directly or indirectly controlled by Registrant.

All subsidiaries are included in consolidated financial statements. In addition SAFECO Life Insurance Company files a separate financial statement in connection with its issuance of products associated with its registration statement.


ITEM 27. NUMBER OF CONTRACT OWNERS

As of September 30, 2000, there were 24,846 Contract Owners of the Registrant.

ITEM 28.  INDEMNIFICATION

Under its Bylaws, SAFECO, to the full extent permitted by the Washington Business Corporation Act, shall indemnify any person who was or is a party to any proceeding (whether brought by or in the right of SAFECO or otherwise) by reason of the fact that he or she is or was a director of SAFECO, or, while a director of SAFECO, is or was serving at the request of SAFECO as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with such proceeding.

SAFECO shall extend such indemnification as is provided to directors above to any person, not a director of SAFECO, who is or was an officer of SAFECO or is or was serving at the request of SAFECO as a director, officer, partner, trustee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan. In addition, the Board of Directors of SAFECO may, by resolution, extend such further indemnification to an officer or such other person as may to it seem fair and reasonable in view of all relevant circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SAFECO pursuant to such provisions of the bylaws or statutes or otherwise, SAFECO has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SAFECO of expenses incurred or paid by a director, officer or controlling person of SAFECO in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Contracts issued by the Separate Account, SAFECO will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.



ITEM 29.  PRINCIPAL UNDERWRITERS

a. SAFECO Securities, Inc., the principal underwriter for the Contracts, also acts as the principal underwriter for SAFECO's Individual Flexible Premium Variable Life Insurance Policies and Group Variable Annuity Contracts.

b. The following information is provided for each principal officer and director of the principal underwriter:

              Name and Principal          Positions and Offices
              Business Address            with Underwriter
              -----------------           ---------------------
       *      Rod A. Pierson              Director
       **     Ronald Spaulding            Director
       ***    David F. Hill               Director, President
       ***    David Longhurst             Vice President, Controller, Treasurer,
                                          Financial Principal and Secretary

       * The principal business address for Rod A. Pierson is SAFECO Plaza, Seattle, WA 98185.
       ** The principal business address for Ronald Spaulding is 601 Union Street, Suite 2500, Seattle, WA 98101-4074.
       *** The principal business address for David F. Hill and Dave Longhurst is 10865 Willows Road NE, Redmond, Washington 98052.

c. During the fiscal year ended December 31, 1999, SAFECO Investment Services, Inc., through SAFECO Securities, Inc., received $5,597,335 in commissions for the distribution of certain annuity contracts sold in connection with Registrant of which no payments were retained. SAFECO Investment Services, Inc. did not receive any other compensation in connection with the sale of Registrant's contracts.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS

SAFECO Life Insurance Company at 5069 154th Place N.E., Redmond, Washington 98052, and/or SAFECO Asset Management Company at 10865 Willows Road N.E., E-2, Redmond, Washington 98052 maintain physical possession of the accounts, books or documents of the Separate Account required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.

ITEM 31.  MANAGEMENT SERVICES

Not Applicable

ITEM 32.  UNDERTAKINGS

1. Registrant hereby represents that it is relying upon a No-Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

       a. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

       b. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

       c. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

       d. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of
              (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.

       e. Pursuant to Section 26(e) of the Investment Company Act of 1940, Depositor represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

2. In connection with the offer of Registrant's Contracts to Participants in the Texas Optional Retirement Program, Registrant represents it is relying upon Rule 6c-7 under the Investment Company Act of 1940 and that subparagraphs (a)-(d) of Rule 6c-7 have been complied with as of the effective date of Registrant's Pre-Effective Amendment No. 1.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets the requirements of Securities Act Rule 485(a) for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf, in the City of Seattle, and State of Washington on this 6th day of October, 2000.

                              SAFECO SEPARATE ACCOUNT C
                              -------------------------
                                     Registrant

                              By: SAFECO LIFE INSURANCE COMPANY
                                  -----------------------------

                              By:  /S/ RANDALL H. TALBOT
                                  ----------------------------
                                  Randall H. Talbot, President


                                  SAFECO LIFE INSURANCE COMPANY
                                  -----------------------------
                                           Depositor


                              By:  /S/ RANDALL H. TALBOT
                                   ----------------------------
                                   Randall H. Talbot, President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Name                                        Title                              Date
----                                        -----                              ----
DONALD S. CHAPMAN*                          Director
------------------------------
Donald S. Chapman


/S/ BOH A. DICKEY                           Director
------------------------------
Boh A. Dickey


R. H. EIGSTI*                               Director and Chairman
------------------------------
R. H. Eigsti


LESLIE J. BRANDLI*                          Vice President, Controller and
------------------------------              Assistant Secretary (Principal
Leslie J. Brandli                           Accounting Officer)

RONALD SPAULDING*                           Director,  Vice
------------------------------              President and Treasurer
Ronald Spaulding


ROD A. PIERSON*                             Director, Senior Vice
------------------------------              President and Secretary
Rod Pierson


JAMES W. RUDDY*                             Director
------------------------------
James W. Ruddy


DALE E. LAUER*                              Director
------------------------------
Dale E. Lauer


/S/ RANDALL H. TALBOT                       Director and President
------------------------------              (Principal Executive Officer)
Randall H. Talbot





                                            *By:   /S/ BOH A. DICKEY
                                                   -----------------
                                                   Boh A. Dickey
                                                   Attorney-in-Fact


                                            *By:   /S/ RANDALL H. TALBOT
                                                   ---------------------
                                                   Randall H. Talbot
                                                   Attorney-in-Fact

                                   EXHIBIT INDEX


EXHIBIT NUMBER                 DESCRIPTION

99.4.(i)                       Individual Flexible Premium Deferred Variable Annuity Contract


99.5                           Application for Annuity Contract


99.10                          Consent of Independent Auditors


99.15                          Representation of Counsel